Exhibit I

Exhibit I Preface Shareholders unanimously approved capital increase of EUR 10 billion, to be fully paid-in Highlights of financial developments at the EIB in 2012 Overview The strategy in the Corporate Operational Plan (COP) for 2012-2014, approved in December 2011, was to stabilise financial ratios by reducing activity from the extraordinary levels undertaken since 2009 back to historical levels and strengthening revenue generation and hence the capital base. Subsequently, in view of the deterioration of the economic environment, shareholders explored ways to enable the EIB to do more to contribute to economic recovery in Europe, without compromising the EIB’s financial strength. Consequently, shareholders unanimously decided on a EUR 10 billion fully paid-in capital increase. This will enable the EIB to provide up to EUR 60 billion in additional long-term lending for economically viable projects within the European Union over the next few years, while also supporting certain key financial ratios, including capital adequacy and leverage. This decision was first recommended by the Heads of State and Government in June 2012 and was approved with effect from 31 December 2012. A total of 91.6% of the capital is expected to be paid by 31 March 2013, with the remainder to be paid in two equal tranches on 31 March 2014 and 31 March 2015. The paid-in portion of

Preface the capital is thus due to increase from EUR 11.6 billion to EUR 21.6 billion, nearly doubling the paid-in amount and representing a sizeable increase in own funds (of about a quarter). This paid-in contribution of capital is a strong demonstration of shareholder support for the EIB, especially given the challenging economic environment experienced in many parts of Europe. In 2012, the Bank’s profitability remained on an ascending path, with net profit for the year at EUR 2.74 billion (EUR 2.29 billion in 2011 — an increase of 19.6%), or EUR 2.53 billion before exceptional items(1). Own funds reached EUR 55.2 billion (after allowing for the EUR 10 billion capital increase, booked as a receivable at year end). There was an increase in specific provisioning of EUR 149 million (to EUR 342 million) relating to impaired operations. The share of impaired operations remained low at 0.3% of the portfolio (2011: 0.1%). These results point to the enduring high quality of the loan portfolio, and reflect well on the Bank’s prudent risk policy guidelines and due dilligence practice. The capital adequacy (CAD) ratio computed by the Bank in accordance with Basel II principles, excluding the capital increase (Basel rules require capital to be received), declined to 23.1% (24.9% at the end of 2011). This shift was driven by continuing negative ratings momentum in Europe during 2012. Liquidity increased, representing 65% of the following year’s projected net cash outflows (compared with 58% at end-2011). This, together with the access to the Eurosystem refinancing facility, offers a liquidity cushion in line with both the greater scale of lending scheduled for 2013 and also in order to prudentially account for the challenging economic environment. Treasury assets reached EUR 65.4 billion at the end of 2012 (end-2011: EUR 53.2 billion). The EIB continued to benefit from good access to the capital markets, even in periods of pronounced market uncertainty. It completed its 2012 funding programme of EUR 60 billion in September and continued to fund during the remainder of the year, raising EUR 71.3 billion in total. This result provided an element of prefunding of 2013 requirements, taking into account expectations for increased lending and thus also greater liquidity needs in 2013. (1) The Bank has implemented a change in accounting policies applied to early repayment indemnities (refer to Note A.23.2 to the Bank’s financial statements). The impact of this change on the Bank’s profit amounts to EUR 210 million (refer to Note N.2). 1. EIB financial results — growing capital generation The Bank has been profitable from the very beginning in 1958. Profits are generally retained for accumulated reserves, as there are no dividend distributions and the Bank is not subject to income taxation. The Group results reported under IFRS are affected by the fair valuation of financial instruments, including derivatives, which under EU Accounting Directives are mostly accounted for on an accruals basis(2). The IFRS results therefore reflect the spread fluctuations in the market and are subject to a sustained level of volatility. The Bank does not expect to realise these gains and losses, since the relevant instruments are typically held until maturity. Under EU-AD, the Bank has historically shown a steady improvement in its results, mainly driven by increased outstanding loan volumes and enhanced margins. The Bank’s total profit for the 2012 financial year continued on a similar trend and stood at EUR 2.74 billion, compared to a total profit of EUR 2.29 billion for 2011. This represents an improvement of 19.6%, mainly explained by an increase in net banking income of EUR 300 million (primarily generated by the increase in the net income on loans and borrowings of EUR 227 million and in the net treasury income of EUR 87 million) and by the effect of a change in the accounting policy applied to early repayment indemnities, leading to recognition of EUR 210 million as extraordinary income (refer to Note N.2). (2) The statutory (unconsolidated) financial statements of the Bank were prepared in accordance with the general principles of the EU banking accounting directives (EU-AD). These principles remained unchanged in 2012. The consolidated financial statements for the Group (the Bank and the European Investment Fund (EIF)) are presented in two forms, under IFRS and under the EU banking accounting directives. Data provided in the Preface are in line with the statutory financial statements (unconsolidated under EU-AD), unless otherwise stated. Growing profit supports internal capital generation: net profit for 2012: EUR 2.74 billion (2011: EUR 2.29 billion) 2

Evolution of EIB and EIB Group annual results vs prior years (EUR million) EIB statutory (EU-AD) EIB consolidated (IFRS) EIB consolidated (EU-AD) from 2008 -3 000 -2 000 -1 000 0 1 000 2 000 3 000 4 000 5 000 6 000 7 000 2006 2007 2008 2009 2010 2011 2012 Analytical profit and loss account 2012 0 0 500 500 1 000 1 000 1 500 1 500 2 000 2 000 2 500 2 500 3 000 3 000 3 500 3 500 2 740 2 981 30 Net interest income Income from securities Net commission income Net gain on financial operations Other operating income General administrative expenses Value adjustment on fixed assets Value adjustment on loans and provisions Profit for the period 222 198 14 -497 -30 -178 2011 Net interest income Income from securities Net commission income Net gain on financial operations Other operating income General administrative expenses Value adjustment on fixed assets Value adjustment on loans and provisions Extraordinary charges Profit for the period 26 2 872 2 292 -486 204 -146 12 -29 -50 -111 2. Balance sheet dynamics At year-end 2012 total assets stood at EUR 508.1 billion, increasing by EUR 36.3 billion (+7.7%) compared to 31 December 2011. The balance sheet growth came, on the assets side, from an increase in loans disbursed (EUR 17.6 billion or +4.5% vs 31 December 2011), in addition to an increase in treasury and other assets of EUR 12.2 billion (+23.0%) and EUR 6.5 billion (+27.7%) respectively. On the liabilities side the growth was matched by an increase in medium/long-term borrowings (EUR 29.7 billion or +7.8%) and own funds (EUR 12.7 billion or +30%), offset by a decrease in short-term commitments (EUR -6.8 billion or -20.2%). In line with the Corporate Operational Plan 2012-2014, new loan signatures during 2012 were reduced, reaching EUR 52 billion (down from EUR 61 billion in 2011 and EUR 72 billion in 2010). The volume of loan disbursements was EUR 51 billion in 2012, compared with EUR 60 billion in 2011. There is a time lag between signature and disbursement of a loan, which gives rise to a stock of undisbursed loans (off-balance sheet). The Bank actively managed down the volume of undisbursed loans, as provided for in the 2012-2014 Corporate Operational Plan, with the level decreasing from EUR 85.8 billion at end-2011 to EUR 81.9 billion at end-2012. The subscribed and called capital increased by EUR 10 billion on 31 December 2012. The respective payments of new capital are shown as ‘receivable’ from the Member States, which explains the increase in other assets. 3

Preface



Simplified balance sheet as at 31 December 2012

ASSETS EUR m	31-Dec-12	31-Dec-11
Cash	157	427
Treasury assets (incl. asset-backed securities)	26 772	24 378
Loans and advances to credit institutions and customers	451 511	423 816
Other assets[1]	29 687	23 227
TOTAL ASSETS	508 127	471 848

LIABILITIES EUR m	31-Dec-12	31-Dec-11
Amounts owed to credit institutions and customers	14 391	14 751
Debts evidenced by certificates	424 674	401 436
Other liabilities[2]	13 844	13 183
Own funds	55 218	42 478
TOTAL LIABILITIES	508 127	471 848

[1] "Other assets" comprise tangible and intangible assets, prepayments and accrued income, shares and other variable-yield securities, other assets and subscribed capital called but not paid.
[2] "Other liabilities" comprise accruals and deferred income, provisions and other liabilities.

3. Strong capitalisation

3.1. The capital increase – a unanimous decision by shareholders

The Board of Governors unanimously decided, on a proposal from the Board of Directors, to increase the paid-in capital of the Bank by EUR 10 billion, with effect from 31 December 2012. The capital is raised on a pro rata basis from the Member States.

Own funds, representing entirely Tier 1 capital, stood at EUR 55 billion, more than 10% of the balance sheet total.

3.2. High level of own funds – fuelling organic growth

Consistent profitability has enabled the Bank to build up a high level of reserves. The Bank's own funds increased from EUR 42.5 billion at the end of 2011 to EUR 55.2 billion at the end of 2012. Out of this increase, EUR 10 billion is attributable to the capital increase.

It is proposed that the profit for the year be appropriated as follows:

i) general loan reserve	EUR	686 million
ii) special activities reserve	EUR	950 million
iii) reserve fund	EUR	1 104 million

Own funds composition as at 31 December 2012

Own funds EUR '000		31-Dec-12		31-Dec-11
Subscribed capital				
- Subscribed	242 392 989		232 392 989	
- Uncalled	-220 773 340		-220 773 340	
		21 619 649		**11 619 649**
Reserves				
a) reserve fund	21 596 628		20 972 343	
b) additional reserves	1 144 024		1 144 024	
c) special activities reserve	5 140 386		4 108 940	
d) general loan reserve	2 976 909		2 340 863	
		30 857 947		**28 566 170**
Profit for the period		**2 740 304**		**2 291 777**
Total own funds		55 217 900		42 477 596

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3.3. Capital adequacy – evolution of the capital adequacy ratio

The Bank's standalone *Basel II Capital Adequacy Ratio* (CAD ratio, before accounting for the cash capital increase) stood at 23.1 % (24.9% at the end of 2011). The decline in the CAD ratio was due to the negative rating migration observed during 2012, while the incremental capital requirements resulting from the new operations of the Bank in 2012 were covered by the capital generated by the annual profit.

3.4. Capital structure – callable capital

The EIB's capital is owned by the 27 EU Member States. In addition to the subscribed paid-in capital, the EIB has subscribed uncalled capital, the so-called callable capital. A special feature of the EIB is that the Member States have a high-level legal obligation to pay their share of the callable capital on demand at the request of the EIB's Board of Directors, as set out in the EIB's Statute[3] (an irrevocable, unconditional obligation). This legal obligation derives from an EU Treaty, which supersedes national law. The callable capital (which is not considered in the own funds, nor for Basel II capital adequacy purposes) amounts to EUR 221 billion.

Outstanding loans disbursed – EUR 413 billion (EUR 395 billion at end-2011)

[3] EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

4. Lending – stable mission and focus on core competencies

The Bank's unchanged mission is to finance sound projects, as stipulated in Article 309 of the Treaty on the Functioning of the European Union ("the Bank shall facilitate the financing of investment programmes"). The main activity of the Bank consists of lending directly to large projects (over EUR 25 million), as well as lending via financial intermediaries to SMEs, mid-caps and smaller projects, with a less material part consisting of guarantees, equity investments and microfinance.

The volume of signed loans as of the end of 2012 amounted to EUR 495.3 billion (EUR 481.4 billion as of 31 December 2011), of which 89.1% was for projects within the EU (89.6% at the end of 2011). The volume of loans disbursed as of the end of the year amounted to EUR 413.4 billion (EUR 395.6 billion at the end of 2011). The EIB has no pre-set country limits, but the EIB's lending distribution broadly reflects the economic weight of various countries within the EU, as well as the competitiveness of the EIB's lending and the availability of other sources of financing.

As far as new signatures are concerned, there was a reduction in volume in the vast majority of countries, in line with the decline in total flows, as shown in the table below (in EUR million):

Signatures	2012	2011
Spain	8 083	9 079
Italy	6 820	8 436
Germany	5 158	6 112
France	4 337	4 954
Poland	4 441	5 278
United Kingdom	3 665	4 783
Hungary	1 594	1 399
Netherlands	1 245	860
Belgium	1 161	1 333
Other EU Member States	8 245	11 387
Candidate and potential candidate countries	3 106	3 451
EFTA (without Iceland)	236	130
Rest of the world	4 068	3 678
	52 159	60 880

The distribution of loans by economic sector reflects the operational priorities of the Bank's lending. By sector, the majority of the Bank's disbursed loans outstanding were for infrastructure projects, with the largest share taken by transport projects, which accounted for 28.6%. The distribution by economic sector also remained very stable compared to the distribution at the end of 2011. This illustrates that the EIB has remained focused on business that fits with its core competencies.

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Preface




Austria 2.4
Belgium 2.0
EU other 1.7
EU Scandinavia 3.5
EU-CEE 8.8
France 9.0
Germany 11.7
Greece 3.3
Italy 12.4
Netherlands 1.7
Poland 6.1
Portugal 4.6
Spain 15.1
United Kingdom 6.8
Non-EU 10.9

Geographical distribution of the stock of loans at the end of 2012 (%)


Water, sewerage 5.5
Transport 28.6
Telecoms 2.9
Services 4.3
Miscellaneous infrastructure 4.6
Industry 9.0
Agriculture, fisheries, forestry 0.3
Health, education 8.7
Energy 13.1
Global loans 23.0 [1]
[1] Loans through financial intermediaries

Distribution by sector of the stock of loans at the end of 2012 (%)

The conservative lending policies that the Bank follows have shaped a high-quality loan portfolio. Data on the loan portfolio provided below apply (unless otherwise stated) to what is termed the "risk portfolio" in the Financial Report, which excludes the portion of the portfolio outside the EU that benefits from a guarantee from the EU or Member States (7.1% of the portfolio). During 2012 the risk portfolio experienced some negative rating migration, mainly as a result of counterparty downgrades triggered by country rating downgrades. As of end-2012 around 81.2% of the risk portfolio was backed by a borrower or obligor of a rating equivalent to investment grade (end of 2011: 86.9%).

Operations which carry higher risk than the EIB's usual activities are termed "special activities" and benefit from a dedicated special activities reserve. The volume of new special activities signed in 2012 was EUR 1.7 billion, compared to the EUR 2.9 billion in 2011. The new signatures, together with the operations which migrated to this category during 2012, contributed to the increase in the stock of special activities to EUR 27.5 billion (EUR 22.5 billion as of end-2011). This represented 6.0% of the risk portfolio, and the corresponding special activities reserve (SAR) stood at EUR 3.75 billion. In addition, EUR 2.34 billion of the SAR is allocated to the equity fund activities managed by the EIF on behalf of the Bank. After inclusion of the proposed appropriation of the 2012 result, the SAR will amount to EUR 6.09 billion.

4.1. High quality of the loan portfolio

The high credit quality of the loan portfolio is reflected in the EIB's extremely low rate of loan impairments and the marginal historical level of defaults. The resilience of the loan portfolio, even after more than four years of financial and economic crisis, is in particular founded on the nature and quality of the projects financed. Rooted in the real economy, these projects address the EU's long-term needs and objectives and are subject to strict due diligence and prudential risk management scrutiny.

As of the end of 2012:

- There were 13 impaired loans for a total disbursed exposure of EUR 1 224 million (representing 0.3% of the total portfolio), for which the Bank raised specific provisions of EUR 341.5 million. It did not identify a need to provide a provision for collective impairment. The Bank also provisioned two equity investments for a total amount of EUR 17.3 million.

- Arrears above 90 days on loans granted outside the European Union secured by the European Union budget or the Member States amounted to EUR 164.9 million as at 31 December 2012, out of which EUR 147.2 million was called and paid under the guarantee of a Member State or the European Union.

- As regards loans granted within the European Union, or outside the European Union and not secured by guarantees of the European Union budget or the Member States, the arrears over 90 days amounted to EUR 41.6 million as at 31 December 2012. More than 90% of this amount related to a single counterparty and is covered by a provision for impairment.

- Following downgrades of counterparty ratings, often driven by country rating downgrades, the Bank put EUR 12.4 billion of existing loans on the internal Watch List for heightened monitoring, equivalent to 2.7% of the risk portfolio. This represents an increase

6

of EUR 5.3 billion vs end-2011. Growth in the Watch List was somewhat curtailed by remedial action. The Watch List loans were mostly unimpaired. • The disbursed sovereign exposures of the Bank through its lending activities amounted to EUR 32 billion (EUR 29 billion at the end of 2011), and the sovereign guaranteed exposure was EUR 67 billion (EUR 62 billion at the end of 2011) — see also Note U of the statutory financial statements. In addition, the Spanish sovereign announced liquidity support for exposures of Spanish regions to European supranational institutions, including the EIB. In 2012 and 2011, the Bank did not record any impairment in respect of its holding of EU sovereign and sovereignguaranteed exposures, as the Bank’s preferred creditor status (PCS) and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Bank’s assets on maturity. 5. Risk management activities — following best banking practice The Bank aligns its risk management systems with best market practice. The methodology used to determine operational targets and orientations takes into account the Bank’s objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. With these aims in mind, the Bank utilises a set of credit risk indicators that monitor among other things minimum capital requirements and stress tests, the credit quality distribution of its portfolio and new loans (stock and flow), and risk concentration measures. The Bank applies a conservative financial framework. The Bank does not view its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities were conducted with the primary objective of protecting the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy was therefore that all material financial risks should be hedged. For details on financial risk management refer to Note U of the statutory financial statements. 5.1. ALM: Sustainability of growth and stability of earnings The Bank pursued stability of earnings, preservation of the economic value of own funds and sustainable growth in the long term. The ALM policy employs medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This is accomplished by targeting a duration for the Bank’s own funds of 4.5 to 5.5 years. The Bank uses derivative instruments exclusively to manage exposures to interest rate and foreign currency risks, as part of its ALM activities (and not for trading purposes). The EIB minimises its exposure to foreign exchange fluctuations. It actively uses hedging to protect itself against such financial risk. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain foreign exchange rate risk to minimum levels (see Note U.4 of the statutory financial statements). The Risk Management department quantifies the value at risk (VaR) of own funds for both interest rates and foreign exchange risk factors. It is measured on the Bank’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2012, the VaR of the EIB’s own funds amounted to EUR 170 million (EUR 316 million in 2011). VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. 5.2. Credit risk Credit risk concerns mainly the Bank’s lending activity and, to a lesser extent, treasury instruments held for liquidity purposes, as well as derivatives used to hedge mainly funding but also lending, treasury and ALM market risk exposures. The Bank’s lending policies set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system (for the top 10 sectors, guided by stressed capital consumption as per Basel II), the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. Credit risk associated with derivatives is also rigorously managed by selecting well-rated counterparties, trading with bank counterparties only under collateral agreements and setting limits for current and potential 7

Preface future unsecured exposure. The majority of the derivatives portfolio is concentrated on highly rated counterparties. In terms of notional per internal rating, the composition of the derivatives portfolio was: 1.1% Aaa, 0.1% Aa1, 3.3% Aa2, 21.2% Aa3, 46.5% A1, 17.9% A2, 4.4% A3, 5.4% Baa1 and 0.1% Baa3. 6. Treasury and liquidity management 6.1. Liquidity planning The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations on time and in full. Liquidity was consistently maintained at appropriate levels to cater for the operating environment. As of end-2012, liquidity represented 64.6% of projected 2013 net cash outflows, an increase vs end-2011 (58.2%), even though it allows for projected growth in loan disbursements according to the Corporate Operational Plan 2013-2015. The Bank continued during 2012 to monitor its liquidity in line with best practice. Its liquidity framework continued to be regularly enhanced, providing a quantitative and qualitative basis to define its liquidity risk tolerance and consequently the optimal size of its required liquidity buffer. In addition, the EIB actively managed down its stock of undisbursed loans, benefiting its liquidity ratios. A Contingency Liquidity Plan (CLP) defines the respective responsibilities and the decision-making process in the theoretical case of an approaching liquidity crisis. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” of the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad hoc updates and is presented to the Management Committee annually for approval. Strong liquidity — total treasury assets stood at EUR 65 billion at end-December (EUR 53 billion at the end of 2011) or 65% coverage of 2013 projected net cash outflows (58% cover at end-2011). The EIB is an eligible counterparty in the Euro system’s monetary policy operations and therefore has access to the monetary policy operations of the European Central Bank. This access has been activated, albeit at low levels, in a continuous manner to ensure its permanent operational maintenance. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirements. The ability to repo ECB-eligible collateral adds substantially to the EIB’s liquidity buffer. 6.2. Conservative and profitable investments Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of internal and external ratings. The management of the treasury assets includes several portfolios with different investments, benchmarks and maturities. The bulk of these assets (more than 90% at the end of 2012) were held in an operational portfolio invested in short-term instruments with a maturity of up to 3 months. The other portfolios form the buffer to be used exceptionally and are invested in a variety of securities. They also include some medium-term debt issued by financial institutions (up to 5 years) and EU public sector or government bonds (maximum maturity up to 30 years). Excluding the investment portfolio (which is held to maturity), the long-term holdings amounted to EUR 3.6 billion as of 31 December 2012. The total EU sovereign exposure in the long-term bond portfolios as of 31 December 2012 was EUR 3 billion or 5% of the total portfolio (EUR 4 billion or 8% at the end of 2011). As with the sovereign lending exposure, the Bank’s preferred creditor status (PCS) and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Bank’s sovereign treasury exposure on maturity. For further information please see Note B. The income from treasury operations amounted to EUR 530 million in 2012 (compared to EUR 443 million in 2011), supported by the high levels of liquidity, measures to reduce exposure on the most volatile assets, as well as the strong performance of certain, notably sovereign, holdings. 8

EIB Statutory Bodies

Situation at 18 April 2013

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairman	Mihály VARGA	(Hungary)
Belgium	Koen GEENS	Minister for Finance
Bulgaria	Kalin HRISTOV	Minister for Finance
Czech Republic	Miroslav KALOUSEK	Minister of Finance
Denmark	Annette VILHELMSEN	Minister for Business and Growth
Germany	Wolfgang SCHÄUBLE	Federal Minister for Finance
Estonia	Jürgen LIGI	Minister for Finance
Ireland	Michael NOONAN, T.D.	Minister for Finance
Greece	Yannis STOURNARAS	Minister for Finance
Spain	Luis de GUINDOS	Minister for Economic Affairs and Competitiveness
France	Pierre MOSCOVICI	Minister for Economic Affairs and Finance
Italy	Vittorio GRILLI	Minister of Economy and Finance
Cyprus	Harris GEORGIADES	Minister for Finance
Latvia	Andris VILKS	Minister for Finance
Lithuania	Rimantas ŠADŽIUS	Minister for Finance
Luxembourg	Jean-Claude JUNCKER	Prime Minister, Minister of State, Minister for the Treasury
Hungary	Mihály VARGA	Minister for National Economy
Malta	Edward SCICLUNA	Minister for Finance
Netherlands	Jeroen DIJSSELBLOEM	Minister for Finance
Austria	Maria FEKTER	Federal Minister for Finance
Poland	Jan VINCENT-ROSTOWSKI	Deputy Prime Minister, Minister for Finance
Portugal	Vítor GASPAR	Minister of State and Minister of Finance
Romania	Daniel CHITOIU	Vice Prime Minister and Minister of Public Finance
Slovenia	Uroš ČUFER	Minister for Finance
Slovakia	Peter KAŽIMÍR	Deputy Prime Minister and Minister of Finance
Finland	Jan VAPAAVUORI	Minister of Economic Affairs
Sweden	Anders BORG	Minister for Finance
United Kingdom	George OSBORNE	Chancellor of the Exchequer

Audit Committee

Chairman	José RODRIGUES DE JESUS	Chartered Auditor, Oporto
Members	Danièle NOUY	Secretary General of Prudential Control Authority, Banque de France, Paris
	Madis ÜÜRIKE	Advisor, Ministry of Finance, Tallinn
	Bettina JAKOBSEN	Assistant Auditor General in the National Audit Office of Denmark, Copenhagen
	Jean-Nicolas SCHAUS	Former Director General, Luxembourg Banking Supervisory Authority (CSSF), Luxembourg
	Miroslav MATEJ	Deputy Minister of Finance, Prague
Observer	Jukka VESALA	Deputy Director General, Finnish Financial Supervisory Authority (FSA), Helsinki

Management Committee

President	Werner HOYER
Vice-Presidents	Philippe de FONTAINE VIVE CURTAZ
	Dario SCANNAPIECO
	Magdalena ÁLVAREZ ARZA
	Anton ROP
	Wilhelm MOLTERER
	Pim van BALLEKOM
	Mihai TANASESCU
	Jonathan TAYLOR

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Board of Directors

The Board of Directors consists of 28 Directors, with one Director nominated by each Member State and one by the European Commission. There are 18 Alternates, meaning that some of these positions will be shared by groupings of States.

Furthermore, in order to broaden the Board of Directors' professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights.

Directors	
Olivier HENIN	Executive Director, Head of Policy Unit, Ministry of Finance, Brussels
Dorothea PANDOVA	Chair of the Supervisory Board of the Bulgarian Development Bank, Sofia
Zdeněk HRUBÝ	Member of the Board of Directors of the EIB and Alternate Member of the Board of Directors of the EIF, Prague
Julie SONNE	Head of Division, Ministry for Business and Growth, Copenhagen
Dietrich JAHN	Deputy Director General and Head of Directorate, European Policy Directorate-General, Federal Ministry of Finance, Berlin
Ivar SIKK	Deputy Secretary General, State Budget and Governance Policy, Ministry of Finance, Tallinn
Michael SOMERS	Director, Allied Irish Banks and other companies, National Treasury Management Agency, Dublin
Stilpon NESTOR	Managing Director, Nestor Advisors Ltd, London
Clara CRESPO	Deputy Director for Economic and Financial Affairs of the European Union, Ministry for Economic Affairs and Competitiveness, Madrid
Sandrine GAUDIN	Deputy Director, European Affairs, Treasury Directorate General, Ministry for Economic Affairs and Finance, Paris
Carlo MONTICELLI	Director General, International Financial Relations, Treasury Department, Ministry of Economic Affairs and Finance, Rome
Kyriacos KAKOURIS	Senior Economic Officer, Ministry of Finance, Nicosia
Sanita BAJĀRE	State Secretary, Ministry of Finance, Riga
Jurgita UZIELIENĖ	Director, EU and International Affairs Department, Ministry of Finance, Vilnius
Arsène JACOBY	Head International Financial Institutions Department, Ministry of Finance, Luxembourg
Zoltán URBÁN	Member of the Board of Directors and Deputy CEO, Hungarian Development Bank Private limited company, Budapest
Vincent GRECH	Consultant to the Government of Malta, Ministry for Finance, Valletta
Jan Willem van den WALL BAKE	Senior Advisor, Foreign Financial Relations Directorate, Ministry of Finance, The Hague
Wolfgang NITSCHE	Deputy Head of Division for Coordination of European Integration Matters and Trade Policy, Federal Ministry of Finance, Vienna
Jacek DOMINIK	Undersecretary of State, Ministry of Finance, Warsaw
Pedro MACHADO	Head of Cabinet of the Minister of State and Finance, Ministry of Finance, Lisbon
Claudiu DOLTU	Secretary of State, Ministry of Public Finance, Bucharest
Dejan KRUŠEC	Ministry of Finance, Ljubljana
Katarina KASZASOVÁ	Director General of the State Reporting Section, Ministry of Finance, Bratislava
Tytti NORAS	Legal Counsellor, Ministry of Finance, Helsinki
Kurt Arne HALL	Director General (retired), International Department, Ministry of Finance, Stockholm
Peter CURWEN	Director Europe, International and Finance Directorate, HM Treasury, London
Gerassimos THOMAS	Director, Directorate-General for Economic and Financial Affairs, European Commission, Luxembourg
Observer	
Vladimira IVANDIĆ	Head of Sector for EU and International Financial Relations, Zagreb
Experts	
Pierre RICHARD	Expert on the Board of Directors of the EIB, Paris
Rainer MASERA	Dean of the Economics Faculty, University Guglielmo Marconi, Rome
Timothy STONE	Senior Advisor to the Secretary of State for Energy and Climate Change and Expert Chair of the Office for Nuclear Development, London

10

Alternates Franciscus GODTS Head of Department, International and European Financial Affairs, Treasury, Ministry of Finance, Brussels Jenya DINKOVA Director, International Financial Institutions and Cooperation Directorate, Ministry of Finance, Sofia (…) … Alf THERKILDSEN Special Advisor, Ministry for Business and Growth, Copenhagen Ralph MÜLLER Head of European Policies Department, Federal Ministry of Finance, Berlin Rudolf LEPERS Head of Division, Federal Ministry of Economic Affairs and Technology, Berlin Achilleas TZIMAS Economist — Financial Expert, Ministry of Finance, Athens Lucinio MUÑOZ Chief of Staff of the Spanish Treasury’s General Secretariat, Ministry for Economic Affairs and Competitiveness, Madrid Dov ZERAH Chief Executive Officer of the Agence Française de Développement, Paris Christophe BORIES Head of Bilateral Affairs and European Financial Instruments Office, Europe Department, Treasury Directorate General, Ministry for Economic Affairs and Finance, Paris (…) … Francesca MERCUSA Director, International Financial Relations Division, Department of the Treasury, Ministry of Economy and Finance, Rome (…) … Dovilė JASAITIENĖ Head of the International Affairs Division, EU and International Affairs Department, Ministry of Finance, Vilnius Karin RYSAVY Coordination of European Affairs, Ministry of Finance, Vienna Michal BAJ Director of the International Department, Ministry of Finance, Warsaw Mike GLYCOPANTIS Deputy Director, European Union Budget, HM Treasury, London Melinda SIMMONS Head of Europe Department, Department for International Development, London Walter DEFFAA Director-General, Directorate-General for Regional Policy, European Commission, Brussels Alternate experts Antoni SALA Advisor to the CEO, Bank Gospodarstwa Krajowego, Warsaw Axel NAWRATH Member of the Executive Board of KfW, Frankfurt am Main Edward BANNERMAN Economic Advisor, Cabinet of the High Representative of the Union for Foreign Affairs and Security Policy and Vice-President, European External Action Service, Brussels 11

Borrowing Activities in 2012 Resilient funding strategy The funding operations provide long-term funds and support liquidity via bond issuance in the international capital markets. Their objectives are to achieve adequate volume and to optimise the funding cost on a sustainable basis. They combine issuance of large and liquid bonds (“benchmarks”) in the core currencies of EUR, USD and GBP, with targeted and tailor-made issuance across currencies. Aided by this strategy, the Bank was able to achieve its funding objectives in 2012. Results in 2012 The EIB raised a total amount of EUR 71.3 billion. After the early completion of the EIB’s funding programme (the EUR 60 billion target had been achieved by the end of September), the Bank continued to issue on a selective basis. Overall, the EIB’s benchmarks in core currencies (EUR, USD and GBP) showed improving spreads in the course of the year. The Bank was able to extend the average maximum maturity of its funding programme to 8.4 years (2011: 6.8 years). The long average maturity of funding reflects the Bank’s perennial role as the long-term lending institution of the European Union. 12

Liquid benchmark bonds preferred Investor demand for large and liquid benchmark products in the EIB’s three core currencies remained robust and such issues accounted for 57% of funding. Issuance of targeted EUR bonds labelled ‘Euro-cooperative’ bonds (or ‘ECoops’) increased substantially, achieving a 28% share of funding (2011: 10%). ECoops may be considered to have ‘mini-benchmark’ status, as such issues are commonly gradually built up to liquid size. Issuance in non-core currencies (7%) and structured format (2%) was less in demand. Note: Although the data cover the bulk of placements, not all placement information was made available to the EIB. Consequently, comments and graphs on placements by geography or investor type in this section are of an indicative nature only. Numbers and percentages may not sum due to rounding. Changing market conditions The EIB first tested the benchmark market in January with a 3-year EUR benchmark (EARN) sized at EUR 5 billion, which attracted strong demand. This issue created positive momentum, and the Bank seized opportunities to make strong progress in the first quarter, raising around EUR 37 billion, more than half the annual target. The solid demand for EIB bonds first supported a tightening of shorter-dated spreads, notably in EUR. Longer-dated EUR issues and issues in other currencies also benefited from periods of spread tightening in the course of the year, though typically to a lesser degree. The positive momentum was further supported by news of shareholder plans for a EUR 10 billion capital increase. Main investor demand from Europe and Asia Distribution highlights by region: • Europe remained with 57% (2011: 54%) the largest source of investor demand, dominating issuance in EUR and GBP in particular. • The European market and Germany in particular offered the highest degree of granularity. • Within the European Union, the largest markets were the UK, Germany and France. 13

Borrowing Activities



Bank treasuries remained leading source of demand

Distribution highlights by investor type:

- Bank treasuries remained the leading investor type, typically influenced by regulatory liquidity requirements for highly rated credits.
- A search for higher yields and the need for longer-dated assets were among the drivers stimulating increased longer-dated purchases by fund managers, pension funds and insurers, facilitating longer-dated issues.
- Central banks have traditionally shown more interest in shorter-dated issues, reflected in a reduced share as the Bank extended the maturity of funding.

Currency mix of EIB funding

Distribution highlights by currency:

- In terms of currency, funding was concentrated on EUR, GBP and USD.
- The EIB issued in 16 currencies, of which 4 in synthetic format (2011: 19, of which 6 in synthetic format).
- EUR remained the key source of duration and volume.
- An average maturity comparable to EUR was achieved in GBP, but for lesser volume.
- USD issues were attractive at a relatively shorter duration.
- Other currencies offered valuable diversification and duration.


2011
Bank Treasury 37%
Fund Managers/ Insurance/ Pension 21%
Central Bank/ Gov't Institution 36%
Corporate/ Retail/ Other 6%


2011
EUR 46%
GBP 10%
USD 32%
Other 12%


2012
Bank Treasury 40%
Fund Managers/Insurance/ Pension 33%
Central Bank/ Gov't Institution 24%
Corporate/Retail/ Other 3%


2012
EUR 56%
GBP 9%
USD 28%
Other 7%

	2012					2011	
Currency	No. of Issues	EUR in billions	Currency in billions	Average Maturity	%	EUR in billions	%
EUR	79	40.0	40.0	9.6	56	35.2	46
USD	28	20.0	25.7	5.3	28	23.8	32
GBP	22	6.4	5.2	9.7	9	7.8	10
Other currencies	81	4.9	–	9.4	7	9.2	12
Total	210	71.3		8.4	100	76.0	100

14

Other currencies: Diversification for EIB funding

Other currencies:

- The share of non-core currencies decreased to 7% (2011: 12%) as investors were more focused on liquid products in the Bank's core currencies.
- The largest volume in non-core currencies was in AUD, followed by SEK, CHF and NOK.



AUD 27%
SEK 24%
CHF 17%
NOK 12%
RUB 8%
JPY 7%
TRY 4%
Other 1%

Other currencies and products:

- Issuance included four Climate Awareness Bond (CAB) transactions (SEK 3.05 billion), of which the proceeds are used exclusively to finance projects supporting climate action, specifically within the fields of renewable energy and energy efficiency.
- Synthetic markets: The Bank also issued in synthetic format in Argentine peso (ARS), Brazilian real (BRL), Ghanaian cedi (GHS) and Indian rupee (INR). These issues are booked under the corresponding payment and settlement currencies EUR and USD.

Currency	No. of Issues	EUR in millions	Currency in millions	Average Maturity	%
AUD	5	1 289	1 560	10.2	2
SEK	16	1 156	10 150	11.2	2
CHF	10	848	1 025	10.6	1
NOK	16	564	4 255	5.2	1
RUB	13	412	16 500	4.8	1
JPY	5	337	33 850	13.9	0
TRY	13	195	451	3.8	0
ZAR	2	41	450	5.8	0
PLN	1	24	100	10.0	0
Total	**81**	**4 867**		**9.4**	**7**

Maturity mix of EIB funding

Maturity profile highlights:

- EUR cost and demand levels were generally more favourable in longer tenors compared with other core currencies, while attractive funding opportunities in USD and GBP were more concentrated in shorter tenors.



Volume (EUR equiv. bn)
24
22
20
18
16
14
12
10
8
6
4
2
0
0-2.5
2.5-3.5
3.5-6
6-8
8-12
12-22
22-32
>32 years
EUR
GBP
USD
Other

15

Audit and Control Audit Committee — The Audit Committee is an independent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice. The Audit Committee has overall responsibility for the auditing of the Bank’s accounts. The Audit Committee is composed of six members, who are appointed by the Board of Governors for a non-renewable term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking supervisory expertise in the private or public sector. In addition, a maximum of three observers may be appointed to the Audit Committee on the basis of their particular qualifications, especially with regard to banking supervision. In July 2011, the Board of Governors appointed one observer to the Audit Committee for a non-renewable term of six years. The Audit Committee provides Statements each year on whether the financial statements, as well as any other financial information contained in the financial report drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank, the EIB Group, and certain Trust Funds administered by the Bank. The Audit Committee reports on the EIB’s compliance with best banking practice through its Annual Report to the Board of Governors. In fulfilling its role, the Audit Committee meets with representatives of the other statutory bodies, reviews the financial statements, oversees the verification procedures and practical modalities for implementing and maintaining the framework of best banking practices applicable to the Bank’s services, takes note of the work performed by the internal auditors, monitors the work of the external auditors, safeguards the independence of the external audit function, and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to un- 16 derstand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee and may request private meetings if necessary. External Auditors — The EIB’s external auditors, KPMG, report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website. Financial Control — Financial Control (FC) was transformed into a Directorate in September 2012 and hence now reports directly to the Bank’s Management Committee. FC’s main responsibilities relate to the Bank’s books and records and its various financial statements. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors. Inspectorate General — The Inspectorate General for the EIB Group comprises four independent control functions. Internal Audit. Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. An internal control framework covering all key operational activities of the Group and any newly identified processes continues to be maintained. Action Plans agreed with the Bank’s departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee’s mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach. Operations Evaluation. Operations Evaluation (EV) independently carries out evaluations (mainly ex post) of the EIB Group’s operations. The objective is to assess EIB activities with a view to identifying aspects that could improve operational performance, accountability and transparency. EV focuses on how the institution (EIB/EIF) conducts its operations within the framework of relevant EU policies and the decisions of the EIB’s Governors. EV’s work also includes analysis of the related policies and strategies to identify those aspects that may need to be reviewed by the appropriate bodies. Evaluation reports are published in a dedicated section of the EIB’s website (www.eib.org/evaluation). Fraud Investigation. Under the anti-fraud policy approved by the Board, the Inspector General, through the Fraud Investigation Division (IG/IN), has the authority to conduct independent inquiries into allegations of possible fraud, corruption, collusion or coercion involving EIB operations or activities. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses a proactive anti-fraud approach — the Proactive Integrity Reviews (PIRs). Through PIRs the Inspectorate General supports the Bank’s efforts to monitor projects, identify red flags and search for possible indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG on the basis of an extensive risk assessment process. Moreover, IG/IN is working to implement Exclusion Procedures, which will permit the Management Committee, following an adversary procedure resulting in a recommendation from an Exclusion Committee, to sanction (i.e. exclude from future operations and activities for a certain length of time) entities found to have engaged in fraud or corruption. Complaints Mechanism. The EIB Complaints Mechanism, as defined by its published Principles, Terms of Reference and Rules of Procedure, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning its activi -ties. It ensures that stakeholders have appropriate means available to voice their concerns and aims to provide the public with procedures to enable the pre-emptive settlement of disputes between the public and the EIB Group. Any member of the public has access to a two-tier sequential mechanism: an internal part — under the responsibility of the Complaints Mechanism Division (EIB-CM) — and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one — the European Ombudsman. To that end, the EIB and the European Ombudsman have signed a Memorandum of Understanding. Office of the Group Chief Compliance Officer (OCCO) — In accordance with the principles set out by the Basel Committee, OCCO’s remit is: “to identify, assess, advise on, monitor and report on the compliance risk of the EIB Group, that is, the risk of legal or regulatory sanctions, financial loss, or loss to reputation a member of the EIB Group may suffer as a result of its failure to comply with all applicable laws, regulations, staff codes of conduct and standards of good practice.” In particular, OCCO “acts as a first line detec- 17

Audit and Control tor of potential incidents of non-observance or breaches by the staff of the rules on ethics and integrity, monitors compliance therewith by the staff of the EIB Group and recommends the adoption of such protective or redressing measures as are appropriate.” OCCO is a group function headed by the Group Chief Compliance Officer (GCCO), supported by a dedicated compliance unit at the EIF. It is an independent function “reporting directly to the President of the EIB under the functional authority of a Vice-President” pursuant to the EIB Integrity Policy and Compliance Charter. OCCO is entrusted with a control mission and acts in close cooperation with EIB operational services, the Legal Directorate and other control services such as IG/In-vestigations. Regular contacts are held by GCCO with peer international financial institutions (such as the World Bank, the EBRD and the IFC), EU bodies, standard-setting international organisations (e.g. FATF) and local authorities (e.g. FIU Luxembourg) in order to enable ongoing alignment of OCCO activities with relevant international standards and best banking practice. OCCO activities are currently focused on the following main areas: 1. the assessment of integrity, money laundering and financing of terrorism risks in EIB operations for EIB lending, borrowing and treasury activities; 2. the establishment and updating of policies and guidelines, with particular reference to (i) money laundering/financing of terrorism (AML-CFT); (ii) specific transparency/integrity risks (e.g. for operations linked to weakly regulated jurisdictions); and (iii) primary ethics and regulatory issues (e.g. insider dealing, conflicts of interest, etc.); 3. administration of (i) the Staff Code of Conduct and (ii) the Management Committee Code of Conduct, except for matters within the remit of the Ethics and Compliance Committee; and 4. controls on procedures related to procurement for the Bank’s own account. The above activities are complemented by regular training and awareness-building initiatives (AML-CFT training; presentations of OCCO activities to newcomers and members of EIB governing bodies; presentations and workshops on main OCCO policies and general compliance issues), in order to ensure staff awareness and, whenever possible, involvement in OCCO control activities for the timely detection and management of compliance risks within the EIB Group. Management Control — Within the Secretariat General, the Planning, Budget and Analytics Division brings together the functions responsible for management control — namely operational planning, budget/cost accounting and associated analyses as well as partnership coordination. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Corporate Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing evaluation of the situation in relation to strategy, institutional and operational (including financial) objectives and business plans. 18

EIB Statutory Financial Statements of the Bank EIB Statutory Financial Statements of the Bank as at 31 December 2012 19

Balance sheet

as at 31 December 2012 (in EUR '000)

Assets		31.12.2012		31.12.2011
1. **Cash in hand, balances with central banks and post office banks** (Note B.1)		157 362		427 463
2. **Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		17 462 708		14 029 737
3. **Loans and advances to credit institutions**				
a) repayable on demand	1 015 430		908 250	
b) other loans and advances (Note C)	50 175 653		39 512 753	
c) loans (Note D.1)	124 500 426		133 861 282	
d) value adjustments (Note D.2)	-35 900		0	
		175 655 609		174 282 285
4. **Loans and advances to customers**				
a) other loans and advances	5 120		0	
b) loans (Note D.1)	276 155 907		249 726 477	
c) value adjustments (Note D.2)	-305 649		-192 790	
		275 855 378		249 533 687
5. **Debt securities including fixed-income securities** (Note B.2)				
a) issued by public bodies	3 692 079		1 302 779	
b) issued by other borrowers	5 617 234		9 045 447	
		9 309 313		10 348 226
6. **Shares and other variable-yield securities** (Note E.1)		2 273 743		1 913 201
7. **Shares in affiliated undertakings** (Note E.2)		493 532		491 588
8. **Intangible assets** (Note F)		9 801		10 402
9. **Tangible assets** (Note F)		293 716		304 476
10. **Other assets** (Note G)		203 514		113 538
11. **Subscribed capital, called but not paid** (Note H.3)		9 992 427		0
12. **Prepayments and accrued income** (Note I)		16 420 281		20 393 251
Total assets		**508 127 384**		**471 847 854**

The accompanying notes form an integral part of these financial statements.

20

EIB Statutory Financial Statements of the Bank

Liabilities		31.12.2012		31.12.2011
1. **Amounts owed to credit institutions** (Note J)				
a) repayable on demand	10 708 287		10 969 469	
b) with agreed maturity dates or periods of notice	952 306		1 190 595	
		11 660 593		**12 160 064**
2. **Amounts owed to customers** (Note J)				
a) repayable on demand	2 071 558		1 630 588	
b) with agreed maturity or periods of notice	658 637		960 037	
		2 730 195		**2 590 625**
3. **Debts evidenced by certificates** (Note K)				
a) debt securities in issue	400 349 871		376 154 543	
b) others	24 323 888		25 281 246	
		424 673 759		**401 435 789**
4. **Other liabilities** (Note G)		**623 164**		**520 678**
5. **Accruals and deferred income** (Note I)		**11 499 540**		**11 077 013**
6. **Provisions**				
a) pension plans and health insurance scheme (Note L)	1 714 954		1 578 063	
b) provision for commitment on investment funds	7 279		8 026	
		1 722 233		**1 586 089**
7. **Subscribed capital** (Note H)				
a) subscribed	242 392 989		232 392 989	
b) uncalled	-220 773 340		-220 773 340	
		21 619 649		**11 619 649**
8. **Reserves** (Note H)				
a) reserve fund	21 596 628		20 972 343	
b) additional reserves	1 144 024		1 144 024	
c) special activities reserve	5 140 386		4 108 940	
d) general loan reserve	2 976 909		2 340 863	
		30 857 947		**28 566 170**
9. **Profit for the financial year**		**2 740 304**		**2 291 777**
Total liabilities		**508 127 384**		**471 847 854**

The accompanying notes form an integral part of these financial statements.

21

Off balance sheet

as at 31 December 2012 (in EUR '000)

	31.12.2012		31.12.2011	
Commitments:				
- EBRD capital uncalled (Note E.1)		**712 630**		**442 500**
- EIF capital uncalled (Notes E.2, X)		**1 491 200**		**1 486 400**
- Undisbursed loans (Note D.1)				
- credit institutions	19 786 999		20 022 455	
- customers	62 129 484		65 784 468	
		81 916 483		**85 806 923**
- Undisbursed venture capital operations (Note E.1)		**1 904 034**		**1 782 524**
- Undisbursed investment funds (Note E.1)		**539 385**		**547 148**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**839 002**		**844 063**
- In respect of venture capital operations		**40 866**		**60 524**
Assets held on behalf of third parties (Note Z):				
- NER300	2 270 706		2 078 869	
- Investment Facility – Cotonou	2 132 527		1 825 259	
- Guarantee Fund	2 021 325		1 756 205	
- JESSICA (Contribution and Holding Funds)	1 758 775		1 549 100	
- FP7 Guarantee Fund	1 432 835		1 149 231	
- RSFF	1 070 588		789 554	
- EIF	1 005 068		889 808	
- Special Section	781 550		943 954	
- EU-Africa Infrastructure Trust Fund	503 242		294 630	
- GF Greece	300 000		0	
- ENPI	168 489		161 228	
- LGTT	163 275		154 831	
- ECHA	121 614		148 616	
- AECID	100 155		100 002	
- NIF Trust Fund	55 301		55 019	
- PBI	50 000		0	
- HIPC	39 878		59 722	
- FEMIP Trust Fund	29 868		30 395	
- EPTA Trust Fund	9 086		7 348	
- JASPERS	3 221		1 637	
- EPEC	415		0	
		14 017 918		**11 995 408**
Other items:				
- Nominal value of interest-rate swap and deferred rate-setting contracts (Note V.1)		**432 817 455**		**401 211 736**
- Nominal value of currency swap contracts receivable (Note V.1)		**190 231 826**		**185 661 830**
- Nominal value of currency swap contracts payable (Note V.1)		**183 578 841**		**174 707 592**
- Forward rate agreements (Note V.2)		**4 946 600**		**6 606 400**
- Nominal value of put option granted to EIF minority shareholders (Note E.2)		**424 376**		**385 841**
- Currency forwards (Note V.2)		**363 762**		**321 547**
- Swaps launched but not yet settled		**16 475**		**60 394**
- Special deposits for service of borrowings (Note S)		**16 311**		**29 685**
- Securities lending (Note B.2)		**0**		**608 174**
- Future contracts (Note V.2)		**0**		**386 190**

The accompanying notes form an integral part of these financial statements.

22

EIB Statutory Financial Statements of the Bank

Profit and loss account

for the year ended 31 December 2012 (in EUR '000)

		2012		2011	
1.	**Interest receivable and similar income** (Note N)		25 529 456		24 911 031
2.	**Interest payable and similar charges** (Note N)		-22 548 492		-22 038 661
3.	**Income from securities**				
	a) income from shares and other variable-yield securities	29 780		23 962	
	b) income from shares in affiliated undertakings	0		1 786	
			29 780		25 748
4.	**Commissions receivable** (Note O)		236 775		217 392
5.	**Commissions payable** (Note O)		-14 594		-13 884
6.	**Net result on financial operations** (Note P)		198 460		-146 442
7.	**Other operating income** (Note Q)		13 607		11 734
8.	**General administrative expenses** (Note R)				
	a) staff costs (Note L)	-362 511		-363 364	
	b) other administrative expenses	-134 330		-122 664	
			-496 841		-486 028
9.	**Value adjustments in respect of tangible and intangible assets** (Note F)				
	a) tangible assets	-23 878		-23 890	
	b) intangible assets	-6 449		-4 716	
			-30 327		-28 606
10.	**Value (re-)adjustments in respect of loans and advances** (Note D.2) **and provisions for contingent liabilities**		-177 520		-110 507
11.	**Extraordinary charges** (Note M)		0		-50 000
12.	**Profit for the financial year**		2 740 304		2 291 777

The accompanying notes form an integral part of these financial statements.

23

Cash flow statement

for the year ended 31 December 2012 (in EUR'000)

	2012	2011
A. Cash flows from operating activities:		
Profit for the financial year	2 740 304	2 291 777
Adjustments for:		
Change in value adjustments on loans and advances (Note D.2)	148 759	101 182
Change in provisions on pension plans and health insurance scheme	136 891	140 701
Change in provisions for commitment on investment funds and guarantees on venture capital operations	-747	8 026
Value adjustments in respect of tangible and intangible assets	30 327	28 606
Value (re-)adjustments in respect of shares and other variable-yield securities	-33 905	12 620
Held to maturity portfolio amortisation	9 520	7 517
Effect of exchange rate changes	-821 911	123 271
Profit on operating activities	**2 209 238**	**2 713 700**
Disbursements of loans and advances to credit institutions and customers	-48 366 746	-55 538 192
Repayments of loans and advances to credit institutions and customers	32 233 139	23 811 553
Change in deposits with central banks	238 653	-142 311
Change in treasury operational portfolios	964 127	387 018
Change in venture capital operations included in shares and other variable-yield securities	-229 454	-135 761
Change in shares and other variable-yield securities excluding venture capital operations	-97 183	-98 461
Change in amounts owed to credit institutions and customers	-359 901	5 396 933
Change in prepayments and accrued income	1 639 645	-2 340 744
Change in other assets	-89 976	-52 976
Change in short term treasury derivative valuations	19 065	0
Change in accruals and deferred income	422 527	636 530
Change in other liabilities	83 421	120 938
Net cash used in operating activities	-11 333 445	-25 241 773
B. Cash flows from investing activities:		
Purchase of EIF shares	-1 944	-7 771
Securities from investment portfolio matured during the year	133 750	199 000
Purchase of loan substitutes included in the debt securities portfolios	-2 792 755	-3 661 199
Redemption of loan substitutes included in the debt securities portfolios	2 110 109	1 181 712
Purchase and disposal of tangible and intangible assets	-18 966	-20 172
Net cash used in investing activities	-569 806	-2 308 430
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	140 025 290	151 108 378
Redemption of debts evidenced by certificates	-115 065 905	-113 967 119
Member States' contribution	7 573	57 663
Net cash from financing activities	24 966 958	37 198 922
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	46 878 225	37 141 047
Net cash from:		
Operating activities	-11 333 445	-25 241 773
Investing activities	-569 806	-2 308 430
Financing activities	24 966 958	37 198 922
Effect of exchange rate changes on cash held	410 620	88 459
Cash and cash equivalents at end of financial year	60 352 552	46 878 225
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	104	31 552
Bills maturing within three months of issue (Note B.2: A1 portfolio)	9 431 365	6 625 670
Loans and advances to credit institutions:		
Repayable on demand	1 015 430	908 250
Other loans and advances (Note C)	49 905 653	39 312 753
	60 352 552	46 878 225

The accompanying notes form an integral part of these financial statements.

24

EIB Statutory Financial Statements of the Bank European Investment Bank Notes to the financial statements as at 31 December 2012 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. Note A — Significant accounting policies A.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/ EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). However, the Financial Statements do not include any management report. The Bank prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 14 March 2013 and authorised their submission to the Board of Governors for approval by 30 April 2013. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.2. Foreign currency translation The EIB uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of its Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank’s monetary assets and liabilities denominated in currencies other than euro are translated into euro at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.3. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (“ALM”) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging 25 operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses derivative instruments as part of its treasury operations. A.3.1. Trading and available for sale portfolio derivatives The Bank changed its accounting policy from 1 January 2012 in respect of the application of market values to derivatives hedging certain transferable securities which are not held as financial fixed assets. Accounting policy applicable until 31 December 2011: Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Futures Long term futures are used by the Bank to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. Accounting policy applicable from 1 January 2012: Trading and available for sale portfolio derivatives are recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro-rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Futures Long term futures are used by the Bank to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. A.3.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit 26

EIB Statutory Financial Statements of the Bank and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on trade date. The difference between the contractual forward rates and the year end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro-rata temporis under Prepayments and accrued income or Accruals and deferred income. A.4. Financial assets Financial assets are accounted for using the settlement date basis. A.5. Cash and cash equivalents The Bank defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view to clarifying management of its liquid assets, the Bank has established the following portfolio categories: A.6.1. Investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for pro-rata temporis over the life of the securities. In 2006, the Bank decided to phase out the investment portfolio. Since then, the Bank has not made any new additions to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.6.2. A.6.2. Operational portfolios The Bank changed its accounting policy from 1 January 2012 in respect of the application of market values to certain transferable securities which are not held as financial fixed assets. • Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maxi-mum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the A1 portfo-lio are held until their final maturity and presented in the Financial Statements at amortised cost. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities with maturities of up to 18 months which are available for sale. Accounting policy applicable until 31 December 2011: Bonds were initially recorded at acquisition cost and presented in the Financial Statements at the lower of amortised cost or market value. Value adjustments were recorded under Net result on financial operations in the profit and loss account. Accounting policy applicable from 1 January 2012: Bonds are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The difference between acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. • Operational bond portfolios B1, B3 and B4 The B1 ‘Credit Spread’ portfolio comprises of floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, 27 financial institutions and corporations. These securities are available for sale. Accounting policy for the B1 portfolio applicable until 31 December 2011: Bonds were initially recorded at acquisition cost and presented in the Financial Statements at the lower of cost or market value. Value adjustments were recorded under Net result on financial operations in the profit and loss account. Accounting policy for the B1 portfolio applicable from 1 January 2012: Bonds are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The difference between the acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and/or guaranteed by sovereigns, their agencies or by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net result on financial operations in the profit and loss account. The B4 ‘Inflation Linked Investment’ portfolio comprises listed securities with a maximum residual maturity of 30 years, issued by EU Governments. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net result on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.6.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV) or trust vehicles. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro-rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.7. Securities lending In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment act-ing as an agent to lend securities from the Investment portfolio, the B1 ‘Credit Spread’ portfolio, the B3 ‘Global Fixed Income’ portfolio and the B4 “Inflation Linked Investment” portfolio. Securities received as collateral under securities lending transactions are not recognised in the balance sheet unless control of the contractual rights that are comprised in these received securities is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that are comprised in these transferred securities is relinquished. Securities lent are recorded at the book value as an off balance-sheet item. Fees and interest received or paid are recorded as interest income or interest expense on an accruals basis. The agreement with Northern Trust Global Investment was terminated in November 2012. A.8. Loans and advances to credit institutions and customers A.8.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. A.8.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. A.8.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. 28

EIB Statutory Financial Statements of the Bank The custodians/clearing agencies operate under standardised global master purchase agreements and pro-vide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions — b) other loans and advances. Interest on reverse repos is accrued pro-rata temporis. A.8.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.9. Shares, other variable-yield securities and shares in affiliated undertakings A.9.1. Shares and other variable-yield securities The Bank acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds under the structured finance facility. Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage owner-ship in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.9.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.10. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.11. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capital-ised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.12. Pension plans and health insurance scheme A.12.1. Pension plan for staff The Bank operates defined benefit pension plans to pro-vide retirement benefits to substantially its entire staff. 29

The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2012 and was updated as at 31 December 2012 with an extrapolation (roll forward method) for the last three months of 2012. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight line basis. A.12.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. The latest valuation was carried out as at 30 September 2012 and was updated as at 31 December 2012 with an extrapolation (roll forward method) for the last three months of 2012. A.12.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. A.12.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by voluntary staff’s contributions and employer’s contributions. The corresponding liability is recorded in Other liabilities. A.13. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.14. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the profit and loss account. A.15. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Bank’s commitment on investment funds signed but not yet disbursed. A.16. Reserves A.16.1. Reserve fund As foreseen by Article 22.1 of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.16.3. Special activities reserve As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve is based on the capital allocation of each operation. A.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. A.17. Taxation The Protocol on the privileges and Immunities of the European Union appended to the treaty on European 30

EIB Statutory Financial Statements of the Bank Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes. A.18. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument (principally interest on loans). A.19. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings). A.20. Interest receivable and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest receivable and similar income’ includes the indemnities received by the Bank for pre-payments made by its borrowers. The Bank changed its accounting policy from 1 January 2012 in respect of the treatment of these indemnities. Accounting policy applicable until 31 December 2011: In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Bank amortised prepayment indemnities received over the remaining life of the loans concerned. Accounting policy applicable from 1 January 2012: Prepayment indemnities are recognised in the profit and loss when received, as the revenue is earned. A.21. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.22. Reclassification of prior year figures Certain prior year figures have been reclassified to con-form with the current year’s presentation. The reclassifications principally relate to: • Redemption premiums on swaps receivable: • From: Loans and advances to credit institutions b) other loans and advances • To: Prepayments and accrued income • Redemption premiums on swaps payable: • From: Amounts owed to credit institutions b) with agreed maturity dates or periods of notice • To: Accruals and deferred income • Prepaid management fees: • From: Other liabilities • To: Accruals and deferred income • Provision for commitment on investment funds: • From: Net result on financial operations • To: Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities A.23. Changes in accounting policies A.23.1. Transferable securities not held as financial fixed assets The Bank changed its accounting policies from 1 January 2012 in respect of the application of market values to certain transferable securities which are not held as financial fixed assets and to the related hedging derivatives. This change in accounting policy gave rise to a reduction in profit for the year of EUR 3.3 million as compared to the application of the previous accounting policy. See note A3 and A.6. A.23.2. Prepayment indemnities The Bank changed its accounting policies from 1 January 2012 in respect of the full recognition as income of indemnities received by the Bank for prepayments made by its borrowers. This change in accounting policy gave rise to an additional profit for the year of EUR 210.4 million as compared to the application of the previous accounting policy. See note A.20. 31

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR '000 157 362 at 31 December 2012 (2011: EUR '000 427 463).

EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 157 258 as at 31 December 2012 (2011: EUR '000 395 911).

B.2. Debt securities portfolio

The debt securities portfolio is composed of the investment portfolio, the operational money market portfolios A1 and A2, the operational bond portfolios B1 'Credit Spread', B3 'Global Fixed Income' and B4 'Inflation Linked Investment' and the loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions. The detail of these portfolios and their classification as at 31 December 2012 and 2011 are as follows:

	31.12.2012	31.12.2011
Treasury bills and other bills eligible for refinancing with central banks	17 462 708	14 029 737
Debt securities including fixed-income securities	9 309 313	10 348 226
Total debt securities (*)	**26 772 021**	**24 377 963**

(*) of which EUR '000 9 307 750 unlisted in 2012 and EUR '000 9 766 326 in 2011.

At 31.12.2012	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Investment portfolio	1 080 431	1 036 946	-8 764	1 028 182	1 155 566
Operational money market portfolios:					
- A1: Money market securities with a max. 3-month maturity	9 425 707	9 431 365	5 765	9 437 130	9 432 208
- A2: Money market securities with a max. 18-month maturity (**)	1 523 395	1 514 279	-2 185	1 508 374	1 514 279
Operational bond portfolios:					
- B1: Credit Spread (**)	613 131	622 568	-6 401	605 350	622 568
- B3: Global Fixed Income	556 548	559 000	0	532 000	559 000
- B4: Inflation Linked Investment	854 887	889 731	0	783 000	889 731
Loan substitutes (Note D)	12 726 729	12 718 132	-59 231	12 658 901	11 435 041
	26 780 828	**26 772 021**	**-70 816**	**26 552 937**	**25 608 393**

(**) Accounting policy changed from 1 January 2012 (see Note A.6.2)

32

EIB Statutory Financial Statements of the Bank

At 31.12.2011	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Investment portfolio	1 222 398	1 174 839	-12 906	1 161 933	1 112 854
Operational money market portfolios:					
- A1: Money market securities with a max. 3-month maturity	6 617 946	6 625 670	10 406	6 636 076	6 630 279
- A2: Money market securities with a max. 18-month maturity	2 225 993	2 223 162	4 011	2 229 726	2 227 853
Operational bond portfolios:					
- B1: Credit Spread	737 431	678 257	0	735 502	683 956
- B3: Global Fixed Income	663 682	627 500	0	646 000	627 500
- B4: Inflation Linked Investment	1 050 023	1 039 474	0	940 000	1 039 474
Loan substitutes (Note D)	12 012 280	12 009 061	-42 877	11 966 184	10 351 964
	24 529 753	**24 377 963**	**-41 366**	**24 315 421**	**22 673 880**

The Bank's securities lending agreement with Northern Trust Global Investment was terminated in November 2012. The nominal value of securities lending activity amounted to EUR '000 608 174 at 31 December 2011.

Loan substitutes are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no value adjustment is required and has thus been accounted for as at 31 December 2012 and 2011.

33

EU sovereign exposure in bond holdings

The Bank did not record value adjustments in 2011 and 2012 in respect of its held to maturity EU sovereign and sovereign guaranteed exposure as at the year end as the Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Bank's assets on maturity.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank's debt securities portfolios as at 31 December 2012 and 2011:

At 31.12.2012	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	116 403	118 219	113 800	122 143
Belgium	847 416	836 263	831 500	845 471
Czech Republic	759 223	750 681	694 796	863 273
Denmark	10 000	10 375	10 000	10 375
Finland	52 365	53 242	50 000	53 242
France	799 827	820 689	737 600	841 890
Germany	565 988	570 592	528 400	630 159
Greece	156 842	149 332	154 000	145 626
Hungary	17 472	18 197	19 000	17 599
Ireland	36 773	37 186	37 000	37 285
Italy	4 689 667	4 695 873	4 698 448	4 700 801
Luxembourg	46 395	45 474	44 000	45 474
Netherlands	81 100	79 242	78 000	91 631
Poland	67 672	66 622	67 000	71 819
Portugal	46 612	45 024	45 000	44 985
Slovakia	31 862	31 874	30 000	32 605
Spain	910 284	896 056	897 600	898 029
	9 235 901	**9 224 941**	**9 036 144**	**9 452 407**
Non-EU sovereign and other bonds	**17 544 927**	**17 547 080**	**17 516 793**	**16 155 986**
Total	**26 780 828**	**26 772 021**	**26 552 937**	**25 608 393**

In 2011, the Bank did not participate in any private sector initiative for Greece and therefore no value adjustments were recorded on its held to maturity Greek sovereign and sovereign guaranteed exposure.

At 31.12.2011	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	218 600	218 386	213 800	224 814
Belgium	116 384	103 472	99 500	108 358
Czech Republic	596 336	593 160	550 453	612 107
Denmark	10 000	10 000	10 000	10 455
France	673 885	683 860	616 921	699 337
Germany	645 157	655 029	599 400	704 764
Greece	274 300	191 229	268 350	76 354
Hungary	17 472	18 085	19 000	13 656
Ireland	116 117	100 138	117 000	99 797
Italy	2 546 562	2 515 108	2 520 800	2 497 338
Luxembourg	31 761	31 536	30 000	31 536
Netherlands	123 567	122 067	120 000	132 476
Poland	67 672	66 745	67 000	65 911
Portugal	71 682	68 689	68 400	57 300
Slovakia	4 867	4 916	5 000	4 698
Spain	2 904 713	2 892 983	2 897 913	2 899 847
	8 419 075	**8 275 403**	**8 203 537**	**8 238 748**
Non-EU sovereign and other bonds	**16 110 678**	**16 102 560**	**16 111 884**	**14 435 132**
Total	**24 529 753**	**24 377 963**	**24 315 421**	**22 673 880**

34

EIB Statutory Financial Statements of the Bank

Note C – Loans and advances to credit institutions – other loans and advances (in EUR '000)

The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary.

	31.12.2012	31.12.2011
Term deposits	9 054 416	13 869 281
Overnight deposits	406 757	250 000
Tripartite reverse repos (*)	40 714 480	25 393 472
Total other loans and advances to credit institutions	**50 175 653**	**39 512 753**
of which cash and cash equivalents	49 905 653	39 312 753

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:
- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2012	Total 2011
Disbursed portion	124 500 426	276 155 907	400 656 333	383 587 759
Undisbursed loans	19 786 999	62 129 484	81 916 483	85 806 923
Aggregate loans granted	**144 287 425**	**338 285 391**	**482 572 816**	**469 394 682**
Loan substitutes portfolio (Note B.2)			12 718 132	12 009 061
Aggregate loans including loan substitutes portfolio (Note D.3)			**495 290 948**	**481 403 743**

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2012	2011
Provision at 1 January	192 790	91 608
Release during the year	-16 826	-60 705
Use during the year	-34 588	0
Allowance during the year	199 593	161 887
Foreign exchange adjustment	580	0
At 31 December	**341 549**	**192 790**

In 2012, an amount of EUR'000 4 500 was paid by the European Commission to the Bank in the context of a Risk Sharing operation which had been provided. This amount has been accounted for in the profit and loss account as *Value (re-) adjustments in respect of loans and advances and provisions for contingent liabilities.*

35

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Spain	737	75 069 313	71 873 109	3 196 204	15.16%	14.95%
Italy	614	61 465 203	51 641 709	9 823 494	12.41%	12.45%
Germany	636	57 919 557	51 598 993	6 320 564	11.69%	12.30%
France	445	44 390 922	37 492 207	6 898 715	8.96%	9.03%
United Kingdom	265	33 630 470	28 673 391	4 957 079	6.79%	6.85%
Poland	241	30 292 729	22 749 769	7 542 960	6.12%	5.53%
Portugal	295	22 873 209	20 261 700	2 611 509	4.61%	5.15%
Greece	147	16 692 532	15 122 585	1 569 947	3.36%	3.49%
Hungary	140	12 226 945	9 900 069	2 326 876	2.47%	2.37%
Austria	202	11 716 602	10 366 970	1 349 632	2.37%	2.37%
Czech Republic	131	10 595 358	9 473 541	1 121 817	2.14%	2.10%
Belgium	116	9 805 251	8 324 881	1 480 370	1.98%	2.00%
Netherlands	76	8 773 321	7 173 621	1 599 700	1.77%	1.65%
Sweden	71	7 916 773	6 013 848	1 902 925	1.60%	1.62%
Romania	84	7 195 170	4 491 525	2 703 645	1.45%	1.50%
Finland	119	7 084 860	5 730 820	1 354 040	1.43%	1.60%
Ireland	58	4 972 384	4 389 123	583 261	1.00%	0.96%
Slovenia	63	3 811 849	2 349 477	1 462 372	0.77%	0.69%
Slovakia	52	2 808 786	2 314 566	494 220	0.57%	0.56%
Bulgaria	44	2 442 843	1 448 747	994 096	0.49%	0.52%
Cyprus	30	2 176 363	1 620 063	556 300	0.44%	0.38%
Denmark	41	2 149 595	1 950 395	199 200	0.43%	0.46%
Latvia	25	1 612 899	853 019	759 880	0.33%	0.33%
Estonia	20	1 326 643	998 183	328 460	0.27%	0.26%
Lithuania	16	1 268 104	1 266 544	1 560	0.26%	0.27%
Luxembourg	20	810 200	573 200	237 000	0.16%	0.14%
Malta	7	336 983	276 983	60 000	0.07%	0.06%
Sub-total	**4 695**	**441 364 864**	**378 929 038**	**62 435 826**	**89.10%**	**89.59%**

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Turkey	153	16 252 254	12 531 391	3 720 863		
Serbia	63	3 741 531	2 114 521	1 627 010		
Croatia	40	2 770 363	2 029 522	740 841		
Iceland	10	531 015	461 015	70 000		
Macedonia (FYROM)	13	454 119	249 253	204 866		
Montenegro	32	289 951	169 451	120 500		
Sub-total	**311**	**24 039 233**	**17 555 153**	**6 484 080**	**4.85%**	**3.75%**

36

EIB Statutory Financial Statements of the Bank

D.3.2.2. ACP States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Kenya	4	262 712	71 414	191 298		
Madagascar	1	227 376	227 376	0		
Regional - West Africa	6	174 811	44 811	130 000		
Lesotho	4	162 179	46 960	115 219		
Namibia	8	158 526	158 526	0		
Zambia	3	152 000	0	152 000		
Tanzania, United republic of	2	150 652	0	150 652		
Mozambique	7	132 495	80 409	52 086		
Mauritius	11	132 111	65 734	66 377		
Uganda	2	130 000	0	130 000		
Nigeria	2	106 675	12 907	93 768		
Cameroon	2	70 000	5 000	65 000		
Senegal	3	69 898	38 898	31 000		
Ghana	2	64 130	64 130	0		
Cape Verde	2	58 724	34 244	24 480		
Congo (Democratic Republic)	1	55 000	28 644	26 356		
Liberia	1	50 000	0	50 000		
Benin	2	45 000	0	45 000		
Burkina Faso	2	41 500	15 500	26 000		
Regional - Caribbean	2	39 487	39 487	0		
Seychelles	2	34 737	6 562	28 175		
Swaziland	2	34 127	20 627	13 500		
Congo	1	29 000	22 476	6 524		
Dominican Republic	1	26 800	0	26 800		
Jamaica	3	19 319	19 319	0		
Malawi	2	16 730	15 551	1 179		
Botswana	3	16 476	16 476	0		
Mauritania	2	15 656	14 959	697		
Dominica	2	7 914	1 701	6 213		
Barbados	3	7 454	7 454	0		
Saint Kitts and Nevis	2	5 987	0	5 987		
Saint Vincent and Grenadines	2	5 268	5 268	0		
Togo	1	3 000	0	3 000		
Bahamas	1	2 689	2 689	0		
Saint Lucia	1	2 119	2 119	0		
Sub-total	**95**	**2 510 552**	**1 069 241**	**1 441 311**	**0.51%**	**0.50%**

37

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
China	7	1 799 727	722 193	1 077 534		
Vietnam	8	572 596	199 596	373 000		
India	4	444 384	230 081	214 303		
Pakistan	5	136 203	36 203	100 000		
Sri Lanka	4	135 864	135 864	0		
Philippines	3	75 155	75 155	0		
Indonesia	3	60 436	60 436	0		
Laos	1	40 985	40 985	0		
Maldives	1	34 472	34 472	0		
Thailand	1	10 583	10 583	0		
Bangladesh	1	7 956	7 956	0		
Tajikistan	1	7 000	0	7 000		
Sub-total	**39**	**3 325 361**	**1 553 524**	**1 771 837**	**0.67%**	**0.65%**

D.3.2.4. Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Bosnia-Herzegovina	35	1 375 504	746 807	628 697		
Albania	13	308 429	217 996	90 433		
Sub-total	**48**	**1 683 933**	**964 803**	**719 130**	**0.34%**	**1.11%**

D.3.2.5. Central and Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of year 2011
Brazil	13	1 488 923	888 923	600 000		
Panama	4	581 288	278 120	303 168		
Argentina	5	278 245	278 245	0		
Ecuador	2	228 007	28 007	200 000		
Mexico	4	183 919	183 919	0		
Colombia	2	152 273	152 273	0		
Regional - Central America	3	133 205	63 205	70 000		
Peru	3	79 130	79 130	0		
Nicaragua	2	69 357	11 264	58 093		
Paraguay	1	64 423	64 423	0		
Chile	1	62 203	62 203	0		
Uruguay	3	19 559	19 559	0		
Costa Rica	1	3 699	3 699	0		
Regional - Andean Countries	1	967	967	0		
Sub-total	**45**	**3 345 198**	**2 113 937**	**1 231 261**	**0.68%**	**0.72%**

38

EIB Statutory Financial Statements of the Bank

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Norway	7	673 800	569 600	104 200		
Switzerland	2	61 500	61 500	0		
Sub-total	**9**	**735 300**	**631 100**	**104 200**	**0.15%**	**0.26%**

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Morocco	59	4 018 050	2 060 370	1 957 680		
Tunisia	57	3 344 501	2 107 316	1 237 185		
Egypt	35	3 157 107	2 229 741	927 366		
Syrian Arab Republic	15	1 135 865	583 864	552 001		
Israel	12	796 690	587 944	208 746		
Lebanon	23	768 767	453 767	315 000		
Algeria	1	480 050	480 050	0		
Jordan	17	408 459	346 748	61 711		
Gaza - West Bank	6	58 616	19 576	39 040		
Sub-total	**225**	**14 168 105**	**8 869 376**	**5 298 729**	**2.86%**	**2.75%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
French Polynesia	2	17 500	0	17 500		
New Caledonia	1	368	368	0		
Sub-total	**3**	**17 868**	**368**	**17 500**	**0.01%**	**0.00%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Ukraine	11	1 730 540	304 000	1 426 540		
Russian Federation	6	427 525	205 525	222 000		
Georgia	9	418 483	120 020	298 463		
Moldova	10	280 810	85 539	195 271		
Armenia	4	56 666	7 850	48 816		
Sub-total	**40**	**2 914 024**	**722 934**	**2 191 090**	**0.59%**	**0.41%**

39

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
South Africa	32	1 186 510	964 991	221 519		
Sub-total	**32**	**1 186 510**	**964 991**	**221 519**	**0.24%**	**0.26%**
Total loans for projects outside the Union	**847**	**53 926 084**	**34 445 427**	**19 480 657**	**10.90%**	**10.41%**
Total loans 2012(1)	**5 542**	**495 290 948**	**413 374 465**	**81 916 483**	**100.00%**	
Total loans 2011(1)	**5 453**	**481 403 743**	**395 596 820**	**85 806 923**		**100.00%**

(1) including loan substitutes (Note B.2 and D.1)

Note E – Shares and other variable-yield securities

E.1. Shares and other variable-yield securities

This balance comprises (in EUR '000):

	Venture capital operations(1)	EBRD shares(2)	Investment funds(1)	Total
Cost:				
At 1 January 2012	1 985 951	157 500	421 945	2 565 396
Net additions	229 454	0	97 183	326 637
At 31 December 2012	**2 215 405**	**157 500**	**519 128**	**2 892 033**
Value adjustments:				
At 1 January 2012	-635 414	0	-16 781	-652 195
Net releases/additions	35 300	0	-1 395	33 905
At 31 December 2012	**-600 114**	**0**	**-18 176**	**-618 290**
Net book value:				
At 31 December 2012	**1 615 291**	**157 500**	**500 952**	**2 273 743**
At 31 December 2011	**1 350 537**	**157 500**	**405 164**	**1 913 201**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

- for venture capital operations EUR '000 1 904 034 (2011: EUR '000 1 782 524)
- for investment funds EUR '000 539 385 (2011: EUR '000 547 148)

(2) The amount of EUR '000 157 500 (2011: EUR '000 157 500) corresponds to the capital paid in by the Bank as at 31 December 2012 with respect to its subscription of EUR '000 900 440 to the capital of the EBRD (European Bank for Reconstruction and Development).

As at 31 December 2012, the Bank holds 3.04% of the subscribed capital of the EBRD. The share of underlying net equity of the Bank in EBRD amounts to EUR 400.5 million (2011: EUR 392.7 million). This is based on the audited 2011 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2010)	3.03	12 977	1 227	39 327
EBRD (31.12.2011)	3.17	13 173	173	47 036

40

EIB Statutory Financial Statements of the Bank

E.2. Shares in affiliated undertakings

The balance of EUR '000 493 532 (2011: EUR '000 491 588) corresponds to the amount paid in by the Bank in respect of its subscription of EUR '000 1 864 000 (2011: EUR '000 1 858 000) to the capital of the European Investment Fund ('EIF'), with its registered office in Luxembourg.

The Bank holds 62.13% (2011: 61.93%) of the subscribed capital of the EIF amounting to EUR 3.00 billion (2011: EUR 3.00 billion).

With respect to the 1 136 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR '000 324. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit of the year.

The nominal value of EUR '000 424 376 (2011: EUR '000 385 841) of the put option granted to EIF minority shareholders, shown off-balance sheet, has been calculated on the basis of the 2012 audited EIF statutory accounts prepared according to the International Financial Reporting Standards.

In EUR '000	% held	Total own funds	Total net result	Total assets
EIF (31.12.2011)	61.93	972 158	-10 218	1 217 331
EIF (31.12.2012)	62.13	1 120 710	30 722	1 392 091

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2012	24 393	370 271	78 874	473 538	15 172
Additions	0	1 748	11 546	13 294	5 861
Disposals	0	0	-14 023	-14 023	-3 633
At 31 December 2012	**24 393**	**372 019**	**76 397**	**472 809**	**17 400**
Accumulated depreciation:					
At 1 January 2012	0	-127 426	-41 636	-169 062	-4 770
Depreciation	0	-10 702	-13 176	-23 878	-6 449
Disposals	0	0	13 847	13 847	3 620
At 31 December 2012	**0**	**-138 128**	**-40 965**	**-179 093**	**-7 599**
Net book value:					
At 31 December 2012	**24 393**	**233 891**	**35 432**	**293 716**	**9 801**
At 31 December 2011	**24 393**	**242 845**	**37 238**	**304 476**	**10 402**

41

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2012	31.12.2011
Loan instalments receivable	139 160	63 497
Guarantee calls from Member States & Guarantee fund	18 079	0
Guarantees disbursed	10 965	11 156
Staff housing loans and advances (*)	8 808	10 931
Commission receivable on guarantees	1 962	2 544
Advances on salaries and allowances	428	240
Other	24 112	25 170
	203 514	**113 538**

(*) The balance relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been substituted by an arrangement with an external financial institution, whereby permanently employed staff members of the Bank may be granted staff housing loans in accordance with the Bank's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	31.12.2012	31.12.2011
Optional Supplementary Provident Scheme (Note L)	286 490	251 779
Payable on HIPC initiative	93 395	93 395
EIF Pension Plan	53 490	43 933
Transitory account on loans	51 442	51 469
Personnel costs payable	44 963	37 151
Guarantee fees	29 372	4 820
Fair value of derivatives	19 065	0
Western Balkans infrastructure fund	8 025	9 600
Other	36 922	28 531
	623 164	**520 678**

42

EIB Statutory Financial Statements of the Bank

Note H – Subscription to the capital of the Bank, own funds and appropriation of profit

H.1. Statement of Subscriptions to the Capital of the Bank

as at 31 December 2012 (in EUR)

Member States	Subscribed capital	Uncalled capital (*)	Called up capital at 31.12.2012
Germany	39 195 022 000	35 699 118 050	3 495 903 950
France	39 195 022 000	35 699 118 050	3 495 903 950
Italy	39 195 022 000	35 699 118 050	3 495 903 950
United Kingdom	39 195 022 000	35 699 118 050	3 495 903 950
Spain	23 517 013 500	21 419 470 925	2 097 542 575
Netherlands	10 864 587 500	9 895 547 225	969 040 275
Belgium	10 864 587 500	9 895 547 225	969 040 275
Sweden	7 207 577 000	6 564 714 700	642 862 300
Denmark	5 501 052 500	5 010 399 750	490 652 750
Austria	5 393 232 000	4 912 195 875	481 036 125
Poland	5 017 144 500	4 569 652 475	447 492 025
Finland	3 098 617 500	2 822 243 850	276 373 650
Greece	2 946 995 500	2 684 145 675	262 849 825
Portugal	1 899 171 000	1 729 779 000	169 392 000
Czech Republic	1 851 369 500	1 686 240 975	165 128 525
Hungary	1 751 480 000	1 595 260 900	156 219 100
Ireland	1 375 262 000	1 252 598 750	122 663 250
Romania	1 270 021 000	1 156 744 700	113 276 300
Slovakia	630 206 000	573 996 175	56 209 825
Slovenia	585 089 500	532 903 925	52 185 575
Bulgaria	427 869 500	389 706 625	38 162 875
Lithuania	367 127 000	334 381 950	32 745 050
Luxembourg	275 054 500	250 521 650	24 532 850
Cyprus	269 710 500	245 654 325	24 056 175
Latvia	224 048 000	204 064 750	19 983 250
Estonia	173 020 000	157 587 900	15 432 100
Malta	102 665 000	93 508 025	9 156 975
Total	**242 392 989 000**	**220 773 339 550**	**21 619 649 450**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

43

Member States	Subscribed capital	Uncalled capital (*)	Called up capital at 31.12.2011
Germany	37 578 019 000	35 699 118 050	1 878 900 950
France	37 578 019 000	35 699 118 050	1 878 900 950
Italy	37 578 019 000	35 699 118 050	1 878 900 950
United Kingdom	37 578 019 000	35 699 118 050	1 878 900 950
Spain	22 546 811 500	21 419 470 925	1 127 340 575
Netherlands	10 416 365 500	9 895 547 225	520 818 275
Belgium	10 416 365 500	9 895 547 225	520 818 275
Sweden	6 910 226 000	6 564 714 700	345 511 300
Denmark	5 274 105 000	5 010 399 750	263 705 250
Austria	5 170 732 500	4 912 195 875	258 536 625
Poland	4 810 160 500	4 569 652 475	240 508 025
Finland	2 970 783 000	2 822 243 850	148 539 150
Greece	2 825 416 500	2 684 145 675	141 270 825
Portugal	1 820 820 000	1 729 779 000	91 041 000
Czech Republic	1 774 990 500	1 686 240 975	88 749 525
Hungary	1 679 222 000	1 595 260 900	83 961 100
Ireland	1 318 525 000	1 252 598 750	65 926 250
Romania	1 217 626 000	1 156 744 700	60 881 300
Slovakia	604 206 500	573 996 175	30 210 325
Slovenia	560 951 500	532 903 925	28 047 575
Bulgaria	410 217 500	389 706 625	20 510 875
Lithuania	351 981 000	334 381 950	17 599 050
Luxembourg	263 707 000	250 521 650	13 185 350
Cyprus	258 583 500	245 654 325	12 929 175
Latvia	214 805 000	204 064 750	10 740 250
Estonia	165 882 000	157 587 900	8 294 100
Malta	98 429 500	93 508 025	4 921 475
Total	**232 392 989 000**	**220 773 339 550**	**11 619 649 450**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

44

EIB Statutory Financial Statements of the Bank

H.2. Own funds and appropriation of profit

Statement of movements in own funds (in EUR '000)	2012	2011
Share Capital:		
- Subscribed capital	242 392 989	232 392 989
- Uncalled capital	-220 773 340	-220 773 340
- **Called capital**	**21 619 649**	**11 619 649**
- Capital called but not paid	-9 992 427	0
- **Paid in capital**	**11 627 222**	**11 619 649**
Reserves and profit for the year:		
Reserve Fund:		
- Balance at beginning of the year	20 972 343	20 082 400
- Appropriation of prior year's profit [1]	624 285	889 943
- **Balance at end of the year**	**21 596 628**	**20 972 343**
Additional reserves:		
- Balance at beginning of the year	1 144 024	1 144 024
- **Balance at end of the year**	**1 144 024**	**1 144 024**
Special activities reserve:		
- Balance at beginning of the year	4 108 940	3 299 370
- Appropriation of prior year's profit [1]	1 031 446	809 570
- **Balance at end of the year**	**5 140 386**	**4 108 940**
General loan reserve:		
- Balance at beginning of the year	2 340 863	1 923 734
- Appropriation of prior year's profit [1]	636 046	417 129
- **Balance at end of the year**	**2 976 909**	**2 340 863**
Profit for the year	**2 740 304**	**2 291 777**
Total own funds	45 225 473	42 477 596

[1] On 25 April 2012, the Board of Governors decided to appropriate the profit for the year ended 31 December 2011, which amounted to EUR '000 2 291 777, to the Reserve Fund, the Special activities reserve and the General loan reserve.

H.3. Subscribed capital, called but not paid

As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States are due to pay in their respective shares of this EUR 10 billion capital increase over no more than three instalments, with 91.6% of the capital increase due no later than 31 March 2013 and the remainder in two equal instalments no later than 31 March 2014 and 31 March 2015 respectively.

The amount of EUR '000 9 992 427 shown in the balance sheet under the caption *Subscribed capital called but not paid* represents the amount receivable from the Member States in respect of their share of the capital increase.

45

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

Prepayments and accrued income	31.12.2012	31.12.2011
Interest and commission receivable	9 176 977	8 852 559
Foreign exchange on currency swap contracts	6 603 887	10 940 322
Redemption premiums on swaps receivable (*)	472 985	495 446
Deferred borrowing charges	103 415	56 230
Investment Facility's commission receivable	36 202	38 011
Other	26 815	10 683
	16 420 281	**20 393 251**

Accruals and deferred income	31.12.2012	31.12.2011
Interest and commission payable	10 515 700	9 865 998
Redemption premiums on swaps payable (*)	568 278	534 287
Deferred early repayment indemnities on loans	0	232 184
Deferred borrowing proceeds	279 098	278 560
Interest subsidies received in advance (**)	133 527	155 670
Prepaid management fees	2 937	10 314
	11 499 540	**11 077 013**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission has been made available as a long-term advance which is entered on the liabilities side under item *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the EU from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2012	31.12.2011
Repayable on demand	10 708 287	10 969 469
Short term deposits	24 081	53 459
Repo with central banks	0	100 000
Cash deposited on swaps payable	928 225	1 037 136
	11 660 593	**12 160 064**

J.2. Amounts owed to customers

	31.12.2012	31.12.2011
Overnight deposits	44 671	46 323
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	379 405	343 617
- Deposit accounts	1 647 482	1 240 648
Short-term deposits	658 637	960 037
	2 730 195	**2 590 625**

46

EIB Statutory Financial Statements of the Bank

Note K – Debts evidenced by certificates

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2012 and 2011, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)

Payable in	Outstanding at 31.12.2012	Average rate 2012(*)	Due dates	Outstanding at 31.12.2011	Average rate 2011(*)
EUR	196 023 682	3.09	2013/2057	174 488 830	3.35
USD	108 809 061	2.36	2013/2058	107 454 811	2.56
GBP	59 693 677	3.77	2013/2054	58 101 423	4.03
AUD	19 055 453	5.27	2013/2042	18 996 605	5.37
JPY	10 650 948	0.85	2014/2047	13 660 198	0.86
CHF	7 990 828	2.37	2014/2036	7 146 966	2.47
NOK	6 974 498	3.37	2013/2025	6 498 323	3.74
SEK	5 507 027	3.61	2013/2039	4 301 840	3.71
TRY	2 932 450	8.86	2013/2022	2 776 232	9.33
ZAR	1 710 305	8.02	2013/2021	1 926 787	8.16
NZD	1 614 026	5.49	2013/2021	2 449 662	6.41
RUB	1 087 293	6.50	2013/2019	719 741	6.69
CAD	753 409	4.53	2037/2045	744 612	4.56
DKK	549 524	2.55	2024/2026	551 505	2.55
CZK	527 035	3.51	2013/2030	541 280	3.89
PLN	313 500	5.91	2013/2026	290 920	6.00
HUF	239 743	6.51	2013/2016	273 625	6.37
RON	101 249	8.88	2014/2016	104 087	8.88
BGN	43 460	1.21	2013/2013	117 599	5.18
MXN	37 297	4.70	2015/2015	32 419	5.06
HKD	33 252	5.10	2013/2019	232 816	0.98
TWD	26 042	4.76	2013/2013	25 508	5.10
Total	**424 673 759**			**401 435 789**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 243 million in 2012 and EUR 615 million in 2011). All such borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2012 and 2011 for debts evidenced by certificates (including the short term commercial papers):

(In EUR million)	2012	2011
Balance at 1 January	401 436	358 009
Issuance during the year	140 025	151 108
Contractual redemptions	-112 617	-111 187
Early redemptions	-2 449	-2 780
Exchange adjustments	-1 721	6 286
Balance at 31 December	**424 674**	**401 436**

47

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Bank's main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

The pension plans and health insurance scheme provisions are as follows (in EUR'000):

	2012	2011
Staff pension plan:		
Provision at 1 January	**1 397 613**	**1 271 727**
Payments made during the year	-54 054	-51 503
Recognition of actuarial losses	675	12 916
Annual contributions and interest	172 161	164 473
Sub-total	**1 516 395**	**1 397 613**
Management Committee Pension Plan	35 302	34 924
Provision at 31 December	**1 551 697**	**1 432 537**
Health insurance scheme:		
Provision at 1 January	**145 526**	**131 325**
Payments made during the year	-9 197	-10 065
Recognition of actuarial losses	0	51
Annual contributions and interest	26 928	24 215
Provision at 31 December	**163 257**	**145 526**
Total provisions at 31 December	**1 714 954**	**1 578 063**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 286 million (2011: EUR 252 million) is classified under '*Other liabilities*' (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2012 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2012 with an extrapolation ('roll forward' method) for the last 3 months of 2012, using the prevailing market rates of 31 December 2012 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 4.23% (2011: 5.58%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 18.17 year duration (2011: 18.85 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2011: 1.5%) above the discount rate mentioned above;
- a progressive retirement between the age of 55-65 (same as 2011);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (same as 2011);
- probable resignation of 3% up to age 55 (same as 2011);
- a rate of adjustment of pensions of 2% per annum (same as 2011);
- use of the ISCLT longevity table (same as 2011); and
- a medical cost inflation rate of 4% per annum (same as 2011).

48

EIB Statutory Financial Statements of the Bank

The provisions for these schemes are adjusted when needed (Note A.12.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight line basis.

In 2011, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 168 477. EUR '000 10 839 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight line basis from 1 January 2012. Thereby, the net loss recognised in 2012 is EUR '000 877.

In 2012, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 713 872. EUR '000 471 509 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2013 will be EUR '000 33 071.

Note M – Extraordinary charges

There are no extraordinary charges for the year ended 31 December 2012. The extraordinary charges accounted for in 2011 for the amount of EUR 50 million related to the Bank's participation in the HIPC Debt Relief Initiative, which proves debt relief to highly indebted poor countries.

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2012	2011
Interest receivable and similar income:		
Cash in hand, balance with central banks and post office banks	2 218	3 720
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	447 200	499 084
Loans and advances to credit institutions and customers	10 113 177	10 086 813
Derivatives	14 966 861	14 321 414
Total	**25 529 456**	**24 911 031**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-29 238	-58 678
Debts evidenced by certificates	-14 015 370	-13 456 131
Derivatives	-8 361 599	-8 393 553
Other	-142 285	-130 299
Total	**-22 548 492**	**-22 038 661**
Net interest income	**2 980 964**	**2 872 370**

49

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

EU countries	2012	2011
Spain	1 412 302	1 465 252
Italy	1 023 346	1 025 946
Germany	871 667	909 430
Poland	790 945	668 147
United Kingdom	771 182	677 605
France	743 572	824 510
Greece	574 647	586 574
Portugal	536 974	589 511
Hungary	280 308	268 347
Austria	241 851	228 817
Belgium	213 840	211 648
Netherlands	185 311	181 596
Sweden	158 566	151 013
Czech Republic	144 723	157 527
Finland	134 140	153 581
Romania	133 947	126 440
Ireland	99 604	91 490
Slovakia	57 968	43 736
Slovenia	55 156	60 273
Lithuania	45 838	43 974
Bulgaria	44 058	37 068
Denmark	29 292	33 742
Cyprus	23 788	29 078
Latvia	21 787	22 735
Estonia	14 871	11 128
Luxembourg	14 777	17 747
Malta	7 666	6 852
Total EU countries	**8 632 126**	**8 623 767**
Outside the European Union	1 031 868	958 275
Total	**9 663 994**	**9 582 042**
Income not analysed per country[1]	15 865 462	15 328 989
Total interest receivable and similar income	**25 529 456**	**24 911 031**

[1] Income not analysed per country:

• Revenue from Investment portfolio and loan substitutes portfolios	252 814	264 090
• Revenue from Operational bond portfolios	80 508	83 884
• Revenue from Operational money-market portfolios	113 877	151 110
• Revenue from money-market operations	240 978	508 491
• Income from derivatives	14 966 861	14 321 414
• Change of accounting policy on prepayment indemnities (Note A.2.3.2)	210 424	0
	15 865 462	15 328 989

50

EIB Statutory Financial Statements of the Bank

Note O – 'Commission receivable' and 'Commission payable' (in EUR '000)

	2012	2011
Commission receivable:		
Commission income from advisory activities	60 773	65 853
Commission income on loans	52 072	43 722
Commission on Investment Facility - Cotonou (Note Z)	36 188	38 011
Commission on Jaspers (Note Z)	23 247	24 913
Commission on Jessica (Note Z)	17 959	16 664
Commission on NER 300 (Note Z)	13 677	7 003
Commission on Yaoundé/Lomé conventions (Note Z)	5 247	6 035
Commission from other EU institutions (Note Z)	27 612	15 191
Total commission receivable	**236 775**	**217 392**
Commission payable	**-14 594**	**-13 884**

Note P – Net result on financial operations (in EUR '000)

	2012	2011
Unrealised result on operational treasury portfolio	165 249	-26 762
Net amortisation on foreign exchange derivatives	127 721	-56 995
Value (re-)adjustment on venture capital operations	35 300	-12 378
Net result on unwind of ALM swaps	32 501	36 805
Net realised result on operational treasury portfolio	15 103	-53 696
Net result on repurchase of debts evidenced by certificates	5 199	12 639
Result on long-term futures	-1 047	-12 992
Value (re-)adjustment on shares and other variable yield securities other than venture capital	-1 395	-242
Net unrealised result on derivatives	-10 018	0
Net result on translation of balance sheet positions	-14 175	1 435
Net result on unwind of asset swaps	-76 076	-28 385
Realised result on sale of shares and other variable yield securities	-79 902	-5 871
	198 460	**-146 442**

Note Q – Other operating income (in EUR '000)

	2012	2011
Reversal of previous year's unutilised accruals on general administrative expenses	1 847	5 275
Rental income	3 803	2 035
Amendment fees	4 063	3 004
Other	3 894	1 420
	13 607	**11 734**

51

Note R – General administrative expenses (in EUR '000)

	2012	2011
Salaries and allowances(*)	-230 371	-219 660
Welfare contributions and other staff costs	-132 140	-143 704
Staff costs	**-362 511**	**-363 364**
Other general administrative expenses	-134 330	-122 664
Total general administrative expenses	**-496 841**	**-486 028**

(*) of which the amount for members of the Management Committee is EUR'000 3 225 at 31 December 2012 and EUR'000 3 022 at 31 December 2011. The number of persons employed by the Bank was 1 964 at 31 December 2012 (1 948 at 31 December 2011).

Note S – Off-balance sheet special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments

The Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2012 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	157	157
Loans and advances to credit institutions and customers, excluding loan substitutes	451 511	472 818
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	26 772	25 608
Shares and other variable yield securities (Note E)	2 274	2 887
Total financial assets	**480 714**	**501 470**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	14 390	14 390
Debts evidenced by certificates (Note K)	424 674	469 572
Total financial liabilities	**439 064**	**483 962**

At 31 December 2011 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	427	427
Loans and advances to credit institutions and customers, excluding loan substitutes	423 816	425 903
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	24 378	22 674
Shares and other variable yield securities (Note E)	1 913	2 404
Total financial assets	**450 534**	**451 408**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	14 751	14 751
Debts evidenced by certificates (Note K)	401 436	431 770
Total financial liabilities	**416 187**	**446 521**

52

EIB Statutory Financial Statements of the Bank Note U — Risk management This note presents information about the Bank’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • credit risk; • interest rate risk; • liquidity risk; • foreign exchange rate risk; and • market risk. U.1. Credit risk Credit risk concerns mainly the Bank’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Bank. No credit risk is attached to the Bank’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). The Bank’s policies on credit risk are approved by the governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. The Bank’s limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Bank generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. Following the approval of the capital increase by the heads of state and government of the EU member states, the Bank has expanded the CRPG by a dedicated chapter on the remedy of non-compliance events with bank intermediaries, and a dedicated chapter for incremental new lending in connection with the additional capital. As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee of the Bank. The Bank has thus established an operationally independent structure for determining and monitoring credit risk. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive. Management of credit risk is based, firstly, on the level of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties. U.1.1. Loans In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with demonstrated long term creditworthiness and with sound guarantees. In order to efficiently measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor. 53

Loan renegotiation and forbearance - The EIB considers loans that are unsecured or have weak security to be forborn if in response to adverse changes in the financial position of a borrower the EIB renegotiates the original terms of the contractual arrangements with this borrower affecting directly the future cash flows of the financial instrument, which may result in a loss to the Bank. In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loan would have been included in the Watch List before renegotiation. Once renegotiated, EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider to account for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, it will be removed from the Watch List. Exposures subject to changes in contractual terms which do not affect future cash flows, such as collateral or other security arrangements or the waiver of contractual rights under covenants, are not considered as forborn and hence those events are not considered as sufficient to indicate the requirement of a value adjustment on their own. In 2012, 11 loans have undergone renegotiations. The disbursed exposures to these loans amounted to EUR 1 152 million as of 31 December 2012. Of these, one loan with a disbursed exposure of EUR 88 million has been successfully restructured. Of the renegotiated loans, seven loans have been subject to value adjustments for a total amount of EUR 213 million. The disbursed exposures of these loans amounted to EUR 632 million as at 31 December 2012. During the year, the Bank also wrote off EUR 34.6 million on one renegotiated operation against a value adjustment previously recognised on this operation. Two loans with a disbursed exposure of EUR 432 million were under restructuring without a value adjustment. The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2012 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under the Facilities(*)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. The table below shows (in EUR million) the loans for projects inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations: Guarantor States Public Banks Corporates Not Total 2012 Total 2011 Borrower institutions guaranteed(1) States 0 0 0 0 42 461 42 461 39 233 Public institutions 26 578 13 946 560 3 388 55 259 99 731 92 549 Banks 19 629 36 830 34 253 25 039 24 918 140 669 141 575 Corporates 20 602 9 400 30 382 41 439 63 634 165 457 163 366 Total 2012 (1) (2) (3) (4) (5) 66 809 60 176 65 195 69 866 186 272 448 318 Total 2011 (1) (2) (3) (4) (5) 61 956 64 300 69 340 64 855 176 272 436 723 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations amount to EUR 6 665 million as of 31 December 2012 (2011: EUR 6 372 million). (3) This amount includes loans granted under Facilities. (4) This amount does not include loan substitutes (2012: EUR 12 718 million; 2011: EUR 12 009 million). (5) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. * Loans granted under Article 16 (previously Article 18) of the Bank’s Statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. 54

EIB Statutory Financial Statements of the Bank

The Bank did not record value adjustments in 2011 and 2012 in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Bank's assets on maturity.

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2012			2011		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	29	0	0	32
Belgium	619	0	172	0	0	888
Bulgaria	319	767	0	233	859	0
Cyprus	837	239	894	655	239	708
Czech Republic	2 783	446	353	2 766	589	401
Denmark	0	0	409	0	0	443
Estonia	550	0	169	165	385	119
Finland	335	0	625	385	0	1 023
France	0	0	1 052	0	0	1 177
Germany	0	0	1 777	0	0	1 822
Greece	6 986	340	6 790	7 057	560	6 806
Hungary	4 578	1 768	1 516	4 110	1 120	1 593
Ireland	0	0	627	0	0	641
Italy	1 031	0	3 133	1 084	0	3 636
Latvia	375	525	288	375	525	217
Lithuania	1 132	0	0	1 020	112	0
Luxembourg	0	0	103	0	0	135
Malta	0	0	330	0	0	290
Netherlands	0	0	0	0	0	29
Poland	6 963	1 482	11 757	6 669	1 002	10 067
Portugal	513	1 050	7 079	513	600	6 808
Romania	1 340	1 995	320	996	2 356	320
Slovakia	1 045	350	30	745	650	0
Slovenia	32	500	2 139	36	0	2 135
Spain	989	0	20 990	1 108	0	17 345
Sweden	0	0	139	0	0	585
United Kingdom	0	0	1 115	0	0	1 449
Non EU –Countries	1 138	1 434	4 973	888	1 431	3 287
Total	**31 565**	**10 896**	**66 809**	**28 805**	**10 428**	**61 956**

The table below shows (in EUR million) the loans for projects outside the European Union (Apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility):

Secured by:	31.12.2012	31.12.2011
Member States	2 528	2 369
European Union budget [1]	38 391	36 675
Total [2]	**40 919**	**39 044**

[1] of which EUR 6 665 million in risk-sharing operations as explained above (2011: EUR 6 372 million).
[2] including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

55

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE

AGREEMENT	31.12.2012	31.12.2011
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	33	51
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	278	328
Total 75% Member States global guarantee	**311**	**379**
75% Member States guarantee		
- Cotonou partnership agreement	561	604
- Cotonou partnership 2nd agreement	1 656	1 386
Total 75% Member States guarantee	**2 217**	**1 990**
Total Member States guarantee	**2 528**	**2 369**
100% European Union budget guarantee		
- South Africa – 300m – BG Decision 19.06.95	2	2
- ALA I – 750m	60	84
- ALA interim (100% guarantee) –153m	3	4
- CEEC – 1bn - BG Decision 29.11.89	21	51
- CEEC –3bn - BG Decision 02.05.94	214	290
- Russia – 100 m - 2001-2005	60	68
- Russia – 500 m - 2004-2007	230	230
Total 100% European Union budget guarantee	**590**	**729**
75% European Union budget guarantee		
- Mediterranean Protocols	349	490
- Slovenia – 1st Protocol	22	32
Total 75% European Union budget guarantee	**371**	**522**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	55	65
- ALA II – 900m	76	99
- ALA interim (70% guarantee: risk sharing) – 122m	1	3
- Bosnia-Herzegovina – 100m 99/2001	70	76
- Euromed (EIB) –2 310m – Decision 29.01.97	411	528
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	75	86
- CEEC–3,520m–Decision 29.01.97	966	1 130
Total 70% European Union budget guarantee	**1 654**	**1 987**
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-7/2007	432	547
- South Africa – Decision 2/2007–12/2013	649	574
- ALA III – 2,480m –- 2/2000 – 7/2007	713	878
- ALA Decision – 2/2007–12/2013	2 870	2 857
- Euromed II – 6,520m – 2/2000 –- 1/2007	4 281	4 611
- South Eastern Neighbours – 9,185m – 2/2000 – 7/2007	6 801	7 259
- Turkey special action – 450m – 2001-2006	225	251
- Turkey TERRA – 600m – 11/1999 – 11/2002	437	464
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	2 524	1 593
- PEV MED 1/2/2007 – 31/12/2013	7 803	6 593
- Pre-Accession – 8,700m – 2007 – 2013	8 291	7 660
- Climate Change Mandate 2011 - 2013	750	150
Total 65% European Union budget guarantee	**35 776**	**33 437**
Total European Union budget guarantee	**38 391**	**36 675**
Total	**40 919**	**39 044**

56

EIB Statutory Financial Statements of the Bank

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 27 223 million (2011: EUR 20 642 million), with the following composition:

As at 31 December 2012	Loan Financial Collateral (in EUR million) [(1)]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total
	Govern-ment	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS			
Aaa	799	322	13	714	1 189	0	0	0	**3 037**
Aa1 to Aa3	923	142	98	527	1 140	8	0	0	**2 838**
A1	384	0	9	0	802	0	0	0	**1 195**
Below A1	10 609	0	819	1 544	4 881	147	0	0	**18 000**
Non-Rated	0	0	0	0	0	0	318	1 835	**2 153**
Total	**12 715**	**464**	**939**	**2 785**	**8 012**	**155**	**318**	**1 835**	**27 223**

As at 31 December 2011	Loan Financial Collateral (in EUR million) [(1)]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total
	Govern-ment	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS			
Aaa	943	180	6	498	1 800	219	0	0	**3 646**
Aa1 to Aa3	1 059	0	127	722	1 162	95	0	0	**3 165**
A1	898	0	0	345	793	62	0	0	**2 098**
Below A1	8 447	0	327	184	1 626	38	0	0	**10 622**
Non-Rated	0	0	0	0	0	0	168	943	**1 111**
Total	**11 347**	**180**	**460**	**1 749**	**5 381**	**414**	**168**	**943**	**20 642**

[(1)] Bonds, equities and funds are valued at their market value.

A breakdown of disbursed loans outstanding including loan substitutes (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector :	not more than 1 year	1 year to 5 years	more than 5 years	Total 2012	Total 2011
Transports	5 265	28 563	84 283	**118 111**	112 215
Global Loans[(2)]	9 621	51 076	34 564	**95 261**	95 721
Energy	3 510	15 907	34 833	**54 250**	50 891
Industry	4 528	23 776	8 828	**37 132**	32 820
Health, education	1 379	9 130	25 511	**36 020**	33 399
Water, sewerage	1 185	6 795	14 752	**22 732**	20 948
Miscellaneous infrastructure	916	4 770	13 326	**19 012**	18 955
Services	1 401	8 288	7 973	**17 662**	17 436
Telecommunications	1 165	8 654	2 219	**12 038**	12 400
Agriculture, fisheries, forestry	10	149	997	**1 156**	812
Total 2012	**28 980**	**157 108**	**227 286**	**413 374**	
Total 2011	**26 629**	**148 101**	**220 867**		**395 597**

[(2)] A global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

57

Arrears on loans

Amounts in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for projects located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, banks and corporate entities. Unsecured part of these loans amounts to EUR 186 272 million as at 31 December 2012 (2011: EUR 176 272 million).

As at 31 December 2012, the arrears above 30 days on loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States amount to EUR 41.6 million (2011: EUR 1.3 million). These arrears on loans are covered by a value adjustment of EUR 35.4 million which has been recognised and accounted for under *Loans and advances to customers – value adjustments* (2011: EUR nil).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for over 90 days, the primary guarantee is called (if any available). If the due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on the loan portfolio (including interest revenue and penalty fee) of the Bank outside the European Union can be analysed as follows (in EUR 000):

	31.12.2012	31.12.2011
Instalments overdue 30 to 90 days	4 917	4 714
Instalments overdue more than 90 days	17 684	2 726
Instalments overdue more than 150 days which have been called and paid under the guarantee of a Member State or the EU	147 193	108 665
Total	**169 794**	**116 105**

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio (i.e. operational money market and bond portfolios) and treasury instruments (money markets products) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	31.12.2012	31.12.2011	31.12.2012	31.12.2011
Aaa	**10**	33	**4**	4
Aa1 to Aa3	**40**	29	**36**	26
A1 to A3	**8**	28	**52**	54
Below A3	**42**	10	**8**	16
Total	**100**	**100**	**100**	**100**

58

EIB Statutory Financial Statements of the Bank

Collateral on Treasury transactions

Collateral received

The Treasury transactions include EUR 40 714 million (2011: EUR 25 393 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2012 is EUR 42 049 million (2011: EUR 25 551 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)							
At 31 December 2012	Bonds						Total
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	
Aaa	4 661	1 065	1 694	5 013	1 539	272	**14 244**
Aa1 to Aa3	1 092	557	229	595	1 350	0	**3 823**
A1	176	0	0	221	1 134	0	**1 531**
Below A1	13 737	0	0	3 209	5 505	0	**22 451**
Total	**19 666**	**1 622**	**1 923**	**9 038**	**9 528**	**272**	**42 049**

Tripartite Agreements Collateral (in EUR million)							
At 31 December 2011	Bonds						Total
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	
Aaa	2 033	511	90	1 724	1 049	1 811	**7 218**
Aa1 to Aa3	4 962	0	506	749	1 827	0	**8 044**
A1	1 147	0	0	222	1 507	0	**2 876**
Below A1	4 709	0	0	353	2 351	0	**7 413**
Total	**12 851**	**511**	**596**	**3 048**	**6 734**	**1 811**	**25 551**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.3 billion as at 31 December 2012 (2011: EUR 2.2 billion).

U.1.3. Securities lending

The securities lending agreement, signed with Northern Trust Global Investment in 2003, was terminated in November 2012. The Bank engaged in no securities lending as at the year end.

The market value of the bonds lent in the securities lending activities amounted to EUR 646 million at 31 December 2011. The market value of the collateral portfolio at 31 December 2011 was EUR 680 million, with the following classification:

Securities Lending Collateral (in EUR million)				
At 31 December 2011	Bonds		Time deposit	Total
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	21	0	0	**21**
Aa1 to Aa3	553	0	33	**586**
A1 to A3	0	0	73	**73**
Total	**574**	**0**	**106**	**680**

59

U.1.4. Guarantees granted by the Bank in respect of loans granted by third parties and on venture capital operations

The structure of guarantors relating to guarantees granted as at 31 December 2012 and 31 December 2011 is analysed below (in EUR million):

Granted to:	2012	2011
Banks	287	292
Corporates	533	553
Public	60	60
Total	**880**	**905**

U.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments.

In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to movements in the funding or lending spread of the Bank.

The Bank manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes.

U.2.1. Value-at-Risk for the own funds of the Bank

The Bank's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth. This overall objective is achieved by investing the Bank's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

The Risk Management department quantifies the Value at Risk ('VaR') of own funds for both interest rates and foreign exchange risk factors. It is measured on the Bank's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2012, the VaR of the EIB own funds amounted to EUR 170 million (2011: EUR 316 million). The evolution of the VaR of own funds since 2011 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Bank's positions.

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2012, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 5.95 billion (2011: EUR 5.32 billion).

60

EIB Statutory Financial Statements of the Bank

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) may be redeemed before their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2012 and 31 December 2011, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2012	Pay Currency					Total
(in EUR million)	CZK	EUR	JPY	PLN	USD	
EUR Pay Notional	0	-2 707	-292	-25	-4 984	-8 008
Average maturity date		02.02.2037	08.10.2031	05.05.2026	22.10.2035	24.01.2036
Average expected maturity		16.05.2029	10.07.2028	17.05.2013	18.02.2026	11.04.2027

31.12.2011	Pay Currency					Total
(in EUR million)	CZK	EUR	JPY	PLN	USD	
EUR Pay Notional	-29	-3 064	-85	-22	-5 484	-8 684
Average maturity date	17.06.2013	25.11.2032	04.04.2031	05.05.2026	10.06.2035	28.05.2034
Average expected maturity	15.03.2012	02.06.2023	29.03.2028	01.01.2018	08.01.2026	21.01.2025

By risk factor involved:

31.12.2012	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-3 953	-3 866	-189	-8 008
Average maturity date	25.11.2033	05.05.2038	07.09.2034	24.01.2036
Average expected maturity	19.07.2027	14.11.2026	18.12.2029	11.04.2027

31.12.2011	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-4 073	-3 730	-881	-8 684
Average maturity date	16.01.2034	14.06.2036	04.06.2027	28.05.2034
Average expected maturity	05.09.2028	24.02.2022	11.08.2020	21.01.2025

61

U.2.2. Interest rate risk management The sensitivity of earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits. With the positions in place as of 31 December 2012, the earnings would increase by EUR 150.01 million (2011: EUR 113.51 million) if interest rates increased by 100 basis points and decrease by EUR 127.68 million (2011: EUR 124.25 million) if interest rates decreased by 100 basis points. The Bank computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ‘‘ongoing’’ assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Bank, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan. U.3. Liquidity risk The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. The Bank manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursement typically takes place at the borrower’s request. Liquidity risk is managed prudently as, in contrast to commercial banks, EIB does not have the natural sources of liquidity from the deposits of clients. The Bank pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level. The Bank further assures sound management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP) that specifies decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. 62

EIB Statutory Financial Statements of the Bank

Liquidity risk (in EUR million)

Maturity at 31 December 2012	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2012
Assets:						
Cash in hand, central banks and post office banks	157	0	0	0	0	**157**
Treasury bills and other bills eligible for refinancing with central banks	6 214	760	3 433	7 056	0	**17 463**
Other loans and advances:						
- Current accounts	1 015	0	0	0	0	**1 015**
- Credit institutions	49 906	270	0	0	0	**50 176**
- Customers	5	0	0	0	0	**5**
	50 926	270	0	0	0	**51 196**
Loans:						
- Credit institutions	1 982	9 745	63 573	49 165	0	**124 465**
- Customers	2 795	13 562	89 014	170 479	0	**275 850**
	4 777	23 307	152 587	219 644	0	**400 315**
Debt securities including fixed-income securities	4 175	502	2 697	1 935	0	**9 309**
Shares and other variable-yield securities	0	0	0	0	2 274	**2 274**
Shares in affiliated undertakings	0	0	0	0	494	**494**
Other assets	9 169	76	1 030	189	16 455	**26 919**
Total assets	**75 418**	**24 915**	**159 747**	**228 824**	**19 223**	**508 127**
Liabilities:						
Amounts owed to credit institutions	10 732	599	330	0	0	**11 661**
Amounts owed to customers	2 644	86	0	0	0	**2 730**
Debts evidenced by certificates	22 364	37 374	205 999	158 937	0	**424 674**
Capital, reserves and profit	0	0	0	0	55 218	**55 218**
Other liabilities	0	0	76	492	13 276	**13 844**
Total liabilities	**35 740**	**38 059**	**206 405**	**159 429**	**68 494**	**508 127**
Off balance sheet currency swaps	**57**	**457**	**2 782**	**3 308**	**0**	**6 604**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties, and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2013 - 2015 would amount to EUR 3.92 billion.

63

Maturity at 31 December 2011	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2011
Assets:						
Cash in hand, central banks and post office banks	427	0	0	0	0	**427**
Treasury bills and other bills eligible for refinancing with central banks	3 583	956	2 563	6 928	0	**14 030**
Other loans and advances:						
- Current accounts	908	0	0	0	0	**908**
- Credit institutions	39 313	200	0	0	0	**39 513**
- Customers	0	0	0	0	0	**0**
	40 221	200	0	0	0	**40 421**
Loans:						
- Credit institutions	2 229	9 296	69 562	52 774	0	**133 861**
- Customers	2 134	12 346	75 678	159 376	0	**249 534**
	4 363	21 642	145 240	212 150	0	**383 395**
Debt securities including fixed-income securities	3 832	1 327	1 898	3 291	0	**10 348**
Shares and other variable-yield securities	0	0	0	0	1 913	**1 913**
Shares in affiliated undertakings	0	0	0	0	492	**492**
Other assets	0	13	212	270	20 327	**20 822**
Total assets	**52 426**	**24 138**	**149 913**	**222 639**	**22 732**	**471 848**
Liabilities:						
Amounts owed to credit institutions	11 065	159	801	135	0	**12 160**
Amounts owed to customers	2 416	175	0	0	0	**2 591**
Debts evidenced by certificates	18 277	36 725	195 794	150 640	0	**401 436**
Capital, reserves and profit	0	0	0	0	42 478	**42 478**
Other liabilities	0	1	54	479	12 649	**13 183**
Total liabilities	**31 758**	**37 060**	**196 649**	**151 254**	**55 127**	**471 848**
Off balance sheet currency swaps	**649**	**684**	**3 558**	**6 049**	**0**	**10 940**

U.4. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years.

64

EIB Statutory Financial Statements of the Bank

Foreign exchange position (in EUR million)

Currency at 31 December 2012	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2012
Assets:						
Cash in hand, balances with central banks and post office banks	157	0	0	0	0	**157**
Treasury bills and other bills eligible for refinancing with central banks	17 370	10	83	0	93	**17 463**
Other loans and advances:						
- Current accounts	632	31	36	316	383	**1 015**
- Credit institutions	40 985	1 345	4 265	3 581	9 191	**50 176**
- Customers	5	0	0	0	0	**5**
	41 622	1 376	4 301	3 897	9 574	**51 196**
Loans:						
- Credit institutions	85 343	11 130	21 973	6 019	39 122	**124 465**
- Customers	226 224	21 359	11 212	17 055	49 626	**275 850**
	311 567	32 489	33 185	23 074	88 748	**400 315**
Debt securities including fixed-income securities	3 333	1 295	900	3 781	5 976	**9 309**
Shares and other variable-yield securities	1 801	344	27	102	473	**2 274**
Shares in affiliated undertakings	494	0	0	0	0	**494**
Other assets	22 561	1 425	1 354	1 579	4 358	**26 919**
Total assets	**398 905**	**36 939**	**39 850**	**32 433**	**109 222**	**508 127**
Liabilities:						
Amounts owed to credit institutions	10 066	0	1 304	291	1 595	**11 661**
Amounts owed to customers	2 467	193	63	7	263	**2 730**
Debts evidenced by certificates:						
- Debt securities in issue	184 380	59 268	106 617	50 085	215 970	**400 350**
- Others	11 644	426	2 192	10 062	12 680	**24 324**
	196 024	59 694	108 809	60 147	228 650	**424 674**
Capital, reserves and profit	55 218	0	0	0	0	**55 218**
Other liabilities	8 667	2 000	1 347	1 830	5 177	**13 844**
Total liabilities	**272 442**	**61 887**	**111 523**	**62 275**	**235 685**	**508 127**
Off balance sheet currency swaps	**-126 455**	**24 936**	**71 666**	**29 853**	**126 455**	
Net position	**8**	**-12**	**-7**	**11**	**-8**	

65

Currency at 31 December 2011	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2011
Assets:						
Cash in hand, balances with central banks and post office banks	396	0	0	31	31	**427**
Treasury bills and other bills eligible for refinancing with central banks	14 030	0	0	0	0	**14 030**
Other loans and advances:						
- Current accounts	539	33	9	327	369	**908**
- Credit institutions	37 070	873	255	1 315	2 443	**39 513**
- Customers	0	0	0	0	0	**0**
	37 609	906	264	1 642	2 812	**40 421**
Loans:						
- Credit institutions	89 409	13 452	24 530	6 470	44 452	**133 861**
- Customers	204 799	20 072	10 398	14 265	44 735	**249 534**
	294 208	33 524	34 928	20 735	89 187	**383 395**
Debt securities including fixed-income securities	6 402	1 526	982	1 438	3 946	**10 348**
Shares and other variable-yield securities	1 502	305	30	76	411	**1 913**
Shares in affiliated undertakings	492	0	0	0	0	**492**
Other assets	16 436	1 421	1 406	1 559	4 386	**20 822**
Total assets	**371 075**	**37 682**	**37 610**	**25 481**	**100 773**	**471 848**
Liabilities:						
Amounts owed to credit institutions	11 287	0	585	288	873	**12 160**
Amounts owed to customers	2 329	204	51	7	262	**2 591**
Debts evidenced by certificates:						
- Debt securities in issue	164 644	57 685	104 047	49 779	211 511	**376 155**
- Others	9 845	416	3 408	11 612	15 436	**25 281**
	174 489	58 101	107 455	61 391	226 947	**401 436**
Capital, reserves and profit	42 478	0	0	0	0	**42 478**
Other liabilities	7 955	2 016	1 390	1 822	5 228	**13 183**
Total liabilities	**238 538**	**60 321**	**109 481**	**63 508**	**233 310**	**471 848**
Off balance sheet currency swaps	**-132 535**	**22 623**	**71 875**	**38 037**	**132 535**	
Net position	**2**	**-16**	**4**	**10**	**-2**	

66

EIB Statutory Financial Statements of the Bank

Note V – Derivatives

The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

The majority of the Bank's swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity).

The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity).

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

V.1. As part of funding and ALM hedging activity

The Bank uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs.

Long-term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives used in the context of funding and ALM hedging activities are:

- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), subdivided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2012 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2012
Notional amount	24 149	92 179	27 323	17 715	**161 366**
Fair value (i.e. net discounted value)(*)	982	5 089	3 036	3 198	**12 305**

Currency swaps at 31 December 2011 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2011
Notional amount	18 084	93 371	37 030	18 071	**166 556**
Fair value (i.e. net discounted value)(*)	717	4 120	4 615	3 433	**12 885**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 8 million as at 31 December 2012 (2011: EUR 283 million).

67

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including the credit default swap – see Note V.3. and synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2012 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2012
Notional amount	44 560	187 029	78 536	122 692	**432 817**
Fair value (i.e. net discounted value)(*)	317	8 916	5 634	4 110	**18 977**

Interest rate swaps at 31 December 2011 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2011
Notional amount	36 656	179 678	74 866	110 012	**401 212**
Fair value (i.e. net discounted value)(*)	321	6 951	5 257	3 937	**16 466**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -648 million as at 31 December 2012 (2011: EUR -664 million).

V.1.3. Structured swaps

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2012	2011	2012	2011	2012	2011
Number of transactions	**330**	337	**3**	4	**346**	339
Notional amount (in EUR million)	**8 821**	11 302	**243**	615	**21 332**	21 285
Net discounted value (in EUR million)	**1 015**	1 114	**4**	27	**142**	381

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

68

EIB Statutory Financial Statements of the Bank

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss which the Bank would incur where the counterparty would be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Bank's derivative transactions are concluded in the contractual framework of Master Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A1, but certain counterparties rated A2/A3 have also been authorised. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

- Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
- Complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 35 205 million as at 31 December 2012 (2011: EUR 31 372 million), with the following composition:

Swap collateral (in EUR million)				
Moody's or equivalent rating	Bonds		Cash	Total 2012
	Government	Agency, supranational, covered bonds		
Aaa	1 913	1 358	0	**3 271**
Aa1 to Aa3	8 370	185	0	**8 555**
A1 to A3	11	0	0	**11**
Baa1 to Baa3	12 145	0	0	**12 145**
Below Baa3	843	0	0	**843**
Non-Rated	0	0	10 380	**10 380**
Total 2012	**23 282**	**1 543**	**10 380**	**35 205**

Swap collateral (in EUR million)				
Moody's or equivalent rating	Bonds		Cash	Total 2011
	Government	Agency, supranational, covered bonds		
Aaa	2 385	0	0	**2 385**
Aa1 to Aa3	2 224	0	0	**2 224**
A1 to A3	15 117	0	0	**15 117**
Baa1 to Baa3	6	0	0	**6**
Below Baa3	713	0	0	**713**
Non-Rated	0	0	10 927	**10 927**
Total 2011	**20 445**	**0**	**10 927**	**31 372**

69

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Net Market Exposure (NME) and Potential Future Exposure (PFE) for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Bank computes the Net Market Exposure, which is the larger of zero and the market value or "fair value" of the portfolio of transactions within the netting set with a counterparty, less the collateral. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2012 the Net Market Exposure stood at EUR 3 457 million (EUR 3 670 million as of 31 December 2011).

In addition, the Bank computes the Potential Future Exposure (PFE), which is the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes PFE at 90% confidence level using stressed market parameters to arrive at conservative estimations of the Potential Future Exposure. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2012 the total Potential Future Exposure (PFE) stood at EUR 16 494 million (EUR 15 565 million as of 31 December 2011).

- **Limits:**

The limit system for banks covers both exposure, Net Market Exposure and Potential Future Exposure.

The Net Market Exposure is measured by the NPV of the swap portfolio minus the amount of collateral received. It is limited by the Threshold applicable to the banks as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the Bank receives collateral posted by the counterparty.

The Potential Future Exposure limit determines the maximum potential future exposure, measured as explained above and reduced by overcollateralisation, accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by rating.

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's or equivalent rating	2012	2011	2012	2011	2012	2011
Aaa	1.10%	1.20%	42	156	219	301
Aa1 to Aa3	24.60%	36.80%	1 173	1 245	4 476	9 919
A1	46.50%	35.90%	1 894	1 414	8 701	4 460
A2 to A3	22.30%	25.60%	348	841	2 863	822
Below A3	5.50%	0.50%	0	14	235	63
Total	**100.00%**	**100.00%**	**3 457**	**3 670**	**16 494**	**15 565**

V.2. As part of liquidity management

The Bank enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

70

EIB Statutory Financial Statements of the Bank

The notional amount of short-term currency swaps stood at EUR 29 392 million at 31 December 2012 against EUR 19 631 million at 31 December 2011. The notional amount of short term currency forwards was EUR 364 million at 31 December 2012 (2011: EUR 322 million). The fair value of these contracts was EUR -145 million at 31 December 2012 (2011: EUR 767 million).

Long-term futures are also used by the Bank to adjust the medium term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR nil at 31 December 2012 (2011: EUR 386 million), with a nil fair value (2011: EUR -1 million).

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short term funding. The notional amount of forward rate agreements stood at EUR 4 947 million at 31 December 2012 (2011: EUR 6 606 million) and their fair value at EUR 4 million (2011: EUR 2 million).

Note W – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2012 and 2011:

	31.12.2012	31.12.2011
Non-euro currencies of EU member states		
Bulgarian leva (BGN)	1.9558	1.9558
Czech koruna (CZK)	25.151	25.787
Danish kroner (DKK)	7.4610	7.4342
Pound sterling (GBP)	0.8161	0.8353
Hungarian forint (HUF)	292.30	314.58
Polish zloty (PLN)	4.0740	4.4580
Romanian lei (RON)	4.4445	4.3233
Swedish kronor (SEK)	8.5820	8.9120
Non-EU currencies		
Australian dollar (AUD)	1.2712	1.2723
Canadian dollar (CAD)	1.3137	1.3215
Swiss franc (CHF)	1.2072	1.2156
Egyptian pound (EGP)	8.4007	7.8058
Hong Kong dollar (HKD)	10.226	10.051
Iceland Krona (ISK)	236.35	257.30
Japanese yen (JPY)	113.61	100.20
Kenyan shilling (KES)	113.68	109.53
Moroccan dirham (MAD)	11.112	11.107
Mexican peso (MXN)	17.185	18.051
Norwegian krone (NOK)	7.3483	7.7540
New Zealand dollar (NZD)	1.6045	1.6737
Russian ruble (RUB)	40.330	41.765
Serbia dinars (RSD)	112.300	106.920
Tunisia dinars (TND)	2.0472	1.9364
Turkish lira (TRY)	2.3551	2.4432
Taiwan dollars (TWD)	38.399	39.203
Ukraine Hryvnia (UAH)	10.631	10.351
United States dollar (USD)	1.3194	1.2939
Franc CFA (XOF)	655.96	655.96
South African rand (ZAR)	11.173	10.483

71

Note X – Related party transactions

X.1. European Investment Fund

Related party transactions with the European Investment Fund ('EIF') are mainly related to the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank. The amounts included in the Financial Statements and relating to the EIF are disclosed as follows:

(in EUR' 000)	31.12.2012	31.12.2011
Assets:		
Shares in affiliated undertakings	493 532	491 588
Prepayments and accrued income	482	1 482
Other assets	1 975	1 378
Total assets	**495 989**	**494 448**
Liabilities:		
Amounts owed to customers	0	-19
Other liabilities	-54 562	-47 228
Total liabilities	**-54 562**	**-47 247**
Profit and loss account:		
Income from shares in affiliated undertakings	0	1 786
Commission income	3 566	3 747
Commission expenses	-17 411	-13 608
Other operating income	3 569	2 564
General administrative expenses	2 836	2 180
Total profit and loss account	**-7 440**	**-3 331**
Off balance sheet:		
EIF capital – uncalled	1 491 200	1 486 400
EIF treasury management	1 005 068	889 808
Nominal value of put option granted to EIF minority shareholders	424 376	385 841
Total off balance sheet	**2 920 644**	**2 762 049**

X.2. Key Management Personnel

The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee, the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2012	2011
Short-term benefits[(1)]	7 248	8 332
Post employment benefits[(2)]	613	545
Termination benefits	504	504
	8 365	**9 381**

[(1)] Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[(2)] Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

72

EIB Statutory Financial Statements of the Bank

Open balances with key management personnel as at 31 December 2012 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2012	31.12.2011
Pension plans and health insurance (Note L)	-38 223	-31 964
Other liabilities (Note G)	-9 443	-7 012
Other assets (Note G)	0	6

Note Y – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2012.

Note Z – Management of third party funds

Z.1. NER300

The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The EIB prepares separate financial statements for NER300.

Z.2. Investment Facility – Cotonou

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

Z.3. Guarantee Fund

The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission ('EC') entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund.

Z.4. JESSICA (Contribution and Holding Funds)

JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank.

Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds).

JESSICA Holding Funds are used in the context of the JESSICA initiative. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA.

Z.5. FP7 Guarantee Fund

The 7th Framework Programme ('FP7') is designed to support research, technological development and demonstration projects all over Europe. The rules and principles for the management of the FP7 are laid out in the Agreement between the EC on behalf of the European Atomic Energy Community and the EIB. The EC entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. The EIB prepares separate financial statements for FP7 Guarantee Fund.

Z.6. Risk-Sharing Finance Facility ('RSFF')

The RSFF has been established within the framework of the Co-operation Agreement, entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims at fostering investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps ('RSI'). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate financial statements for the RSFF.

73

Z.7. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.8. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates. Z.9. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. Z.10. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. Z.11. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through the ENPI. The EIB prepares separate financial statements for ENPI. Z.12. Loan Guarantee Instrument for Ten-T Projects (‘LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the EC on behalf of the European Union and the EIB. The LGTT aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Z.13. ECHA On 1 April 2012 the EIB entered into an asset management agreement with the European Chemicals Agency (ECHA). Under this agreement the EIB manages the investment portfolio of ECHA in accordance with the pre-agreed Asset Management Guidelines. Z.14. AEICD This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities for micro and small/medium enterprises as well as engaging in the wider development of the private sector in the region. Z.15. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. Z.16. Project Bond Initiative (‘PBI’) A Cooperation Agreement between the EC and the EIB in respect of the Project Bond Instrument: Pilot Phase was signed in November 2012. The PBI is designed to stimulate capital market financing for infrastructure delivered under ‘project finance’ structures, including Public Private Partnerships (PPPs). The initiative will seek to enhance the credit rating of bonds issued by project companies to a rating level that is attractive for investors and to lower the project’s overall financing costs. Z.17. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the 74

EIB Statutory Financial Statements of the Bank International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.18. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership)Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.19. EPTA Trust Fund EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for EPTA Trust Fund. Z.20. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, EC (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development. It provides advice to the 12 Central and Eastern EU Member States and Croatia during project preparation to help improve the quality of the major projects to be submitted for grant financing under the Structural and Cohesion Funds. Z.21. EPEC The European PPP Expertise Centre (‘EPEC’) is a joint initiative of the EIB, the EC and European Union Member States and Candidate Countries. EPEC’s mission is to strengthen the ability of the public sector to engage in Public Private Partnership (PPP) transactions. The EIB prepares separate financial statements for EPEC. 75

Statement of Special Section [(1)]

as at 31 December 2012 and 2011 (in EUR '000)

Amounts disbursed and to be disbursed	31.12.2012	31.12.2011
Turkey		
From resources of Member States		
Disbursed loans outstanding	6 492	7 811
Total [(2)]	**6 492**	**7 811**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	95 312	106 260
Risk capital operations		
- amounts to be disbursed	58 828	64 926
- amounts disbursed	123 912	151 260
	182 740	**216 186**
Total [(3)]	**278 052**	**322 446**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• Yaoundé Conventions		
Loans disbursed	4 555	5 797
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [(4)]	**4 974**	**6 216**
• Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	16 117	16 218
- amounts disbursed	475 915	591 263
	492 032	**607 481**
Total [(5)]	**492 032**	**607 481**
Total	**781 550**	**943 954**

Funds received and to be received	31.12.2012	31.12.2011
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	219 224	257 520
- Yaoundé Conventions	4 974	6 216
- Lomé Conventions	475 915	591 263
	700 113	854 999
Under mandate from Member States	6 492	7 811
Total funds under trust management	**706 605**	**862 810**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	58 828	64 926
On operations from risk capital resources under the Lomé Conventions	16 117	16 218
Total funds to be disbursed	**74 945**	**81 144**
Total	**781 550**	**943 954**

76

EIB Statutory Financial Statements of the Bank

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December: 2012: EUR '000 417 129 (2011: EUR '000 472 103)

b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December: 2012: EUR '000 85 017 (2011: EUR '000 90 991)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		20 412
less:	cancellations	215	
	repayments	419 604	
			-419 819
			6 492

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840 457 (*)
less:	exchange adjustments	48 508	
	cancellations	119 859	
	repayments	394 038	
			-562 405
			278 052

(*) Change in initial amount relates to ENPI (Note Z.11) which is no longer reported as part of Special Section.

77

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union: Loans on special conditions 139 483 Contributions to the formation of risk capital 2 503 Initial amount: 141 986 add: capitalised interests 1 178 exchange adjustments 9 831 11 009 less: cancellations 3 310 repayments 144 711 -148 021 4 974 Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3 116 097 Equity participations 121 002 Initial amount: 3 237 099 add: capitalised interests 9 548 less: cancellations 684 845 repayments 2 011 777 exchange adjustments 57 993 -2 754 615 492 032 Loans from other resources: Initial amount: 16 500 add: exchange adjustments 58 less: cancellations 8 414 repayments 8 144 -16 558 0 492 032 78

EIB Statutory Financial Statements of the Bank Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying financial statements of EUROPEAN INVESTMENT BANK, which comprise the balance sheet as at 31 December 2012, the profit and loss account and the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the financial statements The Management is responsible for the preparation and fair presentation of these financial statements in accordance with the general principles of the Directive 86/635/ EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements give a true and fair view of the financial position of EUROPEAN INVESTMENT BANK as of 31 December 2012, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 14 March 2013 KPMG Luxembourg S.à r.l. Cabinet de révision agréé [ILLEGIBLE] E. Dollé KPMG Luxembourg S.à r.l. 9, Allée Scheffer L-2520 Luxembourg Société à responsabilité limitée R.C.S. Luxembourg B 149133 Capital € 12 502 79

Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the Bank’s unconsolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, • noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2012 prepared in accordance with the general principles of the EU Directives is unqualified, • convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller; • the Directors General of Risk Management and Transaction Monitoring and Restructuring. • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the financial statements for the financial year ended 31 December 2012 as drawn up by the Board of Directors at its meeting on 14 March 2013, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: • confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring; • has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; • confirms that the financial statements, comprising the balance sheet, the profit and loss account and the cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2012 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended, in accordance with the general principles of EU Directives. Luxembourg, 14 March 2013 The Audit Committee [ILLEGIBLE] [ILLEGIBLE] [ILLEGIBLE] J. RODRIGUES DE JESUS D. NOUY M. MATEJ [ILLEGIBLE] [ILLEGIBLE] [ILLEGIBLE] M. ÜÜRIKE B. JAKOBSEN J.N. SCHAUS 80

EIB Group Consolidated Financial Statements under EU Directives EIB Group Consolidated Financial Statements under EU Directives as at 31 December 2012 81

Consolidated balance sheet

as at 31 December 2012 (in EUR '000)

Assets		31.12.2012		31.12.2011
1. **Cash in hand, balances with central banks and post office banks** (Note B.1)		157 362		427 463
2. **Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		18 334 686		14 775 669
3. **Loans and advances to credit institutions**				
a) repayable on demand	1 080 619		963 843	
b) other loans and advances (Note C)	50 276 053		39 617 753	
c) loans (Note D.1)	124 500 426		133 861 282	
d) value adjustments (Note D.2)	-35 900		0	
		175 821 198		174 442 878
4. **Loans and advances to customers**				
a) other loans and advances	5 120		0	
b) loans (Note D.1)	276 155 907		249 726 477	
c) value adjustments (Note D.2)	-305 649		-192 790	
		275 855 378		249 533 687
5. **Debt securities including fixed-income securities** (Note B.2)				
a) issued by public bodies	3 692 079		1 302 779	
b) issued by other borrowers	5 632 183		9 063 121	
		9 324 262		10 365 900
6. **Shares and other variable-yield securities** (Note E)		2 470 684		2 086 830
7. **Intangible assets** (Note F)		9 801		10 402
8. **Tangible assets** (Note F)		296 809		308 495
9. **Other assets** (Note G)		212 265		123 890
10. **Subscribed capital called but not paid** (Note H.2)		9 992 427		0
11. **Prepayments and accrued income** (Note I)		16 435 748		20 407 369
Total assets		**508 910 620**		**472 482 583**

The accompanying notes form an integral part of these consolidated financial statements.

82

EIB Group Consolidated Financial Statements under EU Directives

Liabilities		31.12.2012		31.12.2011
1. Amounts owed to credit institutions (Note J)				
a) repayable on demand	10 708 287		10 969 469	
b) with agreed maturity dates or periods of notice	952 306		1 190 595	
		11 660 593		12 160 064
2. Amounts owed to customers (Note J)				
a) repayable on demand	2 071 645		1 630 569	
b) with agreed maturity or periods of notice	658 637		960 037	
		2 730 282		2 590 606
3. Debts evidenced by certificates (Note K)				
a) debt securities in issue	400 349 871		376 154 543	
b) others	24 323 888		25 281 246	
		424 673 759		401 435 789
4. Other liabilities (Note G)		614 688		518 441
5. Accruals and deferred income (Note I)		11 499 540		11 077 023
6. Provisions				
a) pension plans and health insurance scheme (Note L)	1 762 993		1 617 456	
b) provision for guarantees issued (Note D.4)	174 993		161 867	
c) provision for commitment on investment funds	7 279		8 026	
		1 945 265		1 787 349
7. Subscribed capital (Note H)				
a) subscribed	242 392 989		232 392 989	
b) uncalled	- 220 773 340		- 220 773 340	
		21 619 649		11 619 649
8. Reserves (Note H)				
a) reserve fund	21 596 628		20 972 343	
b) additional reserves	1 255 639		1 278 874	
c) special activities reserve	5 140 386		4 108 940	
d) general loan reserve	2 976 909		2 340 863	
		30 969 562		28 701 020
9. Profit for the financial year		2 796 768		2 267 878
10. Equity attributable to minority interest (Note H)		400 514		324 764
Total liabilities		508 910 620		472 482 583

The accompanying notes form an integral part of these consolidated financial statements.

83

Consolidated off - balance sheet

as at 31 December 2012 (in EUR '000)

Off-balance sheet items		31.12.2012		31.12.2011
Commitments:				
- **EBRD capital uncalled** (Note E)		**712 630**		**442 500**
- **Undisbursed loans** (Note D.1)				
• credit institutions	19 786 999		20 022 455	
• customers	62 129 484		65 784 468	
		81 916 483		**85 806 923**
- Undisbursed venture capital operations (Note E)		**2 087 888**		**1 955 898**
- Undisbursed investment funds (Note E)		**539 385**		**547 148**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**3 633 454**		**3 683 408**
- In respect of venture capital operations		**40 866**		**60 524**
Assets held on behalf of third parties (Note Z):				
- NER300	2 270 706		2 078 869	
- Investment Facility - Cotonou	2 132 527		1 825 259	
- Guarantee Fund	2 021 325		1 756 205	
- JESSICA (Contribution and Holding Funds)	1 758 775		1 549 100	
- FP7 Guarantee Fund	1 432 835		1 149 231	
- RSFF	1 070 588		789 554	
- Special Section	781 550		943 954	
- JEREMIE	708 656		827 908	
- EU-Africa Infrastructure Trust Fund	503 242		294 630	
- GF Greece	300 000		0	
- ENPI	168 489		161 228	
- LGTT	163 275		154 831	
- RSI	131 481		0	
- SMEG 2007	124 104		107 605	
- ECHA	121 614		148 616	
- GIF 2007	102 621		97 726	
- AECID	100 155		100 002	
- SME Guarantee Facility	59 604		59 954	
- NIF Trust Fund	55 301		55 019	
- GAGF	50 067		31 400	
- PBI	50 000		0	
- HIPC	39 878		59 722	
- FEMIP Trust Fund	29 868		30 395	
- MAP guarantee	24 940		33 139	
- MAP Equity	20 591		32 777	
- G43 Trust Fund	15 895		16 202	
- EPMF	10 508		9 155	
- EPTA Trust Fund	9 086		7 348	
- European Technology Facility	5 224		8 165	
- GEEREF	4 120		1 569	
- JASPERS	3 221		1 637	
- Bundesministerium fur Wirtschaft und Technologie	2 528		2 635	
- GEEREF Technical Support Facility	1 923		2 484	
- TTP	1 605		1 687	
- EPPA	706		1 468	

The accompanying notes form an integral part of these consolidated financial statements.

84

EIB Group Consolidated Financial Statements under EU Directives

Off-balance sheet items	31.12.2012		31.12.2011	
- LfA-EIF Facility	519		166	
- EPEC	415		0	
- MDD	6		0	
- GGF	5		5	
		14 277 953		12 339 645
Other items:				
Nominal value of interest-rate swap and deferred rate-setting contracts (Note V.1)		432 817 455		401 211 736
Nominal value of currency swap contracts receivable (Note V.1)		190 231 826		185 661 830
Nominal value of currency swap contracts payable (Note V.1)		183 578 841		174 707 592
Forward rate agreements (Note V.2)		4 946 600		6 606 400
Value of put option granted to EIF minority shareholders		424 376		385 841
Currency forwards (Note V.2)		363 762		321 547
Swaps launched but not yet settled		16 475		60 394
Special deposits for service of borrowings (Note S)		16 311		29 685
Securities lending (Note B.2)		0		778 872
Future contracts (Note V.2)		0		386 190

The accompanying notes form an integral part of these consolidated financial statements.

85

Consolidated profit and loss account

for the year ended 31 December 2012 (in EUR'000)

		2012		2011	
1.	**Interest receivable and similar income** (Note N)		25 560 312		24 946 788
2.	**Interest payable and similar charges** (Note N)		- 22 545 727		- 22 038 846
3.	**Income from securities**		33 789		27 721
4.	**Commissions receivable** (Note O)		293 395		268 208
5.	**Commissions payable**		- 146		- 276
6.	**Net result on financial operations** (Note P)		264 162		- 181 149
7.	**Other operating income** (Note Q)		10 097		9 189
8.	**General administrative expenses** (Note R)				
	a) staff costs (Note L)	- 403 244		- 399 260	
	b) other administrative expenses	- 142 626		- 134 392	
			- 545 870		- 533 652
9.	**Value adjustments in respect of intangible and tangible assets** (Note F)				
	a) tangible assets	- 24 804		- 24 882	
	b) intangible assets	- 6 449		- 4 716	
			- 31 253		- 29 598
10.	**Value (re-)adjustments in respect of loans and advances** (Note D.2) **and provisions for contingent liabilities**		- 192 377		- 167 240
11.	**Extraordinary charges** (Note M)		0		- 50 000
12.	**Profit for the financial year**		2 846 382		2 251 145
13.	**Profit/loss attributable to minority interest** (Note H)		- 49 614		16 733
14.	**Profit attributable to equity holders of the Bank**		2 796 768		2 267 878

The accompanying notes form an integral part of these consolidated financial statements.

86

EIB Group Consolidated Financial Statements under EU Directives

Consolidated cash flow statement

for the year ended 31 December 2012 (in EUR '000)

	2012	2011
A. Cash flows from operating activities:		
Profit for the financial year	**2 846 382**	**2 251 145**
Adjustments for:		
Change in value adjustments on loans and advances (Note D.2)	148 759	101 182
Change in provisions on pension plans and health insurance scheme	145 537	150 276
Change in provisions for commitment on investment funds and guarantees on venture capital operations	14 110	66 058
Value adjustments in respect of tangible and intangible assets	31 253	29 598
Value (re-)adjustments in respect of shares and other variable-yield securities	- 34 523	9 016
Held to maturity portfolio amortisation	9 703	7 339
Effect of exchange rate changes	- 794 898	117 880
Profit on operating activities	**2 366 323**	**2 732 494**
Disbursements of loans and advances to credit institutions and customers	- 48 366 746	- 55 538 192
Repayments of loans and advances to credit institutions and customers	32 233 139	23 811 553
Change in deposits with central banks	238 653	- 142 311
Change in treasury operational portfolios	786 624	429 123
Change in venture capital operations included in shares and other variable-yield securities	- 252 148	- 147 882
Change in shares and other variable-yield securities excluding venture capital operations	- 97 183	- 98 461
Change in amounts owed to credit institutions and customers	- 359 795	5 396 914
Change in prepayments and accrued income	1 638 296	- 2 359 249
Change in other assets	- 88 375	- 23 745
Change in short term treasury derivative valuations	19 065	0
Change in accruals and deferred income	422 517	636 540
Change in other liabilities	77 182	111 059
Net cash used in operating activities	**- 11 382 448**	**- 25 192 157**
B. Cash flows from investing activities:		
Securities from investment portfolio matured during the year	187 749	243 022
Purchase of loan substitutes included in the debt securities portfolios	- 2 792 755	- 3 661 199
Redemption of loan substitutes included in the debt securities portfolios	2 110 109	1 181 712
Purchase and disposal of tangible and intangible assets	- 18 966	- 20 692
Net cash used in investing activities	**- 513 863**	**- 2 257 157**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	140 025 290	151 108 378
Redemption of debts evidenced by certificates	- 115 065 905	- 113 967 119
Member States' contribution	7 573	57 663
Net cash flow from change in stake in subsidiary undertakings	- 1 944	- 7 771
Dividend paid to minority interest	0	- 1 108
Net cash from financing activities	**24 965 014**	**37 190 043**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**47 038 818**	**37 209 630**
Net cash from:		
Operating activities	- 11 382 448	- 25 192 157
Investing activities	- 513 863	-2 257 157
Financing activities	24 965 014	37 190 043
Effect of exchange rate changes on cash held	410 620	88 459
Cash and cash equivalents at end of financial year	**60 518 141**	**47 038 818**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	104	31 552
Bills maturing within three months of issue (Note B.2: A1 portfolio)	9 431 365	6 625 670
Loans and advances to credit institutions:		
Repayable on demand	1 080 619	963 843
Other loans and advances (Note C)	50 006 053	39 417 753
	60 518 141	**47 038 818**

The accompanying notes form an integral part of these consolidated financial statements.

87

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2012 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 62.13% (2011: 61.93%) of the subscribed capital of the EIF. The Bank and the Fund together are defined as the ‘Group’. Note A — Significant accounting policies A.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). However, the Financial Statements do not include any management report. The Group prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 14 March 2013 and authorised their submission to the Board of Governors for approval by 30 April 2013. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as endorsed by the European Union. A.2. Foreign currency translation The Group uses the euro (EUR), the single currency of the Member States participating in the third stage of Economic and Monetary Union, as the unit of measure for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of its Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group’s monetary assets and liabilities denominated in currencies other than euro are translated into euro at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from 88

EIB Group Consolidated Financial Statements under EU Directives such translation is recorded in the profit and loss account. A.3. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the “Bank” or the “EIB”) and those of its subsidiary, the European Investment Fund (the “Fund” or the “EIF”). The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank consolidates the financial statements of the EIF. After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Minority interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.4. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata tempo-ris basis. The Group also uses derivative instruments as part of its treasury operations. A.4.1. Trading and available for sale portfolio derivatives The Group changed its accounting policy from 1 January 2012 in respect of the application of market values to derivatives hedging certain transferable securities which are not held as financial fixed assets Accounting policy applicable until 31 December 2011: Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Futures Long term futures are used by the Bank to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. Accounting policy applicable from 1 January 2012: Trading and available for sale portfolio derivatives are recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar 89 income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Futures Long term futures are used by the Bank to adjust the interest rate exposure of its treasury bond portfolios. Futures are valued by reference to the previous day’s closing price on the relevant market. A.4.2 All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/ discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on trade date. The difference between the contractual forward rates and the year end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata tem-poris through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. A.5. Financial assets Financial assets are accounted for using the settlement date basis. A.6. Cash and cash equivalents The Group defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities With a view to clarifying management of its liquid assets, the Group has established the following portfolio categories: A.7.1. Group investment portfolio The investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between entry price and redemption value is accounted for pro rata temporis over the life of the securities. In 2006, the Group decided to phase out the investment portfolio. Since then, the Group has not made any new additions to the investment portfolio and will keep the existing portfolio lines until final maturity, upon which the redemption proceeds of such matured securities will be invested in the operational portfolios described in paragraph A.7.2. 90

EIB Group Consolidated Financial Statements under EU Directives A.7.2. Operational portfolios The Group changed its accounting policy from 1 January 2012 in respect of the application of market values to certain transferable securities which are not held as financial fixed assets. • Operational money market portfolios A1 and A2 In order to maintain an adequate level of liquidity, the Group purchases money market products with a maximum maturity of 18 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the A1 portfolio are held until their final maturity and presented in the Financial Statements at amortised cost. Value adjustments are accounted for, if these are other than temporary. The A2 portfolio includes securities with maturities of up to 18 months which are available for sale. Accounting policy applicable until 31 December 2011: Bonds were initially recorded at acquisition cost and presented in the Financial Statements at the lower of amortised cost or market value. Value adjustments were recorded under Net result on financial operations in the profit and loss account. Accounting policy applicable from 1 January 2012: Bonds are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The difference between acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. • Operational bond portfolios B1, B3 and B4 and Operational portfolio EIF The B1 ‘Credit Spread’ portfolio comprises of floating-rate and fixed-rate bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. These securities are available for sale. Accounting policy for the B1 portfolio applicable until 31 December 2011: Bonds were initially recorded at acquisition cost and presented in the Financial Statements at the lower of cost or market value. Value adjustments were recorded under Net result on financial operations in the profit and loss account. Accounting policy for the B1 portfolio applicable from 1 January 2012: Bonds are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The difference between the acquisition cost and redemption amount is amortised pro rata temporis as Interest receivable and similar income. The B3 ‘Global Fixed Income’ portfolio comprises listed securities with a maximum residual maturity of 10 years, issued and/or guaranteed by sovereigns, their agencies or by financial institutions. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net result on financial operations in the profit and loss account. The B4 ‘Inflation Linked Investment’ portfolio comprises listed securities with a maximum residual maturity of 30 years, issued by EU Governments. Securities held in this portfolio are marked to market value in the balance sheet; the corresponding changes in market value are recorded under Net result on financial operations in the profit and loss account. The Operational portfolio EIF comprises listed securities with a maximum residual maturity of 10 years. Accounting policy for the Operational portfolio EIF applicable until 31 December 2011: These securities are classified in the available for sale category and are presented in the Financial Statements at the lower of cost or market value. Value adjustments are recorded under Net result on financial operations in the profit and loss account. Accounting policy for the Operational portfolio EIF applicable from 1 January 2012: These securities are classified in the available for sale category and are presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.7.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV) or trust vehicles. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference 91 between purchase price and redemption value is accounted for pro rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.8. Securities lending In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Group investment portfolio, the B1 ‘Credit Spread’ portfolio, the B3 ‘Global Fixed Income’ portfolio, the B4 ‘Inflation Linked Investment’ portfolio and the Operational portfolio EIF. Securities received as collateral under securities lending transactions are not recognised in the balance sheet unless control of the contractual rights that are comprised in these received securities is gained. Securities lent are not derecognised from the balance sheet unless control of the contractual rights that are comprised in these transferred securities is relinquished. Securities lent are recorded at the book value as an off balance-sheet item. Fees and interest received or paid are recorded as interest income or interest expense on an accruals basis. The agreement with Northern Trust Global Investment was terminated in November 2012. A.9. Loans and advances to credit institutions and customers A.9.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the bal -ance sheet. A.9.2. Interest on loans Interest on loans is recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet. A.9.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions — b) other loans and advances. Interest on reverse repos is accrued pro rata temporis. A.9.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.10. Shares and other variable-yield securities The Group acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds under the structured finance facility. Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Group’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers up to the balance sheet date, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management 92

EIB Group Consolidated Financial Statements under EU Directives fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.11. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Lux-embourg-Kirchberg and its buildings in Luxem-bourg-Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.12. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.13. Pension plans and health insurance scheme A.13.1. Pension plans for staff The Group operates defined benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2012 and was updated as at 31 December 2012 with an extrapolation (roll forward method) for the last three months of 2012. The main assumptions used by the actuary are set out in Note L. The main pension scheme of the EIF is a defined benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight line basis. A.13.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.13.1. The latest valuation was carried out as at 30 September 2012 and was updated as at 31 December 2012 with an extrapolation (roll forward method) for the last three months of 2012. A.13.3. The Management Committee pension plan The Management Committee pension plan is a defined benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.13.1. A.13.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by voluntary staff’s contributions and employer’s contributions. The corresponding liability is recorded in Other liabilities. 93

A.14. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.15. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the consolidated profit and loss account. A.16. Provision for guarantees issued and for commitment on investment funds A.16.1. Provision for guarantees issued This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Group will have to incur a loss in respect of a given guarantee granted. A.16.2. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Group’s commitment on investment funds signed but not yet disbursed. A.17. Reserves A.17.1. Reserve fund As foreseen by Article 22.1 of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.17.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.17.3. Special activities reserve As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve is based on the capital allocation of each operation. A.17.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Group’s policy guidelines. A.18. Taxation The Protocol on the privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes. A.19. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument (principally interest on loans). A.20. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year (principally interest on borrowings). A.21. Interest receivable and similar income In addition to interest and commission income on loans and deposits and other revenue from the securities portfolio, the ‘Interest receivable and similar income’ includes the indemnities received by the Group for prepayments made by its borrowers. The Group changed its accounting policy from 1 January 2012 in respect of the treatment of these indemnities Accounting policy applicable until 31 December 2011: In order to maintain equivalent accounting treatment between income on loans and the cost of borrowings, the Group amortised prepayment indemnities received over the remaining life of the loans concerned. 94

EIB Group Consolidated Financial Statements under EU Directives Accounting policy applicable from 1 January 2012: Prepayment indemnities are recognised in the profit and loss when received, as the revenue is earned. A.22. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.23. Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. The reclassifications principally relate to: • Redemption premiums on swaps receivable: • From: Loans and advances to credit institutions b) other loans and advances • To: Prepayments and accrued income • Redemption premiums on swaps payable: • From: Amounts owed to credit institutions b) with agreed maturity dates or periods of notice • To: Accruals and deferred income • Prepaid management fees: • From: Other liabilities • To: Accruals and deferred income • Provision for commitment on investment funds: • From: Net result on financial operations • To: Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities A.24. Changes in accounting policies A.24.1 Transferable securities not held as financial fixed assets The Group changed its accounting policies from 1 January 2012 in respect of the application of market values to certain transferable securities which are not held as financial fixed assets and to the related hedging derivatives. This change in accounting policy gave rise to an increase in profit for the year of EUR 9.9 million as compared to the application of the previous accounting policy. See note A.4 and A.7. A.24.2 Prepayment indemnities The Group changed its accounting policies from 1 January 2012 in respect of the full recognition as income of indemnities received by the Group for prepayments made by its borrowers. This change in accounting policy gave rise to an additional profit for the year of EUR 210.4 million as compared to the application of the previous accounting policy. See note A.21. Note B — Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR ‘000) B.1. Cash in hand, balances with central banks and post office banks The cash in hand and balances with central banks and post office banks equal to EUR ‘000 157 362 at 31 December 2012 (2011: EUR ‘000 427 463). EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 157 258 as at 31 December 2012 (2011: EUR ‘000 395 911). B.2. Debt securities portfolio The debt securities portfolio is composed of the Group investment portfolio, the operational money market portfolios A1 and A2, the operational bond portfolios B1 ‘Credit Spread’, B3 ‘Global Fixed Income’, B4 ‘Inflation Linked Investment’, the Operational EIF portfolio and the loan substitutes, which represent acquisitions of interests in pools of 95 loans or receivables in connection with securitisation transactions. The detail of these portfolios and their classification as at 31 December 2012 and 2011 are as follows:

	31.12.2012	31.12.2011
Treasury bills and other bills eligible for refinancing with central banks	18 334 686	14 775 669
Debt securities including fixed-income securities	9 324 262	10 365 900
Total debt securities (*)	**27 658 948**	**25 141 569**

(*) of which EUR '000 9 309 467 unlisted in 2012 and EUR '000 9 780 508 in 2011.

At 31.12.2012	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group investment portfolio	1 229 565	1 184 560	- 8 778	1 175 782	1 306 742
Operational money market portfolios:					
- A1: money market securities with a max. 3 month maturity	9 425 707	9 431 365	5 765	9 437 130	9 432 208
- A2: money market securities with a max. 18 month maturity (*)	1 523 395	1 514 279	- 2 185	1 508 374	1 514 279
Operational bond portfolios:					
- B1: Credit Spread (*)	613 131	622 568	- 6 401	605 350	622 568
- B3: Global Fixed Income	556 548	559 000	0	532 000	559 000
- B4: Inflation Linked Investment	854 887	889 731	0	783 000	889 731
Operational portfolio - EIF	722 514	739 313	- 9 593	712 976	739 313
Loan substitutes (Note D)	12 726 729	12 718 132	- 59 231	12 658 901	11 435 041
	27 652 476	**27 658 948**	**- 80 423**	**27 413 513**	**26 498 882**

(*) Accounting policy changed from 1 January 2012 (see Note A.7.2)

At 31.12.2011	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group investment portfolio	1 425 948	1 376 635	- 13 103	1 363 532	1 309 665
Operational money market portfolios:					
- A1: money market securities with a max. 3 month maturity	6 617 946	6 625 670	10 406	6 636 076	6 630 279
- A2: money market securities with a max. 18 month maturity	2 225 993	2 223 162	4 011	2 229 726	2 227 853
Operational bond portfolios:					
- B1: Credit Spread	737 431	678 257	0	735 502	683 956
- B3: Global Fixed Income	663 682	627 500	0	646 000	627 500
- B4: Inflation Linked Investment	1 050 023	1 039 474	0	940 000	1 039 474
Operational portfolio - EIF	645 921	561 810	195	644 111	566 006
Loan substitutes (Note D)	12 012 280	12 009 061	- 42 877	11 966 184	10 351 964
	25 379 224	**25 141 569**	**- 41 368**	**25 161 131**	**23 436 697**

The Group's securities lending agreement with Northern Trust Global Investment was terminated in November 2012. The nominal value of securities lending activity amounted to EUR '000 778 872 at 31 December 2011.

Loan substitutes are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no value adjustment is required and has thus been accounted for as at 31 December 2012 and 2011.

96

EIB Group Consolidated Financial Statements under EU Directives

EU sovereign exposure in bond holdings

The Group did not record value adjustments in 2011 and 2012 in respect of its held to maturity EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2012 and 2011:

At 31.12.2012	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	126 861	130 168	123 800	134 091
Belgium	847 416	836 263	831 500	845 471
Czech Republic	764 544	755 733	699 796	868 581
Denmark	10 000	10 375	10 000	10 375
Finland	52 365	53 242	50 000	53 242
France	799 827	820 689	737 600	841 890
Germany	565 988	570 592	528 400	630 159
Greece	203 866	193 608	201 000	189 890
Hungary	17 472	18 197	19 000	17 599
Ireland	61 379	62 916	62 000	63 014
Italy	4 802 293	4 809 735	4 810 348	4 814 664
Luxembourg	61 524	61 966	59 000	61 966
Netherlands	81 100	79 242	78 000	91 631
Poland	67 672	66 622	67 000	71 819
Portugal	77 609	74 396	75 500	74 357
Slovakia	47 476	48 797	45 000	49 527
Slovenia	10 098	9 756	10 008	9 756
Spain	920 267	905 953	907 600	907 925
	9 517 757	**9 508 250**	**9 315 552**	**9 735 957**
Non-EU sovereign and other bonds	**18 134 719**	**18 150 698**	**18 097 961**	**16 762 925**
Total	**27 652 476**	**27 658 948**	**27 413 513**	**26 498 882**

In 2011, the Bank and the EIF did not participate in any private sector initiative for Greece and therefore no value adjustments were recorded on its held to maturity Greek sovereign and sovereign guaranteed exposure.

At 31.12.2011	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	247 902	247 207	241 700	254 603
Belgium	116 384	103 472	99 500	108 358
Czech Republic	601 657	598 247	555 453	617 331
Denmark	10 000	10 000	10 000	10 455
France	695 916	705 845	638 921	721 592
Germany	675 969	685 521	629 400	736 432
Greece	313 893	199 983	308 350	85 108
Hungary	17 472	18 085	19 000	13 656
Ireland	232 198	194 530	235 480	194 189
Italy	2 710 795	2 666 594	2 683 700	2 648 768
Luxembourg	36 922	36 697	35 000	37 002
Netherlands	130 549	129 050	127 000	139 820
Poland	67 672	66 745	67 000	65 911
Portugal	102 678	87 233	98 900	75 843
Slovakia	9 627	9 397	10 000	9 179
Slovenia	4 994	4 229	5 000	4 229
Spain	2 989 717	2 976 936	2 982 913	2 983 597
	8 964 345	**8 739 771**	**8 747 317**	**8 706 073**
Non-EU sovereign and other bonds	**16 414 879**	**16 401 798**	**16 413 814**	**14 730 624**
Total	**25 379 224**	**25 141 569**	**25 161 131**	**23 436 697**

97

Note C – Loans and advances to credit institutions – other loans and advances (in EUR '000)

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

	31.12.2012	31.12.2011
Term deposits	9 154 816	13 974 281
Overnight deposits	406 757	250 000
Tripartite reverse repos(*)	40 714 480	25 393 472
Total other loans and advances to credit institutions	**50 276 053**	**39 617 753**
of which cash and cash equivalents	50 006 053	39 417 753

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2012	Total 2011
Disbursed portion	124 500 426	276 155 907	400 656 333	383 587 759
Undisbursed loans	19 786 999	62 129 484	81 916 483	85 806 923
Aggregate loans granted	**144 287 425**	**338 285 391**	**482 572 816**	**469 394 682**
Loan substitutes portfolio (Note B.2)			12 718 132	12 009 061
Aggregate loans including loan substitutes portfolio (Note D.3)			**495 290 948**	**481 403 743**

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2012	2011
Provision at 1 January	192 790	91 608
Release during the year	-16 826	-60 705
Use during the year	-34 588	0
Allowance during the year	199 593	161 887
Foreign exchange adjustment	580	0
At 31 December	**341 549**	**192 790**

In 2012, an amount of EUR '000 4 500 was paid by the European Commission to the Bank in the context of a Risk Sharing operation which had been provided. This amount has been accounted for in the profit and loss account as *Value (re-) adjustments in respect of loans and advances and provisions for contingent liabilities.*

98

EIB Group Consolidated Financial Statements under EU Directives

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Spain	737	75 069 313	71 873 109	3 196 204	15.16%	14.95%
Italy	614	61 465 203	51 641 709	9 823 494	12.41%	12.45%
Germany	636	57 919 557	51 598 993	6 320 564	11.69%	12.30%
France	445	44 390 922	37 492 207	6 898 715	8.96%	9.03%
United Kingdom	265	33 630 470	28 673 391	4 957 079	6.79%	6.85%
Poland	241	30 292 729	22 749 769	7 542 960	6.12%	5.53%
Portugal	295	22 873 209	20 261 700	2 611 509	4.61%	5.15%
Greece	147	16 692 532	15 122 585	1 569 947	3.36%	3.49%
Hungary	140	12 226 945	9 900 069	2 326 876	2.47%	2.37%
Austria	202	11 716 602	10 366 970	1 349 632	2.37%	2.37%
Czech Republic	131	10 595 358	9 473 541	1 121 817	2.14%	2.10%
Belgium	116	9 805 251	8 324 881	1 480 370	1.98%	2.00%
Netherlands	76	8 773 321	7 173 621	1 599 700	1.77%	1.65%
Sweden	71	7 916 773	6 013 848	1 902 925	1.60%	1.62%
Romania	84	7 195 170	4 491 525	2 703 645	1.45%	1.50%
Finland	119	7 084 860	5 730 820	1 354 040	1.43%	1.60%
Ireland	58	4 972 384	4 389 123	583 261	1.00%	0.96%
Slovenia	63	3 811 849	2 349 477	1 462 372	0.77%	0.69%
Slovakia	52	2 808 786	2 314 566	494 220	0.57%	0.56%
Bulgaria	44	2 442 843	1 448 747	994 096	0.49%	0.52%
Cyprus	30	2 176 363	1 620 063	556 300	0.44%	0.38%
Denmark	41	2 149 595	1 950 395	199 200	0.43%	0.46%
Latvia	25	1 612 899	853 019	759 880	0.33%	0.33%
Estonia	20	1 326 643	998 183	328 460	0.27%	0.26%
Lithuania	16	1 268 104	1 266 544	1 560	0.26%	0.27%
Luxembourg	20	810 200	573 200	237 000	0.16%	0.14%
Malta	7	336 983	276 983	60 000	0.07%	0.06%
Sub-total	**4 695**	**441 364 864**	**378 929 038**	**62 435 826**	**89.10%**	**89.59%**

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Turkey	153	16 252 254	12 531 391	3 720 863		
Serbia	63	3 741 531	2 114 521	1 627 010		
Croatia	40	2 770 363	2 029 522	740 841		
Iceland	10	531 015	461 015	70 000		
Macedonia (FYROM)	13	454 119	249 253	204 866		
Montenegro	32	289 951	169 451	120 500		
Sub-total	**311**	**24 039 233**	**17 555 153**	**6 484 080**	**4.85%**	**3.75%**

99

D.3.2.2. ACP States

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Kenya	4	262 712	71 414	191 298		
Madagascar	1	227 376	227 376	0		
Regional - West Africa	6	174 811	44 811	130 000		
Lesotho	4	162 179	46 960	115 219		
Namibia	8	158 526	158 526	0		
Zambia	3	152 000	0	152 000		
Tanzania, United republic of	2	150 652	0	150 652		
Mozambique	7	132 495	80 409	52 086		
Mauritius	11	132 111	65 734	66 377		
Uganda	2	130 000	0	130 000		
Nigeria	2	106 675	12 907	93 768		
Cameroon	2	70 000	5 000	65 000		
Senegal	3	69 898	38 898	31 000		
Ghana	2	64 130	64 130	0		
Cape Verde	2	58 724	34 244	24 480		
Congo (Democratic Republic)	1	55 000	28 644	26 356		
Liberia	1	50 000	0	50 000		
Benin	2	45 000	0	45 000		
Burkina Faso	2	41 500	15 500	26 000		
Regional - Caribbean	2	39 487	39 487	0		
Seychelles	2	34 737	6 562	28 175		
Swaziland	2	34 127	20 627	13 500		
Congo	1	29 000	22 476	6 524		
Dominican Republic	1	26 800	0	26 800		
Jamaica	3	19 319	19 319	0		
Malawi	2	16 730	15 551	1 179		
Botswana	3	16 476	16 476	0		
Mauritania	2	15 656	14 959	697		
Dominica	2	7 914	1 701	6 213		
Barbados	3	7 454	7 454	0		
Saint Kitts and Nevis	2	5 987	0	5 987		
Saint Vincent and Grenadines	2	5 268	5 268	0		
Togo	1	3 000	0	3 000		
Bahamas	1	2 689	2 689	0		
Saint Lucia	1	2 119	2 119	0		
Sub-total	**95**	**2 510 552**	**1 069 241**	**1 441 311**	**0.51%**	**0.50%**

100

EIB Group Consolidated Financial Statements under EU Directives

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
China	7	1 799 727	722 193	1 077 534		
Vietnam	8	572 596	199 596	373 000		
India	4	444 384	230 081	214 303		
Pakistan	5	136 203	36 203	100 000		
Sri Lanka	4	135 864	135 864	0		
Philippines	3	75 155	75 155	0		
Indonesia	3	60 436	60 436	0		
Laos	1	40 985	40 985	0		
Maldives	1	34 472	34 472	0		
Thailand	1	10 583	10 583	0		
Bangladesh	1	7 956	7 956	0		
Tajikistan	1	7 000	0	7 000		
Sub-total	**39**	**3 325 361**	**1 553 524**	**1 771 837**	**0.67%**	**0.65%**

D.3.2.4. Balkans

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Bosnia-Herzegovina	35	1 375 504	746 807	628 697		
Albania	13	308 429	217 996	90 433		
Sub-total	**48**	**1 683 933**	**964 803**	**719 130**	**0.34%**	**1.11%**

D.3.2.5. Central and Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of year 2011
Brazil	13	1 488 923	888 923	600 000		
Panama	4	581 288	278 120	303 168		
Argentina	5	278 245	278 245	0		
Ecuador	2	228 007	28 007	200 000		
Mexico	4	183 919	183 919	0		
Colombia	2	152 273	152 273	0		
Regional - Central America	3	133 205	63 205	70 000		
Peru	3	79 130	79 130	0		
Nicaragua	2	69 357	11 264	58 093		
Paraguay	1	64 423	64 423	0		
Chile	1	62 203	62 203	0		
Uruguay	3	19 559	19 559	0		
Costa Rica	1	3 699	3 699	0		
Regional - Andean Countries	1	967	967	0		
Sub-total	**45**	**3 345 198**	**2 113 937**	**1 231 261**	**0.68%**	**0.72%**

101

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Norway	7	673 800	569 600	104 200		
Switzerland	2	61 500	61 500	0		
Sub-total	**9**	**735 300**	**631 100**	**104 200**	**0.15%**	**0.26%**

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Morocco	59	4 018 050	2 060 370	1 957 680		
Tunisia	57	3 344 501	2 107 316	1 237 185		
Egypt	35	3 157 107	2 229 741	927 366		
Syrian Arab Republic	15	1 135 865	583 864	552 001		
Israel	12	796 690	587 944	208 746		
Lebanon	23	768 767	453 767	315 000		
Algeria	1	480 050	480 050	0		
Jordan	17	408 459	346 748	61 711		
Gaza - West Bank	6	58 616	19 576	39 040		
Sub-total	**225**	**14 168 105**	**8 869 376**	**5 298 729**	**2.86%**	**2.75%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
French Polynesia	2	17 500	0	17 500		
New Caledonia	1	368	368	0		
Sub-total	**3**	**17 868**	**368**	**17 500**	**0.01%**	**0.00%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
Ukraine	11	1 730 540	304 000	1 426 540		
Russian Federation	6	427 525	205 525	222 000		
Georgia	9	418 483	120 020	298 463		
Moldova	10	280 810	85 539	195 271		
Armenia	4	56 666	7 850	48 816		
Sub-total	**40**	**2 914 024**	**722 934**	**2 191 090**	**0.59%**	**0.41%**

102

EIB Group Consolidated Financial Statements under EU Directives

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2012	% of total 2011
South Africa	32	1 186 510	964 991	221 519		
Sub-total	**32**	**1 186 510**	**964 991**	**221 519**	**0.24%**	**0.26%**
Total loans for projects outside the Union	**847**	**53 926 084**	**34 445 427**	**19 480 657**	**10.90%**	**10.41%**
Total loans 2012[(1)]	**5 542**	**495 290 948**	**413 374 465**	**81 916 483**	**100.00%**	
Total loans 2011[(1)]	**5 453**	**481 403 743**	**395 596 820**	**85 806 923**		**100.00%**

(1) Including loan substitutes (Notes B.2 and D.1)

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 174 993 as at 31 December 2012 (2011: EUR '000 161 867).

The additional provision in respect of guarantees issued totalled EUR '000 14 857 in 2012 (2011: EUR '000 58 032). In addition, a foreign exchange adjustment of EUR '000 1 731 was recognised for the year ended 31 December 2012 (2011: EUR '000 3 634).

Note E – Shares and other variable-yield securities

This balance comprises (in EUR '000):

	Venture capital operations	EBRD shares[(1)]	Investment funds	Total
Cost:				
At 1 January 2012	2 225 908	157 500	421 945	**2 805 353**
Net additions	252 148	0	97 183	**349 331**
At 31 December 2012	**2 478 056**	**157 500**	**519 128**	**3 154 684**
Value adjustments:				
At 1 January 2012	-701 742	0	-16 781	**-718 523**
Net releases/additions	35 918	0	-1 395	**34 523**
At 31 December 2012	**-665 824**	**0**	**-18 176**	**-684 000**
Net book value:				
At 31 December 2012	**1 812 232**	**157 500**	**500 952**	**2 470 684**
At 31 December 2011	**1 524 166**	**157 500**	**405 164**	**2 086 830**

(1) The amount of EUR '000 157 500 (2011: EUR '000 157 500) corresponds to the capital paid in by the Group as at 31 December 2012 with respect to its subscription of EUR '000 900 440 to the capital of the EBRD (European Bank for Reconstruction and Development).

As at 31 December 2012, the Group holds 3.04% of the subscribed capital of the EBRD.

The share of underlying net equity of the Group in EBRD amounts to EUR 400.5 million (2011: EUR 392.7 million). This is based on the audited 2011 financial statements prepared in accordance with International Financial Reporting Standards.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2010)	3.03	12 977	1 227	39 327
EBRD (31.12.2011)	3.17	13 173	173	47 036

The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

- for venture capital operations EUR '000 2 087 888 (2011: EUR '000 1 955 898)
- for investment funds EUR '000 539 385 (2011: EUR '000 547 148)

103

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2012	24 723	375 103	85 700	485 526	15 172
Additions	0	1 748	11 546	13 294	5 861
Disposals	0	0	-14 382	-14 382	-3 633
At 31 December 2012	**24 723**	**376 851**	**82 864**	**484 438**	**17 400**
Accumulated depreciation:					
At 1 January 2012	0	-129 723	-47 308	-177 031	-4 770
Depreciation	0	-10 863	-13 941	-24 804	-6 449
Disposals	0	0	14 206	14 206	3 620
At 31 December 2012	**0**	**-140 586**	**-47 043**	**-187 629**	**-7 599**
Net book value:					
At 31 December 2012	**24 723**	**236 265**	**35 821**	**296 809**	**9 801**
At 31 December 2011	**24 723**	**245 380**	**38 392**	**308 495**	**10 402**

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2012	31.12.2011
Loan instalments receivable	139 160	63 497
Guarantee calls from Member States & Guarantee fund	18 079	0
Guarantees disbursed	10 965	11 156
Commission receivable on guarantees and venture capital operations	10 084	12 382
Staff housing loans and advances(*)	8 808	10 931
Advances on salaries and allowances	428	240
Other	24 741	25 684
	212 265	**123 890**

(*) The balance relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been substituted by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	31.12.2012	31.12.2011
Optional Supplementary Provident Scheme (Note L)	297 978	260 884
Payable on HIPC initiative	93 395	93 395
Personnel costs payable	55 522	46 765
Transitory account on loans	51 443	51 469
Guarantee fees	29 372	4 820
Financial guarantees issued in respect of venture capital operations	24 361	24 022
Fair value of derivatives	19 065	0
Western Balkans infrastructure fund	8 025	9 600
Other	35 527	27 486
	614 688	**518 441**

104

EIB Group Consolidated Financial Statements under EU Directives

Note H – Subscribed capital, Group own funds and appropriation of profit

H.1. Consolidated own funds and appropriation of profit

Statement of movements in consolidated own funds (in EUR '000)	2012	2011
Share Capital:		
- Subscribed capital	242 392 989	232 392 989
- Uncalled capital	-220 773 340	-220 773 340
- Called capital	**21 619 649**	**11 619 649**
- Capital called but not paid	-9 992 427	0
- Paid in capital	**11 627 222**	**11 619 649**
Reserves and profit for the year:		
Reserve Fund:		
- Balance at beginning of the year	20 972 343	20 082 400
- Appropriation of prior year's profit (1)	624 285	889 943
- Paid-in balance at end of the year	**21 596 628**	**20 972 343**
Additional reserves:		
- Balance at beginning of the year	1 278 874	1 297 986
- Appropriation of prior year's profit (2)	-23 899	-18 925
- Changes in ownership interests	664	-187
- Balance at end of the year	**1 255 639**	**1 278 874**
Special activities reserve:		
- Balance at beginning of the year	4 108 940	3 299 370
- Appropriation of prior year's profit (1)	1 031 446	809 570
- Balance at end of the year	**5 140 386**	**4 108 940**
General loan reserve:		
- Balance at beginning of the year	2 340 863	1 923 734
- Appropriation of prior year's profit (1)	636 046	417 129
- Balance at end of the year	**2 976 909**	**2 340 863**
Profit for the financial year attributable to the equity holders of the Bank	**2 796 768**	**2 267 878**
Total consolidated own funds attributable to equity holders of the Bank	**45 393 552**	**42 588 547**

Equity attributable to minority interest (in EUR '000)	2012	2011
- Balance at 1 January	**324 764**	**351 944**
- Change in minority interest due to change in ownership (3)	26 136	-9 339
- Dividend paid	0	-1 108
- Appropriation of the result of the financial year	49 614	-16 733
Total equity attributable to minority interest at 31 December	**400 514**	**324 764**

(1) On 25 April 2012, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2011, which amounted to EUR '000 2 291 777, to the Reserve Fund, the Special activities reserve and the General loan reserve.

(2) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR '000 - 23 899 was allocated to the Additional reserves attributable to the equity holders of the Bank.

(3) This balance comprises EUR '000 -664 resulting from new share acquisitions by the equity holders of the Bank and EUR '000 26 800 of adjustments of cumulative timing differences on past acquisitions of shares.

105

H.2. Subscribed capital, called but not paid

As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States are due to pay in their respective shares of this EUR 10 billion capital increase over no more than three instalments, with 91.6% of the capital increase due no later than 31 March 2013 and the remainder in two equal instalments no later than 31 March 2014 and 31 March 2015 respectively.

The amount of EUR '000 9 992 427 shown in the balance sheet under the caption *Subscribed capital called but not paid* represents the amount receivable from the Member States in respect of their share of the capital increase.

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

	31.12.2012	31.12.2011
Prepayments and accrued income :		
Interest and commission receivable	9 176 290	8 851 942
Foreign exchange on currency swap contracts	6 603 887	10 940 322
Redemption premiums on swaps receivable(*)	472 985	495 446
Deferred borrowing charges	103 415	56 230
Investment Facility's commission receivable	36 202	38 011
Other	42 969	25 418
	16 435 748	**20 407 369**
Accruals and deferred income :		
Interest and commission payable	10 515 700	9 866 008
Redemption premiums on swaps payable(*)	568 278	534 287
Deferred early repayment indemnities on loans	0	232 184
Deferred borrowing proceeds	279 098	278 560
Interest subsidies received in advance(**)	133 527	155 670
Prepaid management fees	2 937	10 314
	11 499 540	**11 077 023**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission has been made available as a long-term advance which is entered on the liabilities side under item *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the EU from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

106

EIB Group Consolidated Financial Statements under EU Directives

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2012	31.12.2011
Repayable on demand	10 708 287	10 969 469
Short term deposits	24 081	53 459
Repo with central banks	0	100 000
Cash deposited on swaps payable	928 225	1 037 136
	11 660 593	**12 160 064**

J.2. Amounts owed to customers

	31.12.2012	31.12.2011
Overnight deposits	44 758	46 304
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	379 405	343 617
- Deposit accounts	1 647 482	1 240 648
Short-term deposits	658 637	960 037
	2 730 282	**2 590 606**

107

Note K – Debts evidenced by certificates

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2012 and 2011, together with the average rates and due dates.

	Debts evidenced by certificates (in EUR '000)				
Payable in	Outstanding at 31.12.2012	Average rate 2012 (*)	Due dates	Outstanding at 31.12.2011	Average rate 2011 (*)
EUR	196 023 682	3.09	2013/2057	174 488 830	3.35
USD	108 809 061	2.36	2013/2058	107 454 811	2.56
GBP	59 693 677	3.77	2013/2054	58 101 423	4.03
AUD	19 055 453	5.27	2013/2042	18 996 605	5.37
JPY	10 650 948	0.85	2014/2047	13 660 198	0.86
CHF	7 990 828	2.37	2014/2036	7 146 966	2.47
NOK	6 974 498	3.37	2013/2025	6 498 323	3.74
SEK	5 507 027	3.61	2013/2039	4 301 840	3.71
TRY	2 932 450	8.86	2013/2022	2 776 232	9.33
ZAR	1 710 305	8.02	2013/2021	1 926 787	8.16
NZD	1 614 026	5.49	2013/2021	2 449 662	6.41
RUB	1 087 293	6.50	2013/2019	719 741	6.69
CAD	753 409	4.53	2037/2045	744 612	4.56
DKK	549 524	2.55	2024/2026	551 505	2.55
CZK	527 035	3.51	2013/2030	541 280	3.89
PLN	313 500	5.91	2013/2026	290 920	6.00
HUF	239 743	6.51	2013/2016	273 625	6.37
RON	101 249	8.88	2014/2016	104 087	8.88
BGN	43 460	1.21	2013/2013	117 599	5.18
MXN	37 297	4.70	2015/2015	32 419	5.06
HKD	33 252	5.10	2013/2019	232 816	0.98
TWD	26 042	4.76	2013/2013	25 508	5.10
Total	**424 673 759**			**401 435 789**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 243 million in 2012 and EUR 615 million in 2011). All such borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2012 and 2011 for debts evidenced by certificates (including the short term commercial papers):

(In EUR million)	2012	2011
Balance at 1 January	401 436	358 009
Issuance during the year	140 025	151 108
Contractual redemptions	-112 617	-111 187
Early redemptions	-2 449	-2 780
Exchange adjustments	-1 721	6 286
Balance at 31 December	**424 674**	**401 436**

108

EIB Group Consolidated Financial Statements under EU Directives

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Group's main pension scheme is a defined benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2012	2011
Staff pension plan:		
Provision at 1 January	**1 433 746**	**1 299 180**
Payments made during the year	-54 054	-51 503
Recognition of actuarial losses	746	13 263
Annual contributions and interest	180 132	172 806
Sub-total	**1 560 570**	**1 433 746**
Management Committee Pension Plan	35 302	34 924
Provision at 31 December	**1 595 872**	**1 468 670**
Health insurance scheme:		
Provision at 1 January	**148 786**	**133 690**
Payments made during the year	-9 197	-10 065
Recognition of actuarial losses	0	94
Annual contributions and interest	27 532	25 067
Provision at 31 December	**167 121**	**148 786**
Total provisions at 31 December	**1 762 993**	**1 617 456**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 298 million (2011: EUR 261 million) is classified under *'Other liabilities'* (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2012 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2012 with an extrapolation ('roll forward' method) for the last 3 months of 2012, using the prevailing market rates of 31 December 2012 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 4.23% (2011: 5.58%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 18.17 year duration (2011: 18.85 year duration);
- in the light of past experience, the Group estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2011: 1.5%) above the discount rate mentioned above;
- a progressive retirement between the age of 55-65 (same as 2011);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (same as 2011);
- probable resignation of 3% up to age 55 (same as 2011);
- a rate of adjustment of pensions of 2% per annum (same as 2011);
- use of the ISCLT longevity table (same as 2011); and
- a medical cost inflation rate of 4% per annum (same as 2011).

The provisions for these schemes are adjusted when needed (Note A.13.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight line basis.

109

In 2011, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 173 488. EUR '000 11 742 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight line basis from 1 January 2012. Thereby, the net loss recognised in 2012 is EUR '000 948.

In 2012, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 741 597. EUR '000 491 666 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2013 will be EUR '000 34 663.

Note M – Extraordinary charges

There are no extraordinary charges for the year ended 31 December 2012. The extraordinary charges accounted for in 2011 for the amount of EUR 50 million related to the Bank's participation in the HIPC Debt Relief Initiative, which provides debt relief to highly indebted poor countries.

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1.Net interest income (in EUR '000)

	2012	2011
Interest receivable and similar income:		
Cash in hand, balance with central banks and post office banks	2 218	3 720
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	477 305	531 574
Loans and advances to credit institutions and customers	10 113 928	10 090 080
Derivatives	14 966 861	14 321 414
Total	**25 560 312**	**24 946 788**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-29 238	-58 678
Debts evidenced by certificates	-14 015 370	-13 456 131
Derivatives	-8 361 599	-8 393 553
Other	-139 520	-130 484
Total	**-22 545 727**	**-22 038 846**
Net interest income	**3 014 585**	**2 907 942**

110

EIB Group Consolidated Financial Statements under EU Directives

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2012	2011
EU countries		
Spain	1 412 302	1 465 252
Italy	1 023 346	1 025 946
Germany	871 667	909 430
Poland	790 945	668 147
United Kingdom	771 182	677 605
France	743 572	824 510
Greece	574 647	586 574
Portugal	536 974	589 511
Hungary	280 308	268 347
Austria	241 851	228 817
Belgium	213 840	211 648
Netherlands	185 311	181 596
Sweden	158 566	151 013
Czech Republic	144 723	157 527
Finland	134 140	153 581
Romania	133 947	126 440
Ireland	99 604	91 490
Slovakia	57 968	43 736
Slovenia	55 156	60 273
Lithuania	45 838	43 974
Bulgaria	44 058	37 068
Denmark	29 292	33 742
Cyprus	23 788	29 078
Latvia	21 787	22 735
Estonia	14 871	11 128
Luxembourg	14 777	17 747
Malta	7 666	6 852
Total EU countries	**8 632 126**	**8 623 767**
Outside the European Union	1 031 868	958 275
Total	**9 663 994**	**9 582 042**
Income not analysed per country[1]	15 896 318	15 364 746
Total interest receivable and similar income	**25 560 312**	**24 946 788**

(1) Income not analysed per country:

• Revenue from Investment portfolio and loan substitutes portfolios	252 814	273 312
• Revenue from Operational bond portfolios	110 614	107 152
• Revenue from Operational money-market portfolios	113 877	151 110
• Revenue from money-market operations	241 728	511 758
• Income from derivatives	14 966 861	14 321 414
• Change of accounting policy on prepayment indemnities (Note A.24.2)	210 424	0
	15 896 318	15 364 746

111

Note O – Commission receivable (in EUR '000)

	2012	2011
Commission income from advisory activities	60 773	65 853
Commission income on loans	52 072	43 722
Commission on Investment Facility - Cotonou (Note Z)	36 188	38 011
Commission on guarantees	24 861	25 005
Commission on Jaspers (Note Z)	23 247	24 913
Commission on Jessica (Note Z)	17 959	16 664
Commission on NER 300 (Note Z)	13 677	7 003
Commission on Jeremie (Note Z)	13 117	11 299
Commission on Yaoundé/Lomé conventions (Note Z)	5 247	6 035
Commission on Jasmine (Note Z)	1 786	1 156
Commission from other EU institutions (Note Z)	44 468	28 547
	293 395	**268 208**

Note P – Net result on financial operations (in EUR '000)

	2012	2011
Unrealised result on operational treasury portfolio	264 465	-64 999
Net amortisation on foreign exchange derivatives	127 721	-56 995
Value (re-)adjustment on venture capital operations	35 918	-8 774
Net result on unwind of ALM swaps	32 500	36 805
Net realised result on operational treasury portfolio	12 373	-53 614
Net result on repurchase of debts evidenced by certificates	5 199	12 639
Result on long-term futures	-1 047	-12 992
Value (re-)adjustment on shares and other variable yield securities other than venture capital	-1 395	-242
Net unrealised result on derivatives	-10 018	0
Net result on translation of balance sheet positions	-13 797	1 279
Net result on unwind of asset swaps	-76 076	-28 385
Realised result on sale of shares and other variable yield securities	-79 902	-5 871
Other	-31 779	0
	264 162	**-181 149**

Note Q – Other operating income (in EUR '000)

	2012	2011
Reversal of previous year's unutilised accruals on general administrative expenses	1 847	5 275
Rental income	3 803	2 035
Other	4 447	1 879
	10 097	**9 189**

112

EIB Group Consolidated Financial Statements under EU Directives

Note R – General administrative expenses (in EUR '000)

	2012	2011
Salaries and allowances(*)	-258 446	-247 661
Welfare contributions and other staff costs	-144 798	-151 599
Staff costs	**-403 244**	**-399 260**
Other general administrative expenses	-142 626	-134 392
Total general administrative expenses	**-545 870**	**-533 652**

(*) of which the amount for members of the Management Committee is EUR'000 3 225 at 31 December 2012 and EUR'000 3 022 at 31 December 2011.
The number of persons employed by the Group was 2 188 at 31 December 2012 (2 173 at 31 December 2011).

Note S – Off-balance sheet special deposits for service of borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments

The Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the operational portfolios) representing the amount received in the case of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2012 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	157	157
Loans and advances to credit institutions and customers, excluding loan substitutes	451 677	472 983
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	27 659	26 499
Shares and other variable yield securities (Note E)	2 471	3 129
Total financial assets	**481 964**	**502 768**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	14 391	14 391
Debts evidenced by certificates (Note K)	424 674	469 572
Total financial liabilities	**439 065**	**483 963**

113

At 31 December 2011 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	427	427
Loans and advances to credit institutions and customers, excluding loan substitutes	423 977	426 064
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	25 142	23 437
Shares and other variable yield securities (Note E)	2 087	2 617
Total financial assets	**451 633**	**452 545**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	14 751	14 751
Debts evidenced by certificates (Note K)	401 436	431 770
Total financial liabilities	**416 187**	**446 521**

Note U – Risk management

This note presents information about the Group's exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

- credit risk;
- interest rate risk;
- liquidity risk;
- foreign exchange rate risk; and
- market risk.

Within the Group, the management and control of risks is handled separately by each entity. As a consequence, risk management information presented in this note will distinguish between the Bank and the Fund.

U.1. Risk Management Organisation

U.1.1. Risk Management Organisation of the Bank

The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks.

The Bank analyses and manages risks so as to obtain protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS).

The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources.

The Risk Management Directorate (RM) was created in November 2003.

RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports, for credit, market and operational risks, to the designated Vice-President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors.

To support the implementation of the Bank's risk policies, two risk-oriented committees have been created.

The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank's activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Transaction Monitoring & Restructuring, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process.

114

EIB Group Consolidated Financial Statements under EU Directives An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Bank continued to develop its capacity to manage loans post signature in line with the Bank’s overall higher lending volume and the economic environment. For significant parts of the portfolio this is the responsibility of Transaction Management & Restructuring (TMR) a Directorate, reporting to a separate Vice-President. TMR is focusing on monitoring the higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the Risk Management Directorate. U.1.1.1. Risk measurement and reporting system The Bank’s risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do, in fact, occur. Information on the risk measures described above are presented and explained to the Management Committee on a quarterly basis and to the Board of Directors twice a year. The reports include aggregate credit exposures, credit concentration analyses, VaR, liquidity ratios and risk profile changes. In addition, key risk indicators of the loan portfolio and liquidity mismatch risks are presented to the Management Committee on a monthly basis. U.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, setting its financial risk tolerance to a minimum level as defined by approved limits, and applying a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. U.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE) Venture Capital and Guarantees & Securitisation (GS) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an on-going basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. An independent Risk Management and Monitoring (RMM) division reports directly to the Deputy Chief Executive. This segregation of duties and the “four-eyes” principle ensure an unbiased review of EIF’s business activities. Moreover, within the EIB Group context, RMM operates in close contact with the Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the venture capital operations under the Bank’s Risk Capital Mandate (RCM) and general EIF policy matters. RMM is divided into three teams: a PE Risk Management team, a Portfolio GS Risk Management team and a Monitoring & Administration (MA) team covering both business lines. 115

The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and it is carried out according to EIF treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund of funds approach, taking minority equity participations in venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and early-stage capital, but also investment in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond investing in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity. In the context of the economic and financial crisis, the Fund continues to closely monitor the valuations reported by PE fund managers, and also other specific risks linked to the crisis. The Fund has macroeconomic and financial environment. Throughout the year, the Fund has also run more stringent stress test scenarios on its PE funds portfolios to assess the impact of a worsening in and/or a continuation of the financial crisis. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on the risk faced by those institutions, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF investment and risk committee which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by RMM. The guarantees portfolio is valued according to a mark-to-model approach. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. In the context of the financial crisis, the Fund has increased its monitoring efforts to follow a potential negative rating migration closely. Furthermore, the Fund has strengthened the stress testing methodology, i.e. its scenario analysis with regard to portfolio downgrades and related impacts on capital allocation and expected losses. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). The Group’s policies on credit risk are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group’s loan portfolio. The Group’s limit system draws its inspiration from the traditional prudential regulations 116

EIB Group Consolidated Financial Statements under EU Directives on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. Following approval of the cash capital increase by the heads of state and government of the EU member states, the Bank has expanded the CRPG by a dedicated chapter on the remedy of non-compliance events with bank intermediaries, and a dedicated chapter for incremental new lending in connection with the additional capital. As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive. Management of credit risk is based, firstly, on the level of credit risk vis-à-vis counterparties and, secondly, on an analysis of the solvency of counterparties. U.2.1. Loans In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated long term creditworthiness and with sound guarantees. In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor. Loan renegotiation and forbearance - The EIB considers loans that are unsecured or have weak security to be forborn if in response to adverse changes in the financial position of a borrower the EIB renegotiates the original terms of the contractual arrangements with this borrower affecting directly the future cash flows of the financial instrument, which may result in a loss to the Bank. In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loan would have been included in the Watch List before renegotiation. Once renegotiated, EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider to account for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, it will be removed from the Watch List. Exposures subject to changes in contractual terms which do not affect future cash flows, such as collateral or other security arrangements or the waiver of contractual rights under covenants, are not considered as forborn and hence those events are not considered as sufficient to indicate the requirement of a value adjustment on their own. In 2012, 11 loans have undergone renegotiations. The disbursed exposures to these loans amounted to EUR 1 152 million as of 31 December 2012. Of these, one loan with a disbursed exposure of EUR 88 million has been successfully restructured. Of the renegotiated loans, seven loans have been subject to value adjustments for a total amount of EUR 213 million. The disbursed exposures of these loans amounted to EUR 632 million as at 31 December 2012. During the year, the Bank also wrote off EUR 34.6 million on one renegotiated operation against a value adjustment previously recognised on this operation. Two loans with a disbursed exposure of EUR 432 million were under restructuring without a value adjustment. The structure of guarantors and borrowers relating to the loan portfolio as at 31 December 2012 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under the Facilities(*)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Group loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. (*) Loans granted under Article 16 (previously Article 18) of the Bank’s Statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Group’s own resources and at the Group’s own risk. 117

The table below shows (in EUR million) the loans for projects inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations: Guarantor States Public Banks Corporates Not Total 2012 Total 2011 Borrower institutions guaranteed(1) States 0 0 0 0 42 461 42 461 39 233 Public institutions 26 578 13 946 560 3 388 55 259 99 731 92 549 Banks 19 629 36 830 34 253 25 039 24 918 140 669 141 575 Corporates 20 602 9 400 30 382 41 439 63 634 165 457 163 366 Total 2012 (1) (2) (3) (4) (5) 66 809 60 176 65 195 69 866 186 272 448 318 Total 2011 (1) (2) (3) (4) (5) 61 956 64 300 69 340 64 855 176 272 436 723 (1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower’s level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank’s right to access independent security. (2) The loans in risk-sharing operations amount to EUR 6 665 million as of 31 December 2012 (2011: EUR 6 372 million). (3) This amount includes loans granted under Facilities. (4) This amount does not include loan substitutes (2012: EUR 12 718 million; 2011: EUR 12 009 million). (5) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. The Group did not record value adjustments in 2011 and 2012 in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Group’s assets on maturity. 118

EIB Group Consolidated Financial Statements under EU Directives

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

	2012			2011		
(in EUR million)	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	29	0	0	32
Belgium	619	0	172	0	0	888
Bulgaria	319	767	0	233	859	0
Cyprus	837	239	894	655	239	708
Czech Republic	2 783	446	353	2 766	589	401
Denmark	0	0	409	0	0	443
Estonia	550	0	169	165	385	119
Finland	335	0	625	385	0	1 023
France	0	0	1 052	0	0	1 177
Germany	0	0	1 777	0	0	1 822
Greece	6 986	340	6 790	7 057	560	6 806
Hungary	4 578	1 768	1 516	4 110	1 120	1 593
Ireland	0	0	627	0	0	641
Italy	1 031	0	3 133	1 084	0	3 636
Latvia	375	525	288	375	525	217
Lithuania	1 132	0	0	1 020	112	0
Luxembourg	0	0	103	0	0	135
Malta	0	0	330	0	0	290
Netherlands	0	0	0	0	0	29
Poland	6 963	1 482	11 757	6 669	1 002	10 067
Portugal	513	1 050	7 079	513	600	6 808
Romania	1 340	1 995	320	996	2 356	320
Slovakia	1 045	350	30	745	650	0
Slovenia	32	500	2 139	36	0	2 135
Spain	989	0	20 990	1 108	0	17 345
Sweden	0	0	139	0	0	585
United Kingdom	0	0	1 115	0	0	1 449
Non EU –Countries	1 138	1 434	4 973	888	1 431	3 287
Total	**31 565**	**10 896**	**66 809**	**28 805**	**10 428**	**61 956**

The table below shows (in EUR million) the loans for projects outside the European Union (Apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility):

Secured by:	31.12.2012	31.12.2011
Member States	2 528	2 369
European Union budget[1]	38 391	36 675
Total[2]	**40 919**	**39 044**

[1] of which EUR 6 665 million in risk-sharing operations as explained above (2011: EUR 6 372 million).

[2] including loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

119

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE

AGREEMENT	31.12.2012	31.12.2011
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	33	51
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	278	328
Total 75% Member States global guarantee	**311**	**379**
75% Member States guarantee		
- Cotonou partnership agreement	561	604
- Cotonou partnership 2nd agreement	1 656	1 386
Total 75% Member States guarantee	**2 217**	**1 990**
Total Member States guarantee	**2 528**	**2 369**
100% European Union budget guarantee		
- South Africa – 300m – BG Decision 19.06.95	2	2
- ALA I – 750m	60	84
- ALA interim (100% guarantee) – 153m	3	4
- CEEC – 1bn - BG Decision 29.11.89	21	51
- CEEC – 3bn - BG Decision 02.05.94	214	290
- Russia – 100 m - 2001-2005	60	68
- Russia – 500 m - 2004-2007	230	230
Total 100% European Union budget guarantee	**590**	**729**
75% European Union budget guarantee		
- Mediterranean Protocols	349	490
- Slovenia – 1st Protocol	22	32
Total 75% European Union budget guarantee	**371**	**522**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	55	65
- ALA II – 900m	76	99
- ALA interim (70% guarantee: risk sharing) – 122m	1	3
- Bosnia-Herzegovina – 100m 99/2001	70	76
- Euromed (EIB) – 2 310m – Decision 29.01.97	411	528
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	75	86
- CEEC – 3 520m – Decision 29.01.97	966	1 130
Total 70% European Union budget guarantee	**1 654**	**1 987**
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-7/2007	432	547
- South Africa – Decision 2/2007-12/2013	649	574
- ALA III – 2 480m – 2/2000-7/2007	713	878
- ALA Decision – 2/2007-12/2013	2 870	2 857
- Euromed II – 6 520m – 2/2000-1/2007	4 281	4 611
- South Eastern Neighbours – 9 185m – 2/2000-7/2007	6 801	7 259
- Turkey special action – 450m – 2001-2006	225	251
- Turkey TERRA – 600m – 11/1999-11/2002	437	464
- PEV EE/CAS/RUS 1/2/2007-31/12/2013	2 524	1 593
- PEV MED 1/2/2007-31/12/2013	7 803	6 593
- Pre-Accession – 8 700m – 2007-2013	8 291	7 660
- Climate Change Mandate 2011-2013	750	150
Total 65% European Union budget guarantee	**35 776**	**33 437**
Total European Union budget guarantee	**38 391**	**36 675**
Total	**40 919**	**39 044**

120

EIB Group Consolidated Financial Statements under EU Directives

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 27 223 million (2011: EUR 20 642 million), with the following composition:

As at 31 December 2012	Loan Financial Collateral (in EUR million) [(*)]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total
	Government	Supranational	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS			
Aaa	799	322	13	714	1 189	0	0	0	**3 037**
Aa1 to Aa3	923	142	98	527	1 140	8	0	0	**2 838**
A1	384	0	9	0	802	0	0	0	**1 195**
Below A1	10 609	0	819	1 544	4 881	147	0	0	**18 000**
Non-Rated	0	0	0	0	0	0	318	1 835	**2 153**
Total	**12 715**	**464**	**939**	**2 785**	**8 012**	**155**	**318**	**1 835**	**27 223**

(*) Bonds, equities and funds are valued at their market value.

As at 31 December 2011	Loan Financial Collateral (in EUR million) [(1)]								
Moody's or equivalent rating	Bonds						Equities & Funds	Cash	Total
	Government	Supranational	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS			
Aaa	943	180	6	498	1 800	219	0	0	**3 646**
Aa1 to Aa3	1 059	0	127	722	1 162	95	0	0	**3 165**
A1	898	0	0	345	793	62	0	0	**2 098**
Below A1	8 447	0	327	184	1 626	38	0	0	**10 622**
Non-Rated	0	0	0	0	0	0	168	943	**1 111**
Total	**11 347**	**180**	**460**	**1 749**	**5 381**	**414**	**168**	**943**	**20 642**

(1) Bonds, equities and funds are valued at their market value.

A breakdown of disbursed loans outstanding including loan substitutes (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector :	not more than 1 year	1 year to 5 years	more than 5 years	Total 2012	Total 2011
Transports	5 265	28 563	84 283	**118 111**	112 215
Global Loans [(2)]	9 621	51 076	34 564	**95 261**	95 721
Energy	3 510	15 907	34 833	**54 250**	50 891
Industry	4 528	23 776	8 828	**37 132**	32 820
Health, education	1 379	9 130	25 511	**36 020**	33 399
Water, sewerage	1 185	6 795	14 752	**22 732**	20 948
Miscellaneous infrastructure	916	4 770	13 326	**19 012**	18 955
Services	1 401	8 288	7 973	**17 662**	17 436
Telecommunications	1 165	8 654	2 219	**12 038**	12 400
Agriculture, fisheries, forestry	10	149	997	**1 156**	812
Total 2012	**28 980**	**157 108**	**227 286**	**413 374**	
Total 2011	**26 629**	**148 101**	**220 867**		**395 597**

(2) A global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

121

Arrears on loans

Amounts in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for projects located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, banks and corporate entities. Unsecured part of these loans amounts to EUR 186 272 million as at 31 December 2012 (2011: EUR 176 272 million).

As at 31 December 2012, the arrears above 30 days on loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States amount to EUR 41.6 million (2011: EUR 1.3 million). These arrears on loans are covered by a value adjustment of EUR 35.4 million which has been recognised and accounted for under *Loans and advances to customers – value adjustments* (2011: EUR nil).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for over 90 days, the primary guarantee is called (if any available). If the due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on the loan portfolio (including interest revenue and penalty fee) of the Group outside the European Union can be analysed as follows (in EUR 000):

	31.12.2012	31.12.2011
Instalments overdue 30 to 90 days	4 917	4 714
Instalments overdue more than 90 days	17 684	2 726
Instalments overdue more than 150 days which have been called and paid under the guarantee of a Member State or the EU	147 193	108 665
Total	**169 794**	**116 105**

U.2.2.Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

122

EIB Group Consolidated Financial Statements under EU Directives

The table below provides a percentage breakdown of the credit risk associated with the securities portfolio (i.e. operational money market and bond portfolios) and treasury instruments (money markets products) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	31.12.2012	31.12.2011	31.12.2012	31.12.2011
Aaa	**11**	33	**4**	4
Aa1 to Aa3	**39**	29	**36**	26
A1 to A3	**8**	28	**52**	54
Below A3	**42**	10	**8**	16
Total	**100**	**100**	**100**	**100**

Collateral on Treasury transactions

Collateral received

The Treasury transactions include EUR 40 714 million (2011: EUR 25 393 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2012 is EUR 42 049 million (2011: EUR 25 551 million), with the following classification:

	Tripartite Agreements Collateral (in EUR million)						
At 31 December 2012	Bonds						Total
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	
Aaa	4 661	1 065	1 694	5 013	1 539	272	**14 244**
Aa1 to Aa3	1 092	557	229	595	1 350	0	**3 823**
A1	176	0	0	221	1 134	0	**1 531**
Below A1	13 737	0	0	3 209	5 505	0	**22 451**
Total	**19 666**	**1 622**	**1 923**	**9 038**	**9 528**	**272**	**42 049**

	Tripartite Agreement Collateral (in EUR million)						
At 31 December 2011	Bonds						Total
Moody's or equivalent rating	Government	Supranational	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	
Aaa	2 033	511	90	1 724	1 049	1 811	**7 218**
Aa1 to Aa3	4 962	0	506	749	1 827	0	**8 044**
A1	1 147	0	0	222	1 507	0	**2 876**
Below A1	4 709	0	0	353	2 351	0	**7 413**
Total	**12 851**	**511**	**596**	**3 048**	**6 734**	**1 811**	**25 551**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.3 billion as at 31 December 2012 (2011: EUR 2.2 billion).

123

U.2.3. Securities lending

The securities lending agreement, signed with Northern Trust Global Investment in 2003, was terminated in November 2012. The Group engaged in no securities lending as at the year end.

The market value of the bonds lent in the securities lending activities amounted to EUR 813 million at 31 December 2011. The market value of the collateral portfolio at 31 December 2011 was EUR 853 million, with the following classification:

Securities Lending Collateral (in EUR million)				
At 31 December 2011	Bonds		Time Deposit	Total
Moody's or equivalent rating	Government	Certificate of Deposits		
Aaa	26	0	0	**26**
Aa1 to Aa3	694	0	42	**736**
A1 to A3	0	0	91	**91**
Total	**720**	**0**	**133**	**853**

U.2.4. Guarantees granted by the Group in respect of loans granted by third parties

Credit risk arising from the Group's guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statutes and the Credit Risk Policy Guidelines. The Statutes limits own-risk guarantees to approximately EUR 9.0 billion. The EUR 3.6 billion exposure at risk at the end of 2012 (2011: 3.7 billion) was well below the statutory limit of EUR 9.0 billion.

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

In the context of the Group's own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Group's counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

The exposure on guarantees granted by the Group in respect of venture capital operations amounts to EUR '000 40 866 as at 31 December 2012 (2011: EUR '000 60 524).

124

EIB Group Consolidated Financial Statements under EU Directives U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. U.3.1. Value-at-Risk for the own funds of the Group Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing the Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 — 5.5 years. Apart from the duration target for own funds, the Group’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management department quantifies the Value at Risk (‘VaR’) of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2012, the VaR of the Group amounted to EUR 171 million (2011: EUR 318 million). The evolution of the VaR of own funds since 2011 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Group’s positions. The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Group deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data. More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2012, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 6.02 billion (2011: EUR 5.37 billion). Among the financial instruments in the Group’s portfolio, some deals (borrowings and associated swaps) may be redeemed before their final maturity. At cash flows level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity. Below is a summary of the features of the Group’s callable portfolio as of 31 December 2012 and 31 December 2011, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: 125

By funding currency (after swap):

31.12.2012	Pay Currency					Total
(in EUR million)	CZK	EUR	JPY	PLN	USD	
EUR Pay Notional	0	-2 707	-292	-25	-4 984	-8 008
Average maturity date		02.02.2037	08.10.2031	05.05.2026	22.10.2035	24.01.2036
Average expected maturity		16.05.2029	10.07.2028	17.05.2013	18.02.2026	11.04.2027

31.12.2011	Pay Currency					Total
(in EUR million)	CZK	EUR	JPY	PLN	USD	
EUR Pay Notional	-29	-3 064	-85	-22	-5 484	-8 684
Average maturity date	17.06.2013	25.11.2032	04.04.2031	05.05.2026	10.06.2035	28.05.2034
Average expected maturity	15.03.2012	02.06.2023	29.03.2028	01.01.2018	08.01.2026	21.01.2025

By risk factor involved:

31.12.2012	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-3 953	-3 866	-189	-8 008
Average maturity date	25.11.2033	05.05.2038	07.09.2034	24.01.2036
Average expected maturity	19.07.2027	14.11.2026	18.12.2029	11.04.2027

31.12.2011	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-4 073	-3 730	-881	-8 684
Average maturity date	16.01.2034	14.06.2036	04.06.2027	28.05.2034
Average expected maturity	05.09.2028	24.02.2022	11.08.2020	21.01.2025

U.3.2. Interest rate risk management for the Group

The sensitivity of the earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2012, the earnings would increase by EUR 151.6 million (2011: EUR 115.4 million) if interest rates increased by 100 basis points and decrease by EUR 129.3 million (2011: EUR 126.2 million) if interest rates decreased by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of the earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

126

EIB Group Consolidated Financial Statements under EU Directives The sensitivity of the EIF is computed by taking into consideration the coupon repricing of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year’s date. Positions in floating rate assets are assumed to have quarterly repricing. U.4. Liquidity risk The main objective of liquidity policy is to ensure that the Group can always meet its payment obligations punctually and in full. The Group manages the calendar of its new issues so as to maintain the global level of liquidity within the chosen range. Liquidity planning takes into account the Group’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursement typically takes place at the borrower’s request. Liquidity risk is managed prudently as, in contrast to commercial banks, EIB does not have the natural sources of liquidity from the deposits of clients. The Group pre-finances its commitments to avoid being forced to borrow, or to sell assets, when it does not have access to resources at a desirable cost level. The Group further assures sound management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Group’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Group has in place a Contingency Liquidity Plan (CLP) that specifies decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Group maintains deposits to cover the minimum reserve requirement. The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. 127

Liquidity risk (in EUR million)

Maturity at 31 December 2012	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2012
Assets:						
Cash in hand, central banks and post office banks	157	0	0	0	0	**157**
Treasury bills and other bills eligible for refinancing with central banks	6 273	872	3 844	7 346	0	**18 335**
Other loans and advances:						
- Current accounts	1 081	0	0	0	0	**1 081**
- Credit institutions	50 006	270	0	0	0	**50 276**
- Customers	5	0	0	0	0	**5**
	51 092	270	0	0	0	**51 362**
Loans:						
- Credit institutions	1 982	9 745	63 573	49 165	0	**124 465**
- Customers	2 795	13 562	89 014	170 479	0	**275 850**
	4 777	23 307	152 587	219 644	0	**400 315**
Debt securities including fixed-income securities	4 175	517	2 697	1 935	0	**9 324**
Shares and other variable-yield securities	0	0	0	0	2 471	**2 471**
Other assets	9 169	76	1 030	189	16 483	**26 947**
Total assets	**75 643**	**25 042**	**160 158**	**229 114**	**18 954**	**508 911**
Liabilities:						
Amounts owed to credit institutions	10 732	599	330	0	0	**11 661**
Amounts owed to customers	2 644	86	0	0	0	**2 730**
Debts evidenced by certificates	22 364	37 374	205 999	158 937	0	**424 674**
Capital, reserves, profit and minority interest	0	0	0	0	55 786	**55 786**
Other liabilities	0	0	76	492	13 492	**14 060**
Total liabilities	**35 740**	**38 059**	**206 405**	**159 429**	**69 278**	**508 911**
Off balance sheet currency swaps	**57**	**457**	**2 782**	**3 308**	**0**	**6 604**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties, and the Bank as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2013 - 2015 would amount to EUR 3.92 billion.

128

EIB Group Consolidated Financial Statements under EU Directives

Maturity at 31 December 2011	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2011
Assets:						
Cash in hand, central banks and post office banks	427	0	0	0	0	**427**
Treasury bills and other bills eligible for refinancing with central banks	3 649	1 099	2 944	7 084	0	**14 776**
Other loans and advances:						
- Current accounts	964	0	0	0	0	**964**
- Credit institutions	39 418	200	0	0	0	**39 618**
- Customers	0	0	0	0	0	**0**
	40 382	200	0	0	0	**40 582**
Loans:						
- Credit institutions	2 229	9 296	69 562	52 774	0	**133 861**
- Customers	2 134	12 346	75 678	159 376	0	**249 534**
	4 363	21 642	145 240	212 150	0	**383 395**
Debt securities including fixed-income securities	3 832	1 327	1 916	3 291	0	**10 366**
Shares and other variable-yield securities	0	0	0	0	2 087	**2 087**
Other assets	0	13	212	270	20 355	**20 850**
Total assets	**52 653**	**24 281**	**150 312**	**222 795**	**22 442**	**472 483**
Liabilities:						
Amounts owed to credit institutions	11 065	159	801	135	0	**12 160**
Amounts owed to customers	2 416	175	0	0	0	**2 591**
Debts evidenced by certificates	18 277	36 725	195 794	150 640	0	**401 436**
Capital, reserves, profit and minority interest	0	0	0	0	42 913	**42 913**
Other liabilities	0	1	54	479	12 849	**13 383**
Total liabilities	**31 758**	**37 060**	**196 649**	**151 254**	**55 762**	**472 483**
Off balance sheet currency swaps	**649**	**684**	**3 558**	**6 049**	**0**	**10 940**

129

U.5. Foreign exchange rate risk

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years.

Foreign exchange position (in EUR million)

Currency at 31 December 2012	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2012
Assets:						
Cash in hand, balances with central banks and post office banks	157	0	0	0	0	**157**
Treasury bills and other bills eligible for refinancing with central banks	18 242	10	83	0	93	**18 335**
Other loans and advances:						
- Current accounts	697	32	36	316	384	**1 081**
- Credit institutions	41 085	1 345	4 265	3 581	9 191	**50 276**
- Customers	5	0	0	0	0	**5**
	41 787	1 377	4 301	3 897	9 575	**51 362**
Loans:						
- Credit institutions	85 343	11 130	21 973	6 019	39 122	**124 465**
- Customers	226 224	21 359	11 212	17 055	49 626	**275 850**
	311 567	32 489	33 185	23 074	88 748	**400 315**
Debt securities including fixed-income securities	3 348	1 295	900	3 781	5 976	**9 324**
Shares and other variable-yield securities	1 998	344	27	102	473	**2 471**
Other assets	22 587	1 425	1 354	1 581	4 360	**26 947**
Total assets	**399 686**	**36 940**	**39 850**	**32 435**	**109 225**	**508 911**
Liabilities:						
Amounts owed to credit institutions	10 066	0	1 304	291	1 595	**11 661**
Amounts owed to customers	2 467	193	63	7	263	**2 730**
Debts evidenced by certificates:						
- Debt securities in issue	184 380	59 268	106 617	50 085	215 970	**400 350**
- Others	11 644	426	2 192	10 062	12 680	**24 324**
	196 024	59 694	108 809	60 147	228 650	**424 674**
Capital, reserves, profit and minority interest	55 786	0	0	0	0	**55 786**
Other liabilities	8 881	2 001	1 347	1 831	5 179	**14 060**
Total liabilities	**273 224**	**61 888**	**111 523**	**62 276**	**235 687**	**508 911**
Off balance sheet currency swaps	**-126 455**	**24 936**	**71 666**	**29 853**	**126 455**	
Net position	**7**	**-12**	**-7**	**12**	**-7**	

130

EIB Group Consolidated Financial Statements under EU Directives

Currency at 31 December 2011	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2011
Assets:						
Cash in hand, balances with central banks and post office banks	396	0	0	31	31	**427**
Treasury bills and other bills eligible for refinancing with central banks	14 776	0	0	0	0	**14 776**
Other loans and advances:						
- Current accounts	589	36	10	329	375	**964**
- Credit institutions	37 175	873	255	1 315	2 443	**39 618**
- Customers	0	0	0	0	0	**0**
	37 764	909	265	1 644	2 818	**40 582**
Loans:						
- Credit institutions	89 409	13 452	24 530	6 470	44 452	**133 861**
- Customers	204 799	20 072	10 398	14 265	44 735	**249 534**
	294 208	33 524	34 928	20 735	89 187	**383 395**
Debt securities including fixed-income securities	6 420	1 526	982	1 438	3 946	**10 366**
Shares and other variable-yield securities	1 676	305	30	76	411	**2 087**
Other assets	16 464	1 421	1 406	1 559	4 386	**20 850**
Total assets	**371 704**	**37 685**	**37 611**	**25 483**	**100 779**	**472 483**
Liabilities:						
Amounts owed to credit institutions	11 287	0	585	288	873	**12 160**
Amounts owed to customers	2 329	204	51	7	262	**2 591**
Debts evidenced by certificates:						
- Debt securities in issue	164 644	57 685	104 047	49 779	211 511	**376 155**
- Others	9 845	416	3 408	11 612	15 436	**25 281**
	174 489	58 101	107 455	61 391	226 947	**401 436**
Capital, reserves, profit and minority interest	42 913	0	0	0	0	**42 913**
Other liabilities	8 155	2 016	1 390	1 822	5 228	**13 383**
Total liabilities	**239 173**	**60 321**	**109 481**	**63 508**	**233 310**	**472 483**
Off balance sheet currency swaps	**-132 535**	**22 623**	**71 875**	**38 037**	**132 535**	
Net position	**-4**	**-13**	**5**	**12**	**4**	

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Note V – Derivatives

The Group uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

The majority of the Group's swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity).

The Group also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity).

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

V.1. As part of funding and ALM hedging activity

The Group uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs.

Long-term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives used in the context of funding and ALM hedging activities are:

- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), subdivided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2012 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2012
Notional amount	24 149	92 179	27 323	17 715	**161 366**
Fair value (i.e. net discounted value)(*)	982	5 089	3 036	3 198	**12 305**

Currency swaps at 31 December 2011 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2011
Notional amount	18 084	93 371	37 030	18 071	**166 556**
Fair value (i.e. net discounted value)(*)	717	4 120	4 615	3 433	**12 885**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 8 million as at 31 December 2012 (2011: EUR 283 million).

132

EIB Group Consolidated Financial Statements under EU Directives

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2012 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2012
Notional amount	44 560	187 029	78 536	122 692	**432 817**
Fair value (i.e. net discounted value)(*)	317	8 916	5 634	4 110	**18 977**

Interest rate swaps at 31 December 2011 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2011
Notional amount	36 656	179 678	74 866	110 012	**401 212**
Fair value (i.e. net discounted value)(*)	321	6 951	5 257	3 937	**16 466**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -648 million as at 31 December 2012 (2011: EUR -664 million).

V.1.3. Structured swaps

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2012	2011	2012	2011	2012	2011
Number of transactions	**330**	337	**3**	4	**346**	339
Notional amount (in EUR million)	**8 821**	11 302	**243**	615	**21 332**	21 285
Net discounted value (in EUR million)	**1 015**	1 114	**4**	27	**142**	381

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

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V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss which the Group would incur where the counterparty would be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Group's derivative transactions are concluded in the contractual framework of Master Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A1, but certain counterparties rated A2/A3 have also been authorised. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 35 205 million as at 31 December 2012 (2011: EUR 31 372 million), with the following composition:

Swap collateral (in EUR million)				
Moody's or equivalent rating	Bonds		Cash	Total 2012
	Government	Agency, supranational, covered bonds		
Aaa	1 913	1 358	0	**3 271**
Aa1 to Aa3	8 370	185	0	**8 555**
A1 to A3	11	0	0	**11**
Baa1 to Baa3	12 145	0	0	**12 145**
Below Baa3	843	0	0	**843**
Non-Rated	0	0	10 380	**10 380**
Total 2012	**23 282**	**1 543**	**10 380**	**35 205**

Swap collateral (in EUR million)				
Moody's or equivalent rating	Bonds		Cash	Total 2011
	Government	Agency, supranational, covered bonds		
Aaa	2 385	0	0	**2 385**
Aa1 to Aa3	2 224	0	0	**2 224**
A1 to A3	15 117	0	0	**15 117**
Baa1 to Baa3	6	0	0	**6**
Below Baa3	713	0	0	**713**
Non-Rated	0	0	10 927	**10 927**
Total 2011	**20 445**	**0**	**10 927**	**31 372**

134

EIB Group Consolidated Financial Statements under EU Directives

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Group measures the credit risk exposure related to swaps and derivatives transactions using the Net Market Exposure (NME) and Potential Future Exposure (PFE) for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Group computes the Net Market Exposure, which is the larger of zero and the market value or "fair value" of the portfolio of transactions within the netting set with a counterparty, less the collateral. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2012 the Net Market Exposure stood at EUR 3 457 million (EUR 3 670 million as of 31 December 2011).

In addition, the Group computes the Potential Future Exposure (PFE), which is the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes PFE at 90% confidence level using stressed market parameters to arrive at conservative estimations of the Potential Future Exposure. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2012 the total Potential Future Exposure (PFE) stood at EUR 16 494 million (EUR 15 565 million as of 31 December 2011).

- **Limits:**

The limit system for banks covers both exposure, Net Market Exposure and Potential Future Exposure.

The Net Market Exposure is measured by the NPV of the swap portfolio minus the amount of collateral received. It is limited by the Threshold applicable to the banks as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the Group receives collateral posted by the counterparty.

The Potential Future Exposure limit determines the maximum potential future exposure, measured as explained above and reduced by overcollateralisation, accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by rating.

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's or equivalent rating	2012	2011	2012	2011	2012	2011
Aaa	**1.10%**	1.20%	**42**	156	**219**	301
Aa1 to Aa3	**24.60%**	36.80%	**1 173**	1 245	**4 476**	9 919
A1	**46.50%**	35.90%	**1 894**	1 414	**8 701**	4 460
A2 to A3	**22.30%**	25.60%	**348**	841	**2 863**	822
Below A3	**5.50%**	0.50%	**0**	14	**235**	63
Total	**100.00%**	**100.00%**	**3 457**	**3 670**	**16 494**	**15 565**

V.2. As part of liquidity management

The Group enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

135

The notional amount of short-term currency swaps stood at EUR 29 392 million at 31 December 2012 against EUR 19 631 million at 31 December 2011. The notional amount of short term currency forwards was EUR 364 million at 31 December 2012 (2011: EUR 322 million). The fair value of these contracts was EUR -145 million at 31 December 2012 (2011: EUR 767 million).

Long-term futures are also used by the Group to adjust the medium term (2-year) interest rate exposure of its treasury bond portfolios. The notional amount of long-term futures stood at EUR nil at 31 December 2012 (2011: EUR 386 million), with a nil fair value (2011: EUR -1 million).

Forward rate agreements are used by the Group to hedge the interest rate risk of its short term funding. The notional amount of forward rate agreements stood at EUR 4 947 million at 31 December 2012 (2011: EUR 6 606 million) and their fair value at EUR 4 million (2011: EUR 2 million).

Note W – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2012 and 2011:

	31.12.2012	31.12.2011
Non-euro currencies of EU member states		
Bulgarian leva (BGN)	1.9558	1.9558
Czech koruna (CZK)	25.151	25.787
Danish kroner (DKK)	7.4610	7.4342
Pound sterling (GBP)	0.8161	0.8353
Hungarian forint (HUF)	292.30	314.58
Polish zloty (PLN)	4.0740	4.4580
Romanian lei (RON)	4.4445	4.3233
Swedish kronor (SEK)	8.5820	8.9120
Non-EU currencies		
Australian dollar (AUD)	1.2712	1.2723
Canadian dollar (CAD)	1.3137	1.3215
Swiss franc (CHF)	1.2072	1.2156
Egyptian pound (EGP)	8.4007	7.8058
Hong Kong dollar (HKD)	10.226	10.051
Iceland Krona (ISK)	236.35	257.30
Japanese yen (JPY)	113.61	100.20
Kenyan shilling (KES)	113.68	109.53
Moroccan dirham (MAD)	11.112	11.107
Mexican peso (MXN)	17.185	18.051
Norwegian krone (NOK)	7.3483	7.7540
New Zealand dollar (NZD)	1.6045	1.6737
Russian ruble (RUB)	40.330	41.765
Serbia dinars (RSD)	112.300	106.920
Tunisia dinars (TND)	2.0472	1.9364
Turkish lira (TRY)	2.3551	2.4432
Taiwan dollars (TWD)	38.399	39.203
Ukraine Hryvnia (UAH)	10.631	10.351
United States dollar (USD)	1.3194	1.2939
Franc CFA (XOF)	655.96	655.96
South African rand (ZAR)	11.173	10.483

136

EIB Group Consolidated Financial Statements under EU Directives

Note X – Related party transactions – Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee, the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2012	2011
Short-term benefits[1]	7 248	8 332
Post employment benefits[2]	613	545
Termination benefits	504	504
	8 365	**9 381**

[1] Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[2] Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2012 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2012	31.12.2011
Pension plans and health insurance (Note L)	-38 223	-31 964
Other liabilities (Note G)	-9 443	-7 012
Other assets (Note G)	0	6

Note Y – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2012.

Note Z – Management of third party funds

Z.1. Investment Facility – Cotonou

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

Z.2. Guarantee Fund

The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission ('EC') entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund.

Z.3. JESSICA (Contribution and Holding Funds)

JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank.

Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds).

JESSICA Holding Funds are used in the context of the JESSICA initiative. As Manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment

137

guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.4. FP7 Guarantee Fund The 7th Framework Programme (‘FP7’) is designed to support research, technological development and demonstration projects all over Europe. The rules and principles for the management of the FP7 are laid out in the Agreement between the EC on behalf of the European Atomic Energy Community and the EIB. The EC entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. The EIB prepares separate financial statements for FP7 Guarantee Fund. Z.5. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates. Z.6. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. Z.7. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established within the framework of the Co-operation Agreement, entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims at fostering investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate financial statements for the RSFF. Z.8. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager, also open to Member States of the European Union which subsequently accede to this agree-ment as Donors. On 9 February 2006, the EC and the EIB Group signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partne rship and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. Z.9. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through the ENPI. The EIB prepares separate financial statements for ENPI. Z.10. Loan Guarantee Instrument for Ten-T Projects (‘LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the EC on behalf of the European Union and the EIB. The LGTT aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Z.11. ECHA On 1 April 2011 the EIB entered into an asset management agreement with the European Chemicals Agency (ECHA). Under this agreement the EIB manages the investment portfolio of ECHA in accordance with the pre-agreed Asset Management Guidelines. Z.12. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. Z.13. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. Z.14. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European 138

EIB Group Consolidated Financial Statements under EU Directives Union according to the Fiduciary and Management Agreement concluded with the European Union. Z.15. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.16. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. Z.17. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. Z.18. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. Z.19. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.20. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2011, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. Z.21. European Progress Microfinance Facility (‘EPMF’) The EPMF aims to increase access to finance for individuals who have difficulties entering the labour market and to promote the start-up and growth of micro-enterprises with a particular view to providing jobs for the unemployed or the disadvantaged. Z.22. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. Z.23. EPTA Trust Fund EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for EPTA Trust Fund. Z.24. Bundesministerium für Wirtschaft und Technologle The EIF manages funds on behalf of the German Bun-desministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. Z.25. GEEREF (Fund and Technical Support Facility) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. 139

Z.26. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. Z.27. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, EC (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development. It provides advice to the 12 Central and Eastern EU Member States and Croatia during project preparation to help improve the quality of the major projects to be submitted for grant financing under the Structural and Cohesion Funds. Z.28. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. Z.29. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.30. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. Z.31. AEICD This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities for micro and small/medium enterprises as well as engaging in the wider development of the private sector in the region. Z.32. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using un-absorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. Z.33. EPEC The European PPP Expertise Centre (‘EPEC’) is a joint initiative of the EIB, the EC and European Union Member States and Candidate Countries. EPEC’s mission is to strengthen the ability of the public sector to engage in Public Private Partnership (PPP) transactions. The EIB prepares separate financial statements for EPEC. Z.34. Project Bond Initiative (‘PBI’) A Cooperation Agreement between the EC and the EIB in respect of the Project Bond Instrument: Pilot Phase was signed in November 2012. The PBI is designed to stimulate capital market financing for infrastructure delivered under ‘project finance’ structures, including Public Private Partnerships (PPPs). The initiative will seek to enhance the credit rating of bonds issued by project companies to a rating level that is attractive for investors and to lower the project’s overall financing costs. Z.35. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The EIB prepares separate financial statements for NER300. Z.36. Mezzanine Dachfonds für Deutschland (‘MDD’) The MDD in an investment programme signed in June 2012 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. 140

EIB Group Consolidated Financial Statements under EU Directives

Statement of Special Section [1]

as at 31 December 2012 and 2011 (in EUR'000)

Amounts disbursed and to be disbursed	31.12.2012	31.12.2011
Turkey		
From resources of Member States		
Disbursed loans outstanding	6 492	7 811
Total [2]	**6 492**	**7 811**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	95 312	106 260
Risk capital operations		
- amounts to be disbursed	58 828	64 926
- amounts disbursed	123 912	151 260
	182 740	**216 186**
Total [3]	**278 052**	**322 446**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• Yaoundé Conventions		
Loans disbursed	4 555	5 797
Contributions to the formation of risk capital		
• amounts disbursed	419	419
Total [4]	**4 974**	**6 216**
• Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	16 117	16 218
- amounts disbursed	475 915	591 263
	492 032	**607 481**
Total [5]	**492 032**	**607 481**
Total	**781 550**	**943 954**

Funds received and to be received	31.12.2012	31.12.2011
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	219 224	257 520
- Yaoundé Conventions	4 974	6 216
- Lomé Conventions	475 915	591 263
	700 113	854 999
Under mandate from Member States	6 492	7 811
Total funds under trust management	**706 605**	**862 810**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	58 828	64 926
On operations from risk capital resources under the Lomé Conventions	16 117	16 218
Total funds to be disbursed	**74 945**	**81 144**
Total	**781 550**	**943 954**

141

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2012: EUR '000 417 129 (2011: EUR '000 472 103)

b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2012: EUR '000 85 017 (2011: EUR '000 90 991)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		20 412
less:	cancellations	215	
	repayments	419 604	
			-419 819
			6 492

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840 457 (*)
less:	exchange adjustments	48 508	
	cancellations	119 859	
	repayments	394 038	
			-562 405
			278 052

(*) Change in initial amount relates to ENPI (Note Z.9) which is no longer reported as part of Special Section.

142

EIB Group Consolidated Financial Statements under EU Directives

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union:

Loans on special conditions		139 483	
Contributions to the formation of risk capital		2 503	
Initial amount:			141 986
add:	capitalised interests	1 178	
	exchange adjustments	9 831	
			11 009
less:	cancellations	3 310	
	repayments	144 711	
			-148 021
			4 974

Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3 116 097	
Equity participations		121 002	
Initial amount:			3 237 099
add:	capitalised interests		9 548
less:	cancellations	684 845	
	repayments	2 011 777	
	exchange adjustments	57 993	
			-2 754 615
			492 032
Loans from other resources:			
Initial amount:			16 500
add:	exchange adjustments		58
less:	cancellations	8 414	
	repayments	8 144	
			-16 558
			0
			492 032

143

Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2012, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2012, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 14 March 2013 KPMG Luxembourg S.à r.l. Cabinet de révision agréé [ILLEGIBLE] Emmanuel Dollé KPMG Luxembourg S.à r.l. 9, Allée Scheffer L-2520 Luxembourg Société à responsabilité limitée R.C.S. Luxembourg B 149133 Capital € 12 502 144

EIB Group Consolidated Financial Statements under EU Directives Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, • noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank, prepared in accordance with the general principles of the EU Directives, for the year ended 31 December 2012 is unqualified, • convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller; • the Directors General of Risk Management and Transaction Monitoring and Restructuring. • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the consolidated financial statements for the financial year ended 31 December 2012 as drawn up by the Board of Directors at its meeting on 14 March 2013; • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated profit and loss account and the consolidated cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the consolidated financial position of the Bank as at 31 December 2012 in respect of its assets and liabilities, and of the consolidated results of its operations and its consolidated cash flows for the year then ended, in accordance with the general principles of the EU Directives. Luxembourg, 14 March 2013 The Audit Committee [ILLEGIBLE] [ILLEGIBLE] [ILLEGIBLE] J. RODRIGUES DE JESUS D. NOUY M. MATEJ [ILLEGIBLE] [ILLEGIBLE] [ILLEGIBLE] M. ÜÜRIKE B. JAKOBSEN J.N. SCHAUS 145

EIB Group Consolidated Financial Statements under IFRS EIB Group Consolidated Financial Statements under IFRS as at 31 December 2012 146

Consolidated balance sheet

as at 31 December 2012 (in EUR '000)

Assets		31.12.2012		31.12.2011
1. **Cash in hand, balances with central banks and post office banks** (Note B.1)		157 362		427 463
2. **Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		18 416 931		14 905 225
3. **Loans and advances to credit institutions**				
a) repayable on demand	1 080 619		963 843	
b) other loans and advances (Note C)	50 286 744		39 649 948	
c) loans (Note D.1)	125 872 793		135 058 591	
d) impairment on loans and advances, net of reversals (Note D.2)	- 35 900		0	
		177 204 256		175 672 382
4. **Loans and advances to customers**				
a) other loans and advances	5 120		0	
b) loans (Note D.1)	293 404 173		257 794 055	
c) impairment on loans and advances, net of reversals (Note D.2)	- 305 649		- 192 790	
		293 103 644		257 601 265
5. **Debt securities including fixed-income securities** (Note B.2)				
a) issued by public bodies	3 707 720		1 316 161	
b) issued by other borrowers	5 636 279		9 078 271	
		9 343 999		10 394 432
6. **Shares and other variable-yield securities** (Note B.3)		3 128 685		2 616 146
7. **Derivative assets** (Note R)		55 885 610		49 538 133
8. **Property, furniture and equipment** (Note E.1)		294 107		305 632
9. **Investment property** (Note E.2)		2 702		2 863
10. **Intangible assets** (Note E.1)		9 801		10 402
11. **Other assets** (Note G)		212 232		123 889
12. **Subscribed capital, called but not paid**		9 992 427		0
13. **Prepayments**		62 283		47 828
Total assets		567 814 039		511 645 660

The accompanying notes form an integral part of these consolidated financial statements.

147

EIB Group Consolidated Financial Statements under IFRS

Liabilities and equity	31.12.2012		31.12.2011	
Liabilities				
1. Amounts owed to credit institutions (Note H.1)				
a) repayable on demand	10 708 490		10 974 028	
b) with agreed maturity dates or periods of notice	952 308		1 190 872	
		11 660 798		12 164 900
2. Amounts owed to customers (Note H.2)				
a) repayable on demand	2 071 645		1 630 570	
b) with agreed maturity or periods of notice	658 850		960 618	
		2 730 495		2 591 188
3. Debts evidenced by certificates (Note I)				
a) debt securities in issue	444 312 894		403 858 955	
b) others	25 872 663		26 000 741	
		470 185 557		429 859 696
4. Derivative liabilities (Note R)		24 744 891		19 419 314
5. Other liabilities (Note G)		978 971		808 844
6. Deferred income (Note F)		136 464		165 994
7. Provisions				
a) pension plans and health insurance scheme (Note J)	1 599 384		1 461 833	
b) provisions for guarantees issued (Note D.4)	174 993		161 867	
c) provision for commitment on investment funds	7 279		8 026	
		1 781 656		1 631 726
Total liabilities		512 218 832		466 641 662
Equity				
8. Capital (Note W)				
a) subscribed	242 392 989		232 392 989	
b) uncalled	- 220 773 340		- 220 773 340	
		21 619 649		11 619 649
9. Consolidated reserves				
a) reserve fund	21 596 628		20 972 343	
b) additional reserves	3 054 808		1 605 420	
c) fair value reserve	927 942		613 918	
d) special activities reserve	5 140 386		4 108 940	
e) general loan reserve	2 976 909		2 340 863	
		33 696 673		29 641 484
10. Profit for the financial year (Note K)		278 885		3 742 865
Total equity		55 595 207		45 003 998
Total liabilities and equity		567 814 039		511 645 660

The accompanying notes form an integral part of these consolidated financial statements.

148

Consolidated income statement

for the year ended 31 December 2012 (in EUR'000)

		2012		2011
1. **Interest and similar income** (Note L)		25 328 977		24 904 692
2. **Interest expense and similar charges** (Note L)		- 22 590 861		- 22 144 321
3. **Income from shares and other variable-yield securities**		33 789		27 721
4. **Fee and commission income** (Note O)		293 395		268 208
5. **Fee and commission expense**		- 146		- 276
6. **Result on financial operations** (Note M)		- 1 983 217		1 494 492
7. **Other operating income** (Note N)		10 097		9 189
8. **Other operating expense**		0		- 50 000
9. **Change in impairment on loans and advances and provisions for guarantees, net of reversals** (Notes D.2, D.4)		- 192 377		- 163 714
10. **Change in impairment on shares and other variable-yield securities, net of reversals** (Note B.3)		- 31 259		- 57 576
11. **General administrative expenses** (Notes J, P)				
a) staff costs (Note J)	- 416 569		- 381 743	
b) other administrative costs	- 141 691		- 134 209	
		- 558 260		- 515 952
12. **Depreciation and amortisation: property, furniture and equipment, investment property and intangible assets** (Note E)				
a) property, furniture and equipment	- 24 643		- 24 721	
b) investment property	- 161		- 161	
c) intangible assets	- 6 449		- 4 716	
		- 31 253		- 29 598
13. **Profit for the financial year**		278 885		3 742 865
Attributable to:				
Equity holders of the Bank		278 885		3 742 865

Consolidated statement of comprehensive income

for the year ended 31 December 2012 (in EUR'000)

		2012		2011
Profit for the financial year		278 885		3 742 865
Other comprehensive income/loss				
Available for sale financial assets – fair value reserve				
1. Net unrealised gains and losses on financial assets available for sale	241 419		42 429	
2. Impairment charges transferred to the consolidated income statement	8 004		11 916	
3. Realised gains and losses transferred to the consolidated income statement	64 601		33 823	
Total available for sale financial assets		314 024		88 168
Total other comprehensive income/loss		314 024		88 168
Total comprehensive income for the financial year		592 909		3 831 033
Attributable to:				
Equity holders of the Bank		592 909		3 831 033

The accompanying notes form an integral part of these consolidated financial statements.

149

EIB Group Consolidated Financial Statements under IFRS

Consolidated statement of changes in equity

for the year ended 31 December 2012 (in EUR '000)

	Subscribed capital	Callable capital	Reserve Fund	Additional reserves	Fair value reserve	Special activities reserve	General loan reserve	Profit for the year before appropriation	Total consolidated equity
At 31 December 2010	**232 392 989**	**- 220 773 340**	**20 082 400**	**1 075 524**	**525 750**	**3 299 370**	**1 923 734**	**2 644 962**	**41 171 389**
Appropriation of prior year's profit	0	0	889 943	528 320	0	809 570	417 129	- 2 644 962	0
Total comprehensive income for the year	0	0	0	0	88 168	0	0	3 742 865	3 831 033
Changes in ownership interests in subsidiaries that do not result in a loss of control	0	0	0	1 576	0	0	0	0	1 576
At 31 December 2011	**232 392 989**	**- 220 773 340**	**20 972 343**	**1 605 420**	**613 918**	**4 108 940**	**2 340 863**	**3 742 865**	**45 003 998**
Appropriation of prior year's profit	0	0	624 285	1 451 088	0	1 031 446	636 046	- 3 742 865	0
Total comprehensive income for the year	0	0	0	0	314 024	0	0	278 885	592 909
Subscribed capital increase	10 000 000	0	0	0	0	0	0	0	10 000 000
Changes in ownership interests in subsidiaries that do not result in a loss of control	0	0	0	- 1 700	0	0	0	0	- 1 700
At 31 December 2012	**242 392 989**	**- 220 773 340**	**21 596 628**	**3 054 808**	**927 942**	**5 140 386**	**2 976 909**	**278 885**	**55 595 207**

The accompanying notes form an integral part of these consolidated financial statements.

150

Consolidated cash flow statement

for the year ended 31 December 2012 (in EUR'000)

		2012	2011
A.	**Cash flows from operating activities:**		
	Profit for the financial year	**278 885**	**3 742 865**
	Adjustments for:		
	Changes in impairment on loans and advances, net of reversals	148 759	105 682
	Change in provisions for pension plans and health insurance scheme	137 551	145 259
	Unwinding of discount relating to capital and reserve called, but not paid in	0	- 1 719
	Change in provisions for commitment on investment funds and guarantees on venture capital operations	14 110	66 058
	Depreciation/amortisation on property, furniture and equipment, investment property and intangible assets	31 253	29 598
	Changes in impairment of shares and other variable-yield securities	31 259	57 576
	Held to maturity portfolio amortisation and accrued interest	32 070	- 3 469
	Change in fair value of trading debt securities	- 84 028	30 018
	Net results on loans under the fair value option and associated swaps	- 4 628 184	4 727 595
	Net results on borrowings under the fair value option and associated swaps	10 106 980	- 11 854 598
	Change in fair value of other derivatives	- 1 101 876	4 014 482
	Interest expense on non-controlling interest	9 292	- 5 517
	Effect of exchange rate changes	- 793 590	117 883
Profit on operating activities		**4 182 481**	**1 171 713**
	Disbursements of loans and advances to credit institutions and customers	- 48 366 746	-55 538 192
	Repayments of loans and advances to credit institutions and customers	32 233 139	23 811 553
	Change in deposits with central banks	238 653	- 142 311
	Net additions to available for sale and trading debt securities	1 048 906	375 103
	Net additions to available for sale venture capital operations	- 252 148	- 147 882
	Net additions to available for sale shares and other variable-yield securities	- 97 183	- 98 461
	Change in amounts owed to credit institutions and customers	- 364 795	5 401 856
	Change in interest accrued on cash and cash equivalents	38 726	- 34 783
	Change in prepayments	- 14 455	- 13 812
	Change in other assets	- 88 343	- 40 232
	Change in deferred income	- 29 530	- 14 481
	Change in other liabilities (excluding non-controlling interest)	88 847	77 772
Net cash used in operating activities		**- 11 382 448**	**- 25 192 157**
B.	**Cash flows from investing activities:**		
	Securities from investment portfolio matured during the year	187 749	243 022
	Purchase of loan substitutes included in the debt securities portfolios	- 2 792 755	- 3 661 199
	Redemption of loan substitutes included in the debt securities portfolios	2 110 109	1 181 712
	Purchase and disposal of property, furniture and equipment, investment property and intangible assets	- 18 966	- 20 692
Net cash used in investing activities		**- 513 863**	**- 2 257 157**
C.	**Cash flows from financing activities:**		
	Issuance of debts evidenced by certificates	140 025 290	151 108 378
	Redemption of debts evidenced by certificates	- 115 065 905	- 113 967 119
	Member States contribution	7 573	57 663
	Net change in cash related to acquisitions and disposals of share in subsidiary undertakings	- 1 944	- 7 771
	Dividend paid to non-controlling interest	0	- 1 108
Net cash from financing activities		**24 965 014**	**37 190 043**

The accompanying notes form an integral part of these consolidated financial statements.

151

EIB Group Consolidated Financial Statements under IFRS

	2012	2011
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**47 038 818**	**37 209 630**
Net cash from:		
Operating activities	- 11 382 448	- 25 192 157
Investing activities	- 513 863	- 2 257 157
Financing activities	24 965 014	37 190 043
Effect of exchange rate changes on cash held	410 620	88 459
Cash and cash equivalents at end of financial year	**60 518 141**	**47 038 818**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	104	31 552
Bills maturing within three months of issue (Note B.2: A1 portfolio excluding accrued interest)	9 431 365	6 625 670
Loans and advances to credit institutions:		
Repayable on demand	1 080 619	963 843
Other loans and advances (Note C)	50 006 053	39 417 753
	60 518 141	**47 038 818**

Supplementary disclosures of operating cash flows	2012	2011
Interest received	24 955 007	24 805 936
Dividends received	32 758	27 127
Interest paid	- 8 509 588	- 8 595 399

The accompanying notes form an integral part of these consolidated financial statements.

152

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2012 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 96, boulevard Konrad Adenauer, Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of EU objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 62.13% (2011: 61.93%) of the subscribed capital of the EIF. The Bank and the Fund together are defined as the ‘Group’. Note A — Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank consolidated financial statements (the ‘Financial Statements’) have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 14 March 2013 and authorised their submission to the Board of Governors for approval by 30 April 2013. A.1.2. Basis of measurement The Financial Statements have been prepared on an historical cost basis, except for derivative financial instruments, available-for-sale financial assets and assets and liabilities designated at fair value through profit or loss that have been measured at fair value. The liability for defined benefit obligation is recognised as the present value of the defined benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.2. Significant accounting judgements and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgements and estimates are as follows: Fair value of financial instruments Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of liquidity and 153

EIB Group Consolidated Financial Statements under IFRS model inputs such as correlation and volatility for longer dated derivatives. Impairment losses on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for impairment should be recorded. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to specific allowance against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • recent arm’s length market transactions; • current fair value of another instrument that is substantially the same; • the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or • other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data. Impairment of equity investments The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is “significant” or “prolonged” requires judgement. The Group treats “significant” generally as 30% or more and “prolonged” greater than 9 months. In addition, the Group evaluates other factors, including normal volatility in share price for quoted equities and the future cash flows and the discount factors for unquoted equities. Pension and other post-employment benefits The cost of defined benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. A.3. Changes in accounting policies The accounting policies adopted are consistent with those of the previous financial year. The Group has not adopted any new or amended IFRS standard during the year, except IFRS 7 amended, “Transfers of financial assets”. Standards issued but not yet effective A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2012, and have not been applied in preparing these financial statements. IAS 1 Presentation of items of Other comprehensive income The amendments to IAS 1 change the grouping of items presented in Other comprehensive income. Items that would be reclassified to profit and loss at a future point in time would be presented separately from items that will never be reclassified. The Standard is effective for periods beginning on or after 1 July 2012 with early adoption permitted. IAS 19 Employee benefits The revision introduces certain amendments to the accounting for employee pensions, including recognition of defined benefit liability remeasurements in other comprehensive income and enhanced disclosure requirements for defined benefit pension plans. It also modifies accounting for termination benefits. The effective date of this standard is 1 January 2013 with early adoption permitted. The Group does not intend to early adopt this standard. The impact of the adoption of this amendment on the financial position of the Group has been assessed for 2013, and based on the current discount rate of 4.23%, the Group will be recording unrecognised actuarial losses of EUR’000 899 926 in other comprehensive income (refer to Note J). IFRS 9 Financial instruments The first step in a three part project by the IASB to replace IAS 39 Financial instruments, this standard 154 redefines the categories of financial assets and liabilities and their accounting treatment. The standard remains a ‘work in progress’ and it will eventually replace IAS39 in its entirety. The current effective date of the standard is 1 January 2015. IFRS 9 has not yet been endorsed by the European Union. The Group does not plan to adopt this standard early and the extent of the impact has not yet been determined. The following four standards were issued in 2011, all with an effective date of 1 January 2013 with early adoption permitted. The impact of the adoption of these standards on the Group’s financial statements has not yet been determined. IFRS 10 Consolidated financial statements This standard establishes the principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 11 Joint arrangements This standard sets up a framework for determining the type of joint arrangements that an entity has with another entity. IFRS 12 Disclosure of interests in other entities The objective of this standard is to require the disclosure of information that enables users of financial statements to evaluate the nature of, and risks associated with, its interests in other entities and the effects of those interests on its financial position, financial performance and cash flows. IFRS 13 Fair value measurement This standard defines fair value, sets out a framework for measuring fair value and requires disclosures about fair value measurements. A.4. Summary of significant accounting policies A.4.1. Basis of consolidation The Financial Statements comprise those of the European Investment Bank and those of its subsidiary, the European Investment Fund. The financial statements of the Fund are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank holds 62.13% (2011: 61.93%) of the subscribed capital of the EIF and therefore has applied the principles pronounced by IAS 27 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Non-controlling interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank and is presented under “Interest expense and similar charges” in the consolidated income statement and under “Other liabilities” in the consolidated balance sheet (see Note A.4.22). Assets held in an agency or fiduciary capacity are not assets of the Group. They are reported in Note V. The Group does not control any Special Purpose Entities. A.4.2. Foreign currency translation The Financial Statements are presented in euro (EUR), as the functional currency of the Bank and the unit of measure for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets 155

EIB Group Consolidated Financial Statements under IFRS and liabilities are recognised in the consolidated income statement. A.4.3. Derivatives All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option and a significant reduction of the accounting mismatch is thus obtained. The Group currently does not use any of the hedge accounting possibilities available under IAS 39. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in “Result on financial operations”. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. Realised and unrealised gains and losses are recognised in “Result on financial operations”. Accrued interest on derivatives is part of the fair value recorded. A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative. A.4.4. Financial instruments Derivative financial instruments are initially recognised using the trade date basis. Non-derivative financial instruments are initially recognised using the settlement date basis. Financial instruments that are measured in the balance sheet at fair value require disclosure of fair value measurements by level of the following fair value measurement hierarchy: • Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities. • Level 2 — Input other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 — Inputs for the asset or liability that are not based on observable market data (unobservable inputs). A.4.5. Cash and cash equivalents The Group defines cash and cash equivalents as short term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.4.6. Fee income The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: • income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis; and • income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accruals basis over the service period. Fees earned from providing transaction-type services are recognised when the service has been completed. Fees or components of fees that are performance linked are recognised when the performance criteria are fulfilled. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which 156 case the recognition in the consolidated income statement is immediate. A.4.7. Securities lending In April 2003, the Bank signed an agreement for securities lending with Northern Trust Global Investment acting as an agent to lend securities from the Investment, B1 ‘Credit Spread’, B3 ‘Global Fixed Income’, B4 “Inflation Linked Investment” and the EIF operational portfolios. The agreement with Northern Trust Global Investment was terminated in November 2012. Securities received as collateral under securities lending transactions were not recognised in the consolidated balance sheet unless control of the contractual rights that were comprised in these received securities was gained. Securities lent under securities lending transactions were not derecognised from the consolidated balance sheet unless control of the contractual rights that were comprised in these transferred securities was relinquished. Fees and interest received or paid were recorded as interest income or interest expense on an accrual basis. A.4.8. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities With a view to clarifying management of its liquid assets, the Group has established the following portfolio categories: A.4.8.1. Held for trading portfolio The held for trading portfolio (see Operational portfolios B3 and B4 in Note B.2) comprises listed debt securities issued and guaranteed by financial institutions. The debt securities are owned by the Group. Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in “Interest and similar income” . The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management estimates, as applicable. A.4.8.2. Held-to-maturity portfolio The held-to-maturity portfolio comprises the Group’s investment portfolio, the operational money market portfolio A1 of the EIB and the Loan substitutes portfolio (see Note B.2). The Group investment portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; or • Supranational public institutions, including multinational development banks. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. The Group has decided to phase out the investment portfolio, by ceasing to reinvest the redemption proceeds of matured securities in the portfolio. The Operational portfolio A1 of the Group is held for the purpose of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of three months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortised cost. The Loan substitutes portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV) or trust vehicles. These securities are classified as held-to-maturity and recorded at amortised cost. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Impairment loss is recognised in profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. 157

EIB Group Consolidated Financial Statements under IFRS A.4.8.3. Available-for-sale portfolio The available-for-sale portfolio comprises the securities of the operational money market portfolio A2, of the operational bond portfolio B1 (see Note B.2) and of the operational portfolio of the Fund and shares and other variable-yield securities (see Note B.3). Securities are classified as available-for-sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. “held for trading” or “held-to-maturity”. The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio. Financial instruments within one portfolio always have the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices. Available-for-sale financial investments are carried at fair value. They are initially recorded at fair value plus transaction costs. Unrealised gains or losses, excluding foreign currency translation gains and losses, are reported in comprehensive income and accumulated in the fair value reserve until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. Foreign currency translation gains and losses are reported in the consolidated income statement. If an available-for-sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in the fair value reserve is included in consolidated income statement for the period. A financial investment is considered impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognised valuation techniques. Financial assets are derecognised when the right to receive cash flows from the financial assets has expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an available-for-sale investment, the accumulated unrealised gain or loss included in the fair value reserve is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the weighted average cost method. Interest and dividend income on available-for-sale financial investments are included in “Interest and similar income” and “Income from shares and other variable-yield securities”. Interest on available-for-sale debt securities and other fixed income securities is recognised in the income statement using the effective interest method. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. The determination of fair values of available-for-sale financial investments is based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates that commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons to similar companies for which quoted market prices are available. Venture capital operations held represent medium and long term investments. They are measured at fair value, which is determined by applying the aggregated Net Asset Value (NAV) method. This valuation method implicitly assumes that if the NAVs of underlying funds can be considered as equivalent to the fair value as determined under IAS 39, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IAS 39. For specific investments where NAV cannot readily be determined, other guidelines (for example the international private equity and venture capital valuation guidelines, IPEV Guidelines, as published by the EVCA) might be used and more detailed monitoring and review will be required. In accordance with this method, the venture capital funds are internally classified into three categories: • Category I — funds that have adopted the fair value requirements of IAS 39 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category II — funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered as in line with IAS 39, for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category III — funds that have not adopted the fair value requirements of IAS 39 or any other valuation guidelines in line with IAS 39. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. In the case of equity investments classified as available-for-sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference 158 between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement, is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement. The Group complies with conditions to use the private equity and similar entities exemption in IAS 28 and IAS 31 and does not use equity accounting on, or proportionately consolidate investments in joint ventures, if any. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IAS 39, with changes in fair value recognised in profit or loss during the period of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or a venture capital fund do not determine policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice, ensuring that the Group neither controls nor exercises any form of significant influence within the meaning of IAS 27 and IAS 28 over any of these investments, including those investments in which the Group holds over 20 % of the voting rights either on its own account or on behalf of any of its mandates. A.4.9. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers (or “Loans and receivables”) include loans where money is provided directly to the borrower. Loans and receivables are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded in the memorandum items at their nominal value. Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the balance sheet. Changes in fair value are recorded in “Result on financial operations” . A.4.9.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances” . A.4.9.2. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, 159

EIB Group Consolidated Financial Statements under IFRS they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions -b) other loans and advances” . Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest earned on reverse repurchase agreements is recognised as interest income over the life of each agreement. A.4.9.3. Fees on loans Front-end fees and commitment fees are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. A.4.9.4. Interest subsidies Interest subsidies received in advance (see Note F) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.10. Impairment on loans and advances and provisions on guarantees Impairment on loans and advances or provisions on commitments are recorded if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or an equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or other credit product. Impairment is reported as a reduction of the carrying amount of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in “Provisions”. Additional impairment or provisions for credit losses are made through “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. A.4.10.1. Impairment allowances related to individual loans and advances Impairment losses have been made for individual loans and advances outstanding at the end of the financial year where objective evidence exists of risks of non-recovery of all or part of the amounts outstanding according to the original contractual terms or the equivalent value. Changes to these provisions are recorded in the consolidated income statement as “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. Allowances and provisions for credit losses are evaluated on the following counterparty-specific principles. A claim is considered impaired when the Bank determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and the estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim is discontinued, and is replaced by an accrual based upon the impaired value, using the original effective interest rate; in addition, the increase of the present value of impaired claims due to the passage of time is reported as interest income. 160

A.4.10.2. Guarantees In the normal course of business, the Group issues various forms of guarantees. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or as “Financial Guarantees”, depending on their features and characteristics as defined by IAS 39. The accounting policy for Derivatives is disclosed under Note A.4.3. When a guarantee operation measured under IAS 39 is derecognised and treated under IAS 37, its value previously recorded under Financial guarantees is transferred to the caption “Provisions for guarantees” on the balance sheet. Financial guarantees are initially recognised at fair value, being the premium received, in the consolidated balance sheet under “Other liabilities”. Subsequent to initial recognition, the Group’s liabilities under each financial guarantee are measured at the higher of 1) the amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with IAS 18 and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37. Any increase in the liability relating to financial guarantee is taken to the consolidated income statement in “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortisation schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.11. Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its buildings in Luxembourg-Hamm and Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg, Hamm and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.4.12. Investment property Investment property is property held to earn rentals or for capital appreciation or both. Investment property is stated at cost less accumulated depreciation and impairment losses and is reviewed for signs of impairment at the balance sheet date. Depreciation is calculated on a straight-line basis using the same estimated useful lives as property, furniture and equipment. A.4.13. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.4.14. Pension plans and health insurance scheme The Group operates defined benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. 161

EIB Group Consolidated Financial Statements under IFRS The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined benefit pension plan is based on the current service cost and other actuarial adjustments as determined by qualified external actuaries. A.4.14.1. Pension plan for staff The Bank’s main pension plan is a defined benefit pension plan funded by contributions from staff and from the Bank, covering all Bank employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2012, with an extrapolation to 31 December 2012. The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits in excess of 10% of the obligations of the plan (“the corridor”) are recognised in the income statement over the expected average remaining service lives of the plan active participants, on a straight-line basis. Interest cost on the defined benefit obligation is recognised in the income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by contribution from the Fund and its employees. The entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The Pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.14.1). A.4.14.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined contribution pension scheme, funded by voluntary staff contributions and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”. A.4.15. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the income statement as Interest expense and similar charges using the effective interest method. A.4.16. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value and are recorded in the balance sheet at fair value. Changes in fair value are recorded in “Result on financial operations”. The fair value measurement technique used, in the case of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. Combined debt instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a swap agreement to fully hedge the exposure. 162

It is the Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus elected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note Q — Derivative financial instruments). Interest expense on debt instruments is included in the account “Interest expense and similar charges” in the consolidated income statement and in the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.17. Prepayments —- Deferred income These accounts comprise: • Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year. • Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.18. Reserves A.4.18.1. Reserve fund As foreseen by Article 22.1 of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.4.18.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.18.3. Fair value reserve The fair value reserve includes the change in fair value of available for sale financial assets (other than impairments). A.4.18.4. Special activities reserve As foreseen by Article 16.5 of the Statute, “the special activities of the Bank will have a specific allocation of reserve”. The reserve will be based on the capital allocation of each operation. A.4.18.5. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. A.4.19. Taxation The Protocol on the privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes. A.4.20. Interest income and expense Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. In accordance with the provisions of IAS 39 — Financial Instruments: Recognition and Measurement - the Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 — Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.22), non-controlling interests are presented under “Interest expense and similar charges”, in conformity with the anticipated acquisition method. A.4.21. Dividend income Dividends are recognised in the income statement when the entity’s right to receive payment is established. A.4.22. Commitment to purchase EIF shares Under the terms of a replacement share purchase undertaking in respect of the 1 136 shares held by EIF’s non-controlling shareholders (2011: 1 142 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of EIF and corresponds to the part of each share in the called capital of EIF, increased by the share premium account, the 163

EIB Group Consolidated Financial Statements under IFRS

statutory reserves, the fair value reserve, the retained earnings and profit of the year, net of the dividend decided by the EIF's General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under *"Other liabilities"* (see also Note G).

IAS 27 requires that the acquisition of non-controlling interest be accounted for as an equity transaction. The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the change in their relative interests in EIF net assets. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the financial liability is recognised directly in equity under *"Changes in ownership interests in subsidiaries that do not result in a loss of control"* and attributed to owners of the parent. Any changes in fair value of the financial liability subsequent to the acquisition date are recognised in the income statement under *"Interest expense and similar charges"*.

A.4.23. Reclassification of prior year figures

Certain prior year figures have been reclassified to conform with the current year's presentation. The reclassifications principally relate to:

- Redemption premiums on swaps payable:
  - *From: Debts evidenced by certificates a) debt securities in issue and b) others*
  - *To: Amounts owed to credit institutions b) with agreed maturity dates or periods of notice*

- Prepaid management fees:
  - *From: Other liabilities*
  - *To: Deferred income*

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio and shares and other variable-yield securities

(in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equal to EUR '000 157 362 at 31 December 2012 (2011: EUR '000 427 463).

EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 157 258 as at 31 December 2012 (2011: EUR '000 395 911).

B.2. Debt securities portfolio

The debt securities portfolio is composed of trading financial assets (portfolios B3 and B4), available-for-sale financial assets (portfolios A2, B1 and operational portfolio EIF), financial assets held-to-maturity (portfolio A1, Group investment portfolio and the Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions). The detail of each portfolio as at 31 December 2012 and 2011 is as follows:

	31.12.2012	31.12.2011
Treasury bills and other bills eligible for refinancing with central banks	18 416 931	14 905 225
Debt securities including fixed-income securities	9 343 999	10 394 432
Total debt securities (*)	**27 760 930**	**25 299 657**

(*) of which EUR '000 9 314 376 unlisted at 31 December 2012 (2011: EUR '000 9 792 669).

164

At 31.12.2012	Classification	Book value	Fair value [1]
Group investment portfolio	Held-to-maturity	1 219 007	1 341 189
Operational money market portfolios:			
- A1 money market securities with a max. 3 month maturity	Held-to-maturity	9 432 346	9 433 189
- A2 money market securities with a max. 18 month maturity	Available for sale	1 524 056 [2]	1 524 056
Operational bond portfolios:			
- B1 – Credit Spread	Available for sale	630 458 [3]	630 458
- B3 – Global Fixed Income	Trading	568 514	568 514
- B4 – Inflation Linked Investment	Trading	896 200	896 200
Operational portfolio – EIF	Available for sale	752 504 [4]	752 504
Loan substitutes portfolio (Note D)	Held-to-maturity	12 737 845	11 454 755
		27 760 930	**26 600 865**

[1] Fair value including accrued interest
[2] Including unrealised gain of EUR '000 3 720
[3] Including unrealised gain of EUR '000 10 816
[4] Including unrealised gain of EUR '000 16 743

At 31.12.2011	Classification	Book value	Fair value [1]
Group investment portfolio	Held-to-maturity	1 415 029	1 348 058
Operational money market portfolios:			
- A1 money market securities with a max. 3 month maturity	Held-to-maturity	6 643 873	6 648 482
- A2 money market securities with a max. 18 month maturity	Available for sale	2 234 927 [2]	2 234 927
Operational bond portfolios:			
- B1 – Credit Spread	Available for sale	694 269 [3]	694 267
- B3 – Global Fixed Income	Trading	638 514	638 514
- B4 – Inflation Linked Investment	Trading	1 048 702	1 048 702
Operational portfolio – EIF	Available for sale	577 149 [4]	577 149
Loan substitutes portfolio (Note D)	Held-to-maturity	12 047 194	10 410 029
		25 299 657	**23 600 128**

[1] Fair value including accrued interest
[2] Including unrealised gain of EUR '000 959
[3] Including unrealised loss of EUR '000 -52 956
[4] Including unrealised loss of EUR '000 -78 459

The Loan substitutes portfolio is considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. Per detailed review no impairment has occurred on any asset in this portfolio and hence no impairment has been accounted for as at 31 December 2012 and 2011.

The Group's securities lending agreement with Northern Trust Global Investment was terminated in November 2012. The nominal value of securities lending activity amounted to EUR'000 778 872 at 31 December 2011.

165

EIB Group Consolidated Financial Statements under IFRS

EU sovereign exposure

The Group did not record impairment in respect of its held to maturity and available for sale EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2012 and 2011:

At 31.12.2012	Book value	Fair value [1]
EU sovereigns		
Austria	132 031	135 954
Belgium	839 496	848 704
Czech Republic	771 749	884 598
Denmark	10 623	10 622
Finland	53 909	53 910
France	827 531	848 732
Germany	581 122	640 689
Greece	199 833	196 114
Hungary	18 823	18 225
Ireland	64 739	64 837
Italy	4 815 120	4 820 049
Luxembourg	62 369	62 369
Netherlands	80 891	93 281
Poland	68 957	74 153
Portugal	75 312	75 273
Slovakia	50 268	50 998
Slovenia	10 122	10 122
Spain	913 526	915 498
	9 576 421	**9 804 128**
Non-EU sovereign and other bonds	**18 184 509**	**16 796 737**
Total	**27 760 930**	**26 600 865**

[1] Fair value including accrued interest

In 2011, the Bank and the EIF did not participate in any private sector initiative for Greece and therefore no impairment was recorded on their Greek sovereign or sovereign guaranteed exposure.

At 31.12.2011	Book value	Fair value [1]
EU sovereigns		
Austria	253 031	256 994
Belgium	106 620	111 506
Czech Republic	612 282	632 177
Denmark	10 702	10 702
France	714 122	728 160
Germany	700 062	749 505
Greece	208 201	93 326
Hungary	18 710	14 282
Ireland	198 394	198 054
Italy	2 692 619	2 674 825
Luxembourg	37 085	37 085
Netherlands	132 517	142 917
Poland	69 077	68 243
Portugal	88 371	76 981
Slovakia	9 550	9 332
Slovenia	4 229	4 229
Spain	2 986 864	2 993 362
	8 842 436	**8 801 680**
Non-EU sovereign and other bonds	**16 457 221**	**14 798 448**
Total	**25 299 657**	**23 600 128**

[1] Fair value including accrued interest

166

B.3. Shares and other variable-yield securities

The balance comprises:

	Venture capital operations	EBRD shares	Investment funds	Total
Cost:				
At 1 January 2012	2 225 908	157 500	421 945	2 805 353
Net additions	252 148	0	97 183	349 331
At 31 December 2012	**2 478 056**	**157 500 (*)**	**519 128**	**3 154 684**
Unrealised gains/losses				
At 1 January 2012	478 309	205 219	38 939	722 467
Unrealised gains	145 786	35 969	20 144	201 899
Unrealised losses	-6 783	0	-649	-7 432
At 31 December 2012	**617 312**	**241 188**	**58 434**	**916 934**
Impairment				
At 1 January 2012	-902 415	0	-9 259	-911 674
Net additions	-30 512	0	-747	-31 259
At 31 December 2012	**-932 927**	**0**	**-10 006**	**-942 933**
Net book value:				
At 31 December 2012	**2 162 441**	**398 688**	**567 556**	**3 128 685**
At 31 December 2011	**1 801 802**	**362 719**	**451 625**	**2 616 146**

(*) The amount of EUR '000 157 500 (2011: EUR '000 157 500) corresponds to the capital paid in by the Group as at 31 December 2012 with respect to its subscription of EUR '000 900 440 to the capital of the European Bank for Reconstruction and Development ('EBRD'). The Group holds 3.04% of the subscribed capital of the EBRD (2011: 3.17%).

Note C – Loans and advances to credit institutions – other loans and advances (in EUR '000)

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

	31.12.2012	31.12.2011
Term deposits	9 158 410	13 985 518
Overnight deposits	406 772	250 139
Tripartite reverse repos(*)	40 721 562	25 414 291
	50 286 744	**39 649 948**
of which cash and cash equivalents	50 006 053	39 417 753

(*) These operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

167

EIB Group Consolidated Financial Statements under IFRS

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2012	Total 2011
Disbursed portion (book value)	125 872 793	293 404 173	419 276 966	392 852 646
Undisbursed loans (nominal value)	19 786 999	62 129 484	81 916 483	85 806 923
Aggregate loans granted	**145 659 792**	**355 533 657**	**501 193 449**	**478 659 569**
Loan substitutes portfolio (Note B.2)			12 737 845	12 047 194
Aggregate loans including loan substitutes portfolio			**513 931 294**	**490 706 763**

D.2. Impairment on loans and advances, net of reversals

Specific impairment is created when there is an objective evidence of impairment. The amount of such provisioning reflects the difference between the loan's nominal value and the present value of all the expected future cash flows generated by the impaired asset.

Movements in the specific impairment are detailed below:

	2012	2011
Provision at 1 January	192 790	91 608
Release during the year	-16 826	-60 705
Use during the year	-34 588	0
Allowance during the year	199 593	161 887
Foreign exchange adjustment	580	0
At 31 December	**341 549**	**192 790**

In 2012, an amount of EUR'000 4 500 was paid by the European Commission to the Bank in the context of a Risk Sharing operation which had been provided. This amount has been accounted for in the income statement as *Change in impairment on loans and advances and provisions for guarantees, net of reversals*.

The accrued interest on impaired loans as at 31 December 2012 amounts to EUR '000 9 216 (2011: EUR '000 1 485). The financial collateral held for impaired loans is disclosed in Note S.2.3.4.

168

D.3. Geographical breakdown of lending by country in which projects are located

Loans for projects within the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted(*)	Disbursed portion(*)	Undisbursed portion	% of total 2012	% of total 2011
Spain	737	75 069 313	71 873 109	3 196 204	15.16%	14.95%
Italy	614	61 465 203	51 641 709	9 823 494	12.41%	12.45%
Germany	636	57 919 557	51 598 993	6 320 564	11.69%	12.30%
France	445	44 390 922	37 492 207	6 898 715	8.96%	9.03%
United Kingdom	265	33 630 470	28 673 391	4 957 079	6.79%	6.85%
Poland	241	30 292 729	22 749 769	7 542 960	6.12%	5.53%
Portugal	295	22 873 209	20 261 700	2 611 509	4.61%	5.15%
Greece	147	16 692 532	15 122 585	1 569 947	3.36%	3.49%
Hungary	140	12 226 945	9 900 069	2 326 876	2.47%	2.37%
Austria	202	11 716 602	10 366 970	1 349 632	2.37%	2.37%
Czech Republic	131	10 595 358	9 473 541	1 121 817	2.14%	2.10%
Belgium	116	9 805 251	8 324 881	1 480 370	1.98%	2.00%
Netherlands	76	8 773 321	7 173 621	1 599 700	1.77%	1.65%
Sweden	71	7 916 773	6 013 848	1 902 925	1.60%	1.62%
Romania	84	7 195 170	4 491 525	2 703 645	1.45%	1.50%
Finland	119	7 084 860	5 730 820	1 354 040	1.43%	1.60%
Ireland	58	4 972 384	4 389 123	583 261	1.00%	0.96%
Slovenia	63	3 811 849	2 349 477	1 462 372	0.77%	0.69%
Slovakia	52	2 808 786	2 314 566	494 220	0.57%	0.56%
Bulgaria	44	2 442 843	1 448 747	994 096	0.49%	0.52%
Cyprus	30	2 176 363	1 620 063	556 300	0.44%	0.38%
Denmark	41	2 149 595	1 950 395	199 200	0.43%	0.46%
Latvia	25	1 612 899	853 019	759 880	0.33%	0.33%
Estonia	20	1 326 643	998 183	328 460	0.27%	0.26%
Lithuania	16	1 268 104	1 266 544	1 560	0.26%	0.27%
Luxembourg	20	810 200	573 200	237 000	0.16%	0.14%
Malta	7	336 983	276 983	60 000	0.07%	0.06%
Sub-total (nominal value)	**4 695**	**441 364 864**	**378 929 038**	**62 435 826**	**89.10%**	**89.59%**

Loans for projects outside the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted(*)	Disbursed portion(*)	Undisbursed portion	% of total 2012	% of total 2011
Candidate Countries	311	24 039 233	17 555 153	6 484 080	4.85%	3.75%
Mediterranean Countries	225	14 168 105	8 869 376	5 298 729	2.86%	2.75%
Balkans	48	1 683 933	964 803	719 130	0.34%	1.11%
Central and Latin America	45	3 345 198	2 113 937	1 231 261	0.68%	0.72%
Asia	39	3 325 361	1 553 524	1 771 837	0.67%	0.65%
ACP States	95	2 510 552	1 069 241	1 441 311	0.51%	0.50%
Eastern Europe, Southern Caucasus and Russia	40	2 914 024	722 934	2 191 090	0.59%	0.41%
EFTA Countries	9	735 300	631 100	104 200	0.15%	0.26%
South Africa	32	1 186 510	964 991	221 519	0.24%	0.26%
Overseas Countries and Territories	3	17 868	368	17 500	0.01%	0.00%
Sub-total (nominal value)	**847**	**53 926 084**	**34 445 427**	**19 480 657**	**10.90%**	**10.41%**
Total 2012 (nominal value)	**5 542**	**495 290 948**	**413 374 465**	**81 916 483**	**100.00%**	
Total 2011 (nominal value)	**5 453**	**481 403 743**	**395 596 820**	**85 806 923**		**100.00%**

(*) Aggregate loans including loan substitutes

169

EIB Group Consolidated Financial Statements under IFRS

	Number of loans	Aggregate loans granted(*)	Disbursed portion	Undisbursed portion
Total 2012 (nominal value)	**5 542**	**495 290 948**	**413 374 465**	**81 916 483**
Fair value adjustment on loans(**)		18 640 346	18 640 346	0
Total loans 2012	**5 542**	**513 931 294**	**432 014 811**	**81 916 483**
Total loans 2011	**5 453**	**490 706 763**	**404 899 840**	**85 806 923**

(*) Aggregate loans including loan substitutes
(**) Refer to Note A.4.9 for the definition of fair value on loans

D.4. Change in provisions on guarantee operations

A provision for guarantees issued has been established as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 174 993 as at 31 December 2012 (2011: EUR '000 161 867).

The additional provision in respect of guarantees issued totalled EUR '000 14 857 in 2012 (2011: EUR '000 58 032). In addition, a foreign exchange adjustment of EUR '000 1 731 was recognised for the year ended 31 December 2012 (2011: EUR '000 3 634).

Note E – Property, furniture, equipment, investment property and intangible assets

(in EUR '000)

E.1. Property, furniture and equipment and intangible assets

	Land	Luxembourg buildings	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Cost:					
At 1 January 2012	24 393	370 271	85 700	480 364	15 172
Additions	0	1 748	11 546	13 294	5 861
Disposals	0	0	-14 382	-14 382	-3 633
At 31 December 2012	**24 393**	**372 019**	**82 864**	**479 276**	**17 400**
Accumulated depreciation:					
At 1 January 2012	0	-127 426	-47 306	-174 732	-4 770
Depreciation	0	-10 702	-13 941	-24 643	-6 449
Disposals	0	0	14 206	14 206	3 620
At 31 December 2012	**0**	**-138 128**	**-47 041**	**-185 169**	**-7 599**
Net book value:					
At 31 December 2012	**24 393**	**233 891**	**35 823**	**294 107**	**9 801**
At 31 December 2011	**24 393**	**242 845**	**38 394**	**305 632**	**10 402**

All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the "cost model" under IAS 16.

170

E.2. Investment property

	Land	Building	Total investment property
Cost:			
At 1 January 2012	330	4 832	5 162
At 31 December 2012	**330**	**4 832**	**5 162**
Accumulated depreciation:			
At 1 January 2012	0	-2 299	-2 299
Depreciation	0	-161	-161
At 31 December 2012	**0**	**-2 460**	**-2 460**
Net book value:			
At 31 December 2012	**330**	**2 372**	**2 702**
At 31 December 2011	**330**	**2 533**	**2 863**

There were no indications of impairment of investment property in either 2012 or 2011. The fair value of the investment property is EUR 8.1 million as measured by an external expert in 2012.

Other operating income includes income from leased office space amounting to EUR '000 643 (2011: EUR '000 270).

Note F – Deferred income (in EUR '000)

	31.12.2012	31.12.2011
Interest subsidies received in advance[(1)]	133 527	155 680
Prepaid management fees	2 937	10 314
	136 464	**165 994**

[(1)] Part of the amounts received from the European Commission has been made available as a long term advance which is entered on the liabilities side under item *deferred income*, and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the Union from the Group's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

171

EIB Group Consolidated Financial Statements under IFRS

Note G – Other assets and other liabilities (in EUR '000)

G.1. Other assets

	31.12.2012	31.12.2011
Loan instalments receivable	139 160	63 497
Guarantee calls from Member States & Guarantee fund	18 079	0
Commission receivable on guarantees and venture capital operations	10 965	12 382
Staff housing loans and advances[1]	10 084	10 931
Guarantees disbursed	8 808	11 156
Advances on salaries and allowances	428	240
Other	24 708	25 683
	212 232	**123 889**

[1] The balance above relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been substituted by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's staff regulations. The same interest rates, terms and conditions are applicable to all said employees.

G.2. Other liabilities

	31.12.2012	31.12.2011
Commitment to purchase non-controlling interest[2]	424 376	343 096
Optional Supplementary Provident Scheme (Note J)	297 978	260 884
Payable on HIPC Initiative	93 395	93 395
Personnel costs payable	55 522	46 765
Guarantee fees	29 372	4 820
Financial guarantees issued in respect of venture capital operations	24 361	24 022
Western Balkans infrastructure fund	8 025	9 600
Other	45 942	26 262
	978 971	**808 844**

[2] As at 31 December 2012, the portion of non-controlling interest on the balance sheet amounts to EUR 424 million (2011: EUR 343 million) and on the consolidated result (Note L) amounts to EUR -9 million (2011: EUR 6 million).

172

Note H – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

H.1. Amounts owed to credit institutions

	31.12.2012	31.12.2011
Repayable on demand	10 708 490	10 974 028
Short term deposits	24 083	53 465
Repo with central banks	0	100 271
Cash deposited on swaps payable	928 225	1 037 136
	11 660 798	**12 164 900**

H.2. Amounts owed to customers

	31.12.2012	31.12.2011
Overnight deposits	44 758	46 305
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	379 405	343 617
- Deposit accounts	1 647 482	1 240 648
Short term deposits	658 850	960 618
	2 730 495	**2 591 188**

173

EIB Group Consolidated Financial Statements under IFRS

Note I – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted. The caption *'Debts evidenced by certificates'* includes *'Debt securities in issue'* (securities offered to the general investing public) and *'Others'* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2012 and 2011, together with the average rates and due dates.

Debts evidenced by certificates					
Payable in	Outstanding at 31.12.2012	Average rate 2012 [1]	Due dates	Outstanding at 31.12.2011	Average rate 2011 [1]
EUR	196 023 682	3.09	2013/2057	174 488 830	3.35
USD	108 809 061	2.36	2013/2058	107 454 811	2.56
GBP	59 693 677	3.77	2013/2054	58 101 423	4.03
AUD	19 055 453	5.27	2013/2042	18 996 605	5.37
JPY	10 650 948	0.85	2014/2047	13 660 198	0.86
CHF	7 990 828	2.37	2014/2036	7 146 966	2.47
NOK	6 974 498	3.37	2013/2025	6 498 323	3.74
SEK	5 507 027	3.61	2013/2039	4 301 840	3.71
TRY	2 932 450	8.86	2013/2022	2 776 232	9.33
ZAR	1 710 305	8.02	2013/2021	1 926 787	8.16
NZD	1 614 026	5.49	2013/2021	2 449 662	6.41
RUB	1 087 293	6.50	2013/2019	719 741	6.69
CAD	753 409	4.53	2037/2045	744 612	4.56
DKK	549 524	2.55	2024/2026	551 505	2.55
CZK	527 035	3.51	2013/2030	541 280	3.89
PLN	313 500	5.91	2013/2026	290 920	6.00
HUF	239 743	6.51	2013/2016	273 625	6.37
RON	101 249	8.88	2014/2016	104 087	8.88
BGN	43 460	1.21	2013/2013	117 599	5.18
MXN	37 297	4.70	2015/2015	32 419	5.06
HKD	33 252	5.10	2013/2019	232 816	0.98
TWD	26 042	4.76	2013/2013	25 508	5.10
Total	**424 673 759**			**401 435 789**	

[1] Weighted average interest rates at the balance sheet date

	Outstanding at 31.12.2012	Outstanding at 31.12.2011
Total (notional value)[2]	**424 673 759**	**401 435 789**
Fair value adjustment on borrowings	45 511 798	28 423 907
Total debts evidenced by certificates	**470 185 557**	**429 859 696**

[2] The notional value of debts evidenced by certificates held at fair value through profit or loss as at 31 December 2012 amounts to EUR 378 billion (2011: EUR 357 billion). The notional value of debts evidenced by certificates held at amortised cost as at 31 December 2012 amounts to EUR 47 billion (2011: EUR 44 billion). Refer to Note A.4.15 for the definition of Fair value on borrowings

174

Note J – Pension plans and health insurance scheme (in EUR '000)

The Group operates 3 defined benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of EIB. These benefits are unfunded as defined by IAS19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2012 and was rolled forward to 31 December 2012.

An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 298 million (2011: EUR 261 million) is classified under *"Other liabilities"* (Note G).

Net benefit expense (recognised in consolidated income statement) in 2012:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2012
Current service cost[1]	38 999	1 354	3 078	8 707	52 138
Interest cost on benefit obligation[2]	85 820	1 915	2 296	7 607	97 638
Recognition of actuarial gains/losses[1]	9 664	0	755	300	10 719
Net benefit expense	**134 483**	**3 269**	**6 129**	**16 614**	**160 495**

Net benefit expense (recognised in consolidated income statement) in 2011:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2011
Current service cost[1]	46 101	1 475	3 182	9 420	60 178
Interest cost on benefit obligation[2]	79 734	1 792	1 794	7 015	90 335
Recognition of actuarial losses[1]	22 186	130	936	1 312	24 564
Net benefit expense	**148 021**	**3 397**	**5 912**	**17 747**	**175 077**

[1] Recognised in General administrative expenses
[2] Recognised in Interest expense and similar charges

Benefit liabilities as at 31 December 2012:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2012
Benefit obligation	2 167 445	42 197	68 640	221 028	2 499 310
Unrecognised net actuarial losses	-774 594	-8 228	-29 665	-87 439	-899 926
Net liability	**1 392 851**	**33 969**	**38 975**	**133 589**	**1 599 384**

Benefit liabilities as at 31 December 2011:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2011
Benefit obligation	1 562 985	35 413	41 152	138 183	1 777 733
Unrecognised net actuarial losses	-286 187	-2 574	-9 607	-17 532	-315 900
Net liability	**1 276 798**	**32 839**	**31 545**	**120 651**	**1 461 833**

175

EIB Group Consolidated Financial Statements under IFRS

As of 31 December 2012, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 899 926. EUR '000 649 995 was reported in excess of the 10% corridor. The unrecognised loss will be recorded in other comprehensive income in 2013 with the adoption of IAS19 revised (Refer to Note A.3.).

Movements in the benefit liability during the year ended 31 December 2012 are as follows:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total
At 1 January 2012	1 276 798	32 839	31 545	120 651	1 461 833
Net benefit expense	134 483	3 269	6 129	16 614	160 495
Other restructuring events	6 192	0	0	0	6 192
Benefit payments net of employee contributions	-24 622	-2 139	1 301	-3 676	-29 136
At 31 December 2012	**1 392 851**	**33 969**	**38 975**	**133 589**	**1 599 384**

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

in %	2012	2011
Discount rate for pension plans	4.23	5.58
Discount rate for health insurance plan	4.23	5.58
Future salary increase (including inflation)	4.50	4.50
Future pension increases	2.00	2.00
Healthcare cost increase rate	4.00	4.00
Actuarial tables	ISCLT	ISCLT

The table below shows the sensitivity of both benefit expenses for 2012 and defined benefit obligation as at 31 December 2012 of the Health Insurance Plan to a 1% increase and decrease in the healthcare cost increase rate:

	1% increase	1% decrease
Aggregate of current service and interest costs	8 675	-6 261
Defined benefit obligation	61 483	-46 149

The table below shows the actuarial experience (gain)/loss for the different Plans and the total defined benefit obligation:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total	Total defined benefit obligation
2012	30 216	-176	-769	814	**30 085**	**2 499 310**
2011	11 255	-199	4 997	1 025	**17 078**	**1 777 733**
2010	63 767	-408	1 137	1 833	**66 329**	**1 812 981**
2009	12 016	-495	1 452	41	**13 014**	**1 293 414**

176

The table below shows the evolution of the Defined Benefit Obligation during the year under review:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2012
Obligation at the beginning of the year	1 562 985	35 413	41 152	138 183	1 777 733
Current service cost	38 999	1 354	3 078	8 707	52 138
Employee contributions	21 902	0	2 120	0	24 022
Interest cost	85 820	1 915	2 296	7 607	97 638
Benefit payments	-46 525	-2 139	-818	-3 676	-53 158
Experience (gain)/loss	30 216	-176	-769	814	30 085
Change in assumptions	467 855	5 830	21 581	69 393	564 659
Other restructuring events	6 193	0	0	0	6 193
Benefit obligation as at 31 December 2012	**2 167 445**	**42 197**	**68 640**	**221 028**	**2 499 310**

Note K – Result for the financial year

The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2012, prepared under EU Accounting Directives, which amounts to EUR '000 2 740 304 will be submitted for approval by the Board of Governors by 30 April 2013.

Note L – Interest and similar income and Interest expense and similar charges (in EUR '000)

L.1. Net interest income

	2012	2011
Interest and similar income:		
Derivatives	14 966 861	14 321 414
Loans and advances to credit institutions and customers	9 859 975	10 011 297
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities	478 154	534 774
Interest subsidy from the EU	21 769	31 768
Cash in hand, balances with central banks and post office banks	2 218	3 720
Other	0	1 719
Total	**25 328 977**	**24 904 692**
Interest expense and similar charges:		
Debts evidenced by certificates	-14 071 981	-13 551 751
Derivatives	-8 361 598	-8 396 241
Interest cost on benefit obligation (Note J)	-97 638	-90 335
Amounts owed to credit institutions and to customers	-29 069	-58 494
Non-controlling interest (Note A.4.22)	-9 292	5 517
Interest on third party mandates	-8 666	-17 899
Other	-12 617	-35 118
Total	**-22 590 861**	**-22 144 321**
Net interest income	**2 738 116**	**2 760 371**

177

EIB Group Consolidated Financial Statements under IFRS

The table below sets out the net interest income relating to each class of financial assets and liabilities:

	2012	2011
Interest and similar income:		
Derivatives	14 966 861	14 321 414
Loans and receivables(1)	7 273 314	9 698 284
Designated at fair value through profit and loss	2 610 648	348 501
Held-to-maturity	373 970	376 225
Available-for-sale	66 119	98 756
Trading debt securities	38 065	59 793
Other	0	1 719
Total	**25 328 977**	**24 904 692**
Interest expense and similar charges:		
Designated at fair value through profit and loss	-13 371 684	-13 013 043
Derivatives	-8 361 598	-8 396 241
Financial liabilities measured at amortised cost	-738 032	-597 202
Non-financial liabilities	-119 547	-137 835
Total	**-22 590 861**	**-22 144 321**
Net interest income	**2 738 116**	**2 760 371**

(1) Included in this class of financial assets is accrued interest on impaired loans as at 31 December 2012 amounting to EUR '000 9 216 (2011: EUR '000 1 485).

178

L.2. Geographical analysis of Interest and similar income

	2012	2011
EU Countries		
Spain	1 412 302	1 465 252
Italy	1 023 346	1 025 946
Germany	871 667	909 430
Poland	790 945	668 147
United Kingdom	771 182	677 605
France	743 572	824 510
Greece	574 647	586 574
Portugal	536 974	589 511
Hungary	280 308	268 347
Austria	241 851	228 817
Belgium	213 840	211 648
Netherlands	185 311	181 596
Sweden	158 566	151 013
Czech Republic	144 723	157 527
Finland	134 140	153 581
Romania	133 947	126 440
Ireland	99 604	91 490
Slovakia	57 968	43 736
Slovenia	55 156	60 273
Lithuania	45 838	43 974
Bulgaria	44 058	37 068
Denmark	29 292	33 742
Cyprus	23 788	29 078
Latvia	21 787	22 735
Estonia	14 871	11 128
Luxembourg	14 777	17 747
Malta	7 666	6 852
Total EU countries	**8 632 126**	**8 623 767**
Outside the European Union	1 031 868	958 275
Total	**9 663 994**	**9 582 042**
Income not analysed per country[1]	15 664 983	15 322 650
Total interest and similar income	**25 328 977**	**24 904 692**

[1] Income not analysed per country:

	2012	2011
1. Revenue from Group investment and loan substitutes portfolios	252 814	273 313
2. Revenue from Operational bond portfolios	111 463	107 084
3. Revenue from Operational money-market portfolios	113 877	151 110
4. Revenue from money-market operations	241 728	511 759
5. Income from derivatives	14 966 861	14 321 414
6. Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable	0	1 719
7. Adjustment on early repayments of loans	-21 760	-43 749
	15 664 983	15 322 650

179

EIB Group Consolidated Financial Statements under IFRS

Note M – Result on financial operations (in EUR '000)

M.1. Per nature of result

	2012	2011
Net result on derivatives[1]	88 424	-329 104
Net result on loans under the fair value option and associated swaps[2]	5 221 991	-5 543 964
Net result on borrowings under the fair value option and associated swaps[3]	-7 355 464	7 499 534
	-2 045 049	**1 626 466**
Foreign exchange gain and loss	113 924	-55 717
Fair value gains and losses on operational treasury portfolio	84 746	-29 723
Gain and loss on unwind of ALM swaps	32 501	36 805
Realised gains and losses on operational treasury portfolio	15 103	-53 696
Gain and loss on buy back of debts evidenced by certificates	5 199	12 639
Result on release of guarantees	-2 544	0
Gain and loss on unwind of asset swaps	-76 076	-28 385
Realised gain/loss on sale of shares	-79 902	-13 897
Other	-31 119	0
	-1 983 217	**1 494 492**

[1] The net result on derivatives includes for the majority the fair value of Macro-hedging swaps and Treasury Asset swaps. On 31 December 2012 these swaps evidence a positive impact of EUR '000 88 424 compared to a negative impact of EUR '000 329 104 in 2011.

[2] The Fair Value Option is applied on loans hedged by derivatives. As at 31 December 2012, the carrying value of loans designated at fair value stands at EUR 127 billion (2011: EUR 104.7 billion). The use of Fair Value Option on loans generates an increase of EUR '000 5 221 991 on the income statement at 31 December 2012 (2011: EUR '000 -5 543 964). The positive variation in the combined fair value of the EIB loans and their associated swaps is essentially due to the combined effect of the increases of the lending spreads, partially compensated by the decreases of the swap rates. The lending spreads are used to discount the prospective contractual cash flows of the designated loans under the Fair Value Option. The associated swaps are however valued using the swap curves and as such the lending spreads are not considered.

[3] The Fair Value Option is applied on borrowings hedged by derivatives. The majority of the borrowings are systematically hedged, and the carrying value of borrowings designated at fair value amounts to EUR 422 billion as at 31 December 2012 (2011: EUR 386 billion). The net impact on the income statement at 31 December 2012 on borrowings and associated swaps is a decrease of the profit for the year by EUR '000 7 355 464 (2011: profit of EUR '000 7 499 534). The changes in Fair Value of the EIB borrowings tend to be only partially compensated by those of the related hedging swaps as the value of the swaps – being calculated on a model basis – is not directly affected by credit-related factors.

M.2. Per category of assets and liabilities

	2012	2011
Financial assets available-for-sale	-79 827	-42 311
Financial assets designated at fair value through profit or loss	9 449 247	1 788 856
Financial liabilities designated at fair value through profit or loss	-16 839 263	-6 691 263
Financial instruments held for trading	99 774	-55 005
Derivatives held for risk management	5 344 968	6 528 872
Other	41 884	-34 657
	-1 983 217	**1 494 492**

Note N – Other operating income (in EUR '000)

	2012	2011
Reversal of previous year's unutilised accruals of general administrative expenses	1 847	5 275
Rental income	3 803	2 035
Other	4 447	1 879
	10 097	**9 189**

180

Note O – Fee and commission income (in EUR '000)

	2012	2011
Commission income from advisory activities	60 773	65 853
Commission income on loans	52 072	43 722
Commission on Investment Facility - Cotonou (Note V)	36 188	38 011
Commission income on guarantees	24 861	25 005
Commission on Jaspers (Note V)	23 247	24 913
Commission on Jessica (Note V)	17 959	16 664
Commission on NER 300 (Note V)	13 677	7 003
Commission on Jeremie (Note V)	13 117	11 299
Commission on Yaoundé/Lomé conventions (Note V)	5 247	6 035
Commission on Jasmine (Note V)	1 786	1 156
Commission from other EU institutions and EU countries	44 468	28 547
	293 395	**268 208**

Note P – General administrative expenses (in EUR '000)

	2012	2011
Salaries and allowances(*)	-258 446	-247 661
Welfare contributions and other staff costs	-158 123	-134 082
Staff costs	**-416 569**	**-381 743**
Other general administrative expenses	-141 691	-134 209
Total general administrative expenses	**-558 260**	**-515 952**

(*) of which the amount for members of the Management Committee is EUR'000 3 225 at 31 December 2012 and EUR'000 3 022 at 31 December 2011.

The number of persons employed by the Group was 2 188 at 31 December 2012 (2 173 at 31 December 2011).

Note Q – Derivative financial instruments

Q.1. Usage of derivative financial instruments

In the funding activity of the Group

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics, in terms of currencies and interest rates, of the funds raised in line with those of loans granted and also to reduce funding costs. It uses also long term swaps to hedge certain treasury transactions and for ALM purposes.

Long term derivatives transactions are not used for trading, but only in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long term nature.

The derivatives most commonly used are:

Currency swaps

Currency swaps are contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is

181

EIB Group Consolidated Financial Statements under IFRS concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixedrate interest or vice versa. Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous access conditions to certain capital markets with its swap counterparties. In the liquidity management of the Group The Group enters into short term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements. The notional amount of short term currency swaps stood at EUR 29 392 million at 31 December 2012 against EUR 19 631 million at 31 December 2011. The notional amount of short term currency forwards was EUR 364 million at 31 December 2012 (2011: EUR 322 million). Long term futures are also used by the Group to adjust the medium-term (2 years) interest rate exposure of its treasury bond portfolios. The notional amount of long term futures stood at EUR nil at 31 December 2012 (2011: EUR 386 million). Forward rate agreements are used by the Group to hedge the interest rate risk of its short term funding. The notional amount of forward rate agreements stood at EUR 4 947 million at 31 December 2012 (2011: EUR 6 606 million) and their fair value at EUR 4 million (2011: EUR 2 million). In the Asset Liability Management of the Group The Group’s policy aims to maintain a high and stable level of income as well as to safeguard the economic value of the Group. Accordingly, the Group: • has adopted an own funds investment profile ensuring a stable and high flow of income; and • manages residual interest rate risks in relation to this investment profile. With a view of managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IAS 39. Q.2. Fair value of derivative financial instruments Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy: • Level 1 — Quoted (unadjusted) prices in active markets for identical assets or liabilities. • Level 2 — Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 — Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm’s length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross currency models and in the estimation of volatilities for some long dated equity linked and inflation linked transactions. 182

The table below shows the net fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at the year end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2012 (in EUR million)

	Level 1		Level 2		Level 3		Total 2012	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Interest Rate Swaps	0	0	428 148	18 625	4 669	352	**432 817**	**18 977**
Cross Currency Swaps	0	0	155 390	11 566	5 976	739	**161 366**	**12 305**
Short term foreign exchange contracts	0	0	29 756	-145	0	0	**29 756**	**-145**
Forward Rate agreements	0	0	4 947	4	0	0	**4 947**	**4**
Total	**0**	**0**	**618 241**	**30 050**	**10 645**	**1 091**	**628 886**	**31 141**

Derivatives by valuation method as at 31 December 2011 (in EUR million)

	Level 1		Level 2		Level 3		Total 2011	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value	Notional amount	Net fair value
Interest Rate Swaps	0	0	387 719	17 186	13 492	-720	**401 211**	**16 466**
Cross Currency Swaps	0	0	159 746	11 944	6 810	941	**166 556**	**12 885**
Short term foreign exchange contracts	0	0	19 954	768	0	0	**19 954**	**768**
Futures contracts	386	-1	0	0	0	0	**386**	**-1**
Forward Rate agreements	0	0	6 606	2	0	0	**6 606**	**2**
Total	**386**	**-1**	**574 025**	**29 900**	**20 302**	**221**	**594 713**	**30 120**

Quoted prices for the majority of the Bank's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

183

EIB Group Consolidated Financial Statements under IFRS

Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison by category of the carrying amounts and fair values of the Group's financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

	Carrying value 31.12.2012	Fair value 31.12.2012	Carrying value 31.12.2011	Fair value 31.12.2011
Assets carried at fair value:				
Available-for-sale financial assets	6 036	6 036	6 122	6 122
Financial assets designated at fair value through profit or loss	127 031	127 031	104 652	104 652
Financial assets held for trading	1 465	1 465	1 687	1 687
Derivative assets held for risk management	55 886	55 886	49 538	49 538
Total	**190 418**	**190 418**	**161 999**	**161 999**
Assets carried at amortised cost:				
Held-to-maturity investments	23 389	22 229	20 106	18 407
Loans and receivables	343 434	346 936	329 049	324 824
Total	**366 823**	**369 165**	**349 155**	**343 231**
Total financial assets	**557 241**	**559 583**	**511 154**	**505 230**
Liabilities carried at fair value:				
Derivative liabilities held for risk management	24 745	24 745	19 419	19 419
Financial liabilities designated at fair value through profit or loss	422 040	422 040	386 062	386 062
Total	**446 785**	**446 785**	**405 481**	**405 481**
Liabilities carried at amortised cost:				
Liabilities measured at amortised cost	62 537	61 989	58 554	59 427
Total	**62 537**	**61 989**	**58 554**	**59 427**
Total financial liabilities	**509 322**	**508 774**	**464 035**	**464 908**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and the financial liabilities.

Assets for which fair value approximates carrying value

For financial assets and financial liabilities that are liquid or having a short term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets and liabilities recorded at fair value

Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based whenever possible on observable market data prevailing at the balance sheet date.

Fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

184

The following tables show an analysis of financial assets and financial liabilities recorded at fair value, between those whose fair value is based on quoted market prices, those whose valuation technique where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs.

2012	Level 1	Level 2	Level 3	Total 2012
	Quoted market price	Valuation techniques – market observable input	Valuation techniques – non market observable input	
Financial assets:				
Financial assets held for trading	1 314	151	0	1 465
Derivative assets held for risk management	0	54 634	1 252	55 886
Financial assets designated at fair value through profit or loss	0	76 483	50 548	127 031
Financial investments – available-for-sale	1 921	638	3 477	6 036
Total	**3 235**	**131 906**	**55 277**	**190 418**
Financial liabilities:				
Derivative liabilities held for risk management	0	24 584	161	24 745
Financial liabilities designated at fair value through profit or loss	374 843	40 224	6 973	422 040
Total	**374 843**	**64 808**	**7 134**	**446 785**

2011	Level 1	Level 2	Level 3	Total 2011
	Quoted market price	Valuation techniques – market observable input	Valuation techniques – non market observable input	
Financial assets:				
Financial assets held for trading	1 687	0	0	1 687
Derivative assets held for risk management	0	47 167	2 371	49 538
Financial assets designated at fair value through profit or loss	0	65 996	38 656	104 652
Financial investments – available-for-sale	2 677	289	3 156	6 122
Total	**4 364**	**113 452**	**44 183**	**161 999**
Financial liabilities:				
Derivative liabilities held for risk management	1	17 268	2 150	19 419
Financial liabilities designated at fair value through profit or loss	346 729	26 796	12 537	386 062
Total	**346 730**	**44 064**	**14 687**	**405 481**

In 2012, the Group made transfers from level 1 to 2 of the fair value hierarchy:

- Financial assets available for sale of EUR 58 million (2011: EUR nil)
- Financial assets held for trading of EUR 5 million (2011: EUR nil)
- Financial liabilities designated at fair value through profit or loss of EUR 14 734 million (2011: EUR 4 067 million)

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:

- Financial liabilities designated at fair value through profit or loss of EUR 6 884 million (2011: EUR 15 166 million).

185

EIB Group Consolidated Financial Statements under IFRS

The following table presents the changes in Level 3 instruments for the year ended 31 December 2012:

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Financial investments – available for Sale	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Balance at 1 January 2012	**2 371**	**38 656**	**3 156**	**2 150**	**12 537**
Total gains or losses:					
- in profit or loss	75	3 150	-39	-44	-49
- in other comprehensive income	0	0	202	0	0
Purchases	3	6 713	697	73	0
Issues	0	0	0	0	-208
Settlement	-174	-647	-423	-54	-1 129
Aggregate transfers into Level 3	3	2 676	0	0	424
Aggregate transfers out of Level 3	-1 026	0	-116	-1 964	-4 602
Balance at 31 December 2012	**1 252**	**50 548**	**3 477**	**161**	**6 973**

(*) Derivative balances are included within Financial assets or liabilities held for trading.

Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non-market observable input, due to alternative assumptions

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss (FVTPL) are determined has been quantified as a reduction of approximately EUR 0.1 million using less favourable assumptions and an increase of approximately EUR 0.1 million using more favourable assumptions for 31 December 2012 and a reduction of approximately EUR 11.5 million using less favourable assumptions and an increase of approximately EUR 1.2 million using more favourable assumptions for 31 December 2011.

The alternative assumptions are used to calculate the fair value of derivatives, borrowings and loans belonging to the level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped in four swap types according to underlying asset and valuation model:

a. Single currency, multiple-rate swaps

b. Cross currency and FX-linked swaps

c. Inflation-linked swaps

d. Equity-linked swaps

For single currency, multiple rate swaps, alternative assumptions are applied to forward rate correlations used in calibration of BGM models. For cross currency and FX-linked swaps alternative assumptions are applied to correlations between interest and FX rates used in the calibration of hybrid Black Scholes / Hull & White models. For inflation-linked swaps alternative assumptions are applied to inflation index and real rate volatilities used in the calibration of hybrid Black Scholes / Hull & White models. For equity-linked swaps alternative assumptions are applied to equity or index volatilities and dividend yields (forwards) used in the calibration of hybrid Black Scholes / Hull & White models.

Financial assets designated at fair value through profit or loss

Included in financial assets designated at fair value through profit or loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps.

The maximum credit exposure of the disbursed loans and advances to customers and to credit institutions designated at fair value through profit or loss amounts to EUR 112 717 million (2011: EUR 96 420 million). The cumulative change in fair value of the loans attributable to change in credit risk of Group's counterparts amounts to a loss of EUR 303 million (2011: loss of EUR 50 million).

186

The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans. No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss. Financial liabilities designated at fair value through profit or loss The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps. The cumulative change in fair value of quoted financial liabilities designated at fair value through profit or loss attributable to change in credit risk of the Group amounts to a profit of EUR 2 626 million. It is based upon the cumulative change until the prior year 2011 with a profit of EUR 9 999 million and the change during the current year 2012, where a loss of EUR 7 373 million is stated (2011: gain of EUR 7 761 million). The changes in fair value of financial liabilities designated at fair value through profit or loss attributable to the change in credit risk have been calculated by determining the difference between the changes in the quoted fair value and the changes in fair value due to market risk based on valuation techniques. The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit or loss is EUR 41 160 million (2011: EUR 28 795 million) less than the carrying amount as at 31 December 2012. Note S — Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk; • Market risk - exposure to observable market variables such as interest rates, exchange rates and equity market prices; • Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and • Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. Risk management information presented in this note will distinguish between the Bank and the Fund. S.1. Risk Management Organisation S.1.1. Risk Management Organisation of the Bank The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as best market practice develops. Systems are in place to control and report on the main risks inherent in its operations, i.e. credit, market and operational risks. The Bank’s objective is to analyse and manage risks so as to obtain the strongest protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply in substance with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). The following sections disclose the credit, market and liquidity risks to which the Bank is exposed on its activities performed on own resources. The Risk Management Directorate (RM) was created in November 2003. RM independently identifies, assesses, monitors and reports the credit, market and operational risks to which the Bank is exposed in a comprehensive and consistent way and under a consistent approach. Within a commonly defined framework, whereby the segregation of duties is preserved, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports, for credit, market and operational risks, to the designated Vice-President. The designated Vice-President meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee and the Board of Directors. To support the implementation of the Bank’s risk policies, two risk-oriented committees have been created. The Credit Risk Assessment Group (CRAG) is a highlevel forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, Risk Management, Transaction Monitoring & 187

EIB Group Consolidated Financial Statements under IFRS Restructuring, Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. An ALM Committee (ALCO), made up of the Directors General of the Operations, Finance and Risk Management Directorates, provides a high-level forum for debating the Bank’s ALM policy and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The Bank continued to develop its capacity to manage loans post signature. For significant parts of the portfolio this is the responsibility of Transaction Management & Restructuring (TMR), a Directorate, reporting to a separate Vice-President. TMR is focusing on monitoring the higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. S.1.1.1. Risk measurement and reporting system The Bank’s risks are measured using a method which reflects both expected losses likely to arise in normal circumstances and unexpected losses, which are an estimate of the ultimate actual loss based on a portfolio model. The models make use of probabilities derived from statistics based on historical experiences observed in financial markets. The Bank also runs worst case scenarios that would arise in the event that extreme events which are unlikely to occur do in fact occur. Information on the risk measures described above are presented and explained to the Management Committee and to the Board of Directors on a quarterly basis. The reports include aggregate credit exposures, credit concentration analyses and other key portfolio risk indicators as well as Value at Risk (‘VaR’), liquidity ratios and liquidity mismatch risks. The Bank maintains two reserves for the expected and unexpected losses — the General Loan Reserve (GLR) and the Special Activities Reserve (SAR), respectively. The General Loan Reserve is a dedicated reserve for the expected loss of the Bank’s loan portfolio. It is calculated quarterly according to the evolution of the underlying assets and reported to the Bank’s senior management. The Special Activities Reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities undertaken by the EIF on the Bank’s behalf. It is calculated quarterly according to the evolution of the underlying assets. S.1.1.2. The Bank’s financial risk tolerance As a public institution, the Bank does not aim to make profits from speculative exposures to financial risks, setting its financial risk tolerance to a minimum level as defined by approved limits, and applying a conservative financial framework. As a consequence, the Bank does not view its treasury or funding activities as profit- maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (GSM) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an on-going basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent to its operations. 188

An independent Risk Management and Operations Department reports directly to a Board appointed Deputy Chief Executive. This segregation of duties and the “four-eye” principle ensures an unbiased review of the Fund’s business activities. Moreover, within the EIB Group context, RMM operates in close contact with the European Investment Bank’s Risk Management Directorate, particularly with regard to Group risk exposure relating to guarantee operations, the PE operations under the Bank’s Risk Capital Mandate (RCM) and general EIF policy matters. RM&O is organised into three divisions: Private Equity (PE) Risk Management, Portfolio Guarantees & Securitisation (G&S) Risk Management and Operations covering both business lines. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking minority equity participations in venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and earlystage companies capital, but also investments in wellestablished funds targeting mid- and later-stage or mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place, going beyond investing in top quartile funds. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity. In the context of a still volatile situation stemming from the economic and financial crisis, the Fund continues to closely monitor the valuations reported by PE fund managers, and also other specific risks linked to the macroeconomic and financial environment. Throughout the year, the Fund also runs stringent stress test scenarios on its PE funds portfolios and regularly updates the EIF Board of Directors on the results. S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF investment and risk committee which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by RMM. The guarantees portfolio is valued according to a markto model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned ratings (internal and external as the case may be) and the possible subsequent rating changes. In particular following the economic and financial crisis, the Fund has increased its monitoring efforts to follow potential negative rating migrations closely. The improvement of the monitoring is not only based on the reaction to the crisis but is a continuous process. Furthermore, the Fund has strengthened the stress testing methodology, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. 189

EIB Group Consolidated Financial Statements under IFRS

S.2. Credit risk

S.2.1. Credit risk policies

Credit risk concerns mainly the Group's lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund's guarantee transactions funded by own resources. No credit risk is attached to the Group's venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk.

The Group's policies on credit risk are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements which loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group's loan portfolio. The Group's limit system draws its inspiration from the traditional prudential regulations on concentration and large exposure management contained in the EU banking directives, though the Group generally adopts a more restrictive approach to risk-taking than commercial banks. They also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. Following approval of the cash capital increase by the heads of state and government of the EU member states, the Bank has expanded the CRPG by a dedicated chapter on the remedy of non-compliance events with bank intermediaries, and a dedicated chapter for incremental new lending in connection with the additional capital.

As regards lending, treasury and derivatives operations, credit risk is managed by an independent Risk Management Directorate (RM) under the direct responsibility of the Management Committee of the Bank. The Group has thus established an operationally independent structure for determining and monitoring credit risk.

The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and Credit Risk Policy Guidelines approved by the Fund's Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders.

S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	31.12.2012	31.12.2011
Financial assets:		
Loans and receivables	343 434	329 049
Financial assets held for trading	1 465	1 687
Derivative assets held for risk management	55 886	49 538
Financial assets designated at fair value through profit or loss	127 031	104 652
Financial assets – Available-for-sale	6 036	6 122
Financial assets – Held-to-maturity	23 389	20 106
Other receivables	9 992	0
Total	**567 233**	**511 154**
Off-balance-sheet:		
Contingent liabilities	3 633	3 683
Commitments		
– Undisbursed loans	81 916	85 807
– Undisbursed Venture Capital operations	2 088	1 956
– Other	1 252	990
Total	**88 889**	**92 436**
Total credit risk exposure	**656 122**	**603 590**

190

S.2.3. Credit risk on loans S.2.3.1. Credit risk measurement for loans and advances to customers and credit institutions An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate. The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans’ credit risks. LGs reflect the present value of the estimated level of the lifetime “expected loss”, this being the product of the probability of default, the exposure at risk and the loss severity in the case of default. LGs are used for the following purposes: • as an aid to a finer and more quantitative assessment of lending risks; • as help in distributing monitoring efforts; • as a description of the loan’s portfolio quality at any given date; • as a benchmark for calculating the annual additions to the General loan reserve; and • as an input in risk-pricing decisions. The following factors enter into the determination of an LG: i) The borrower’s creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel II Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology (IRM) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types. ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default, the lower the value of the guarantee and therefore the lower (worse) the LG. iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used. iv) The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its internal grading. v) The loan’s duration or, more generally, the cashflows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan. A loan’s expected loss is computed by combining the five elements discussed above and is used as a component of the fair value measurement technique used for loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below. A Prime quality loans: there are three sub-categories. A° comprises all EU sovereign risks, i.e. loans granted to or fully, explicitly and unconditionally guaranteed by Member States, where no repayment difficulties are expected and for which an unexpected loss of 0% is allocated (based on the Bank’s preferred creditor status and statutory protection). A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their duration. A- includes those lending operations where there is some doubt about the maintenance of their current status (for instance because of a long maturity, or for the high volatility of the future price of an otherwise excellent collateral), but where any downside is expected to be quite limited. B High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. C Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement, with adequate protective clauses. D This rating class represents the borderline between “acceptable quality” loans (D+) and those that have a risk profile greater than generally accepted by the Bank (D-) and are classified as Special Activities. These are undertaken under specific policies, including size restrictions, the allocation of Special Activity Reserve (SAR) and dedicated risk pricing rules. Loans in the D- category, which have experienced a deterioration from their original better classification, are subject to heightened monitoring. E This LG category includes loans that have explicitly been approved as Special Activities with a risk profile greater than generally accepted, and loans which in the course of their lives have experienced 191

EIB Group Consolidated Financial Statements under IFRS severe problems and their sliding into a situation of loss cannot be excluded. A corresponding allocation to the Special Activities Reserve is being made and the loans are subject to close monitoring. The subclasses E+ and E- further differentiate the risk profile of the loans, with those operations graded E- being in a position where there is a possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. F F (fail) denotes loans representing unacceptable risks. F- graded loans can only arise out of outstanding transactions that have experienced, after signature, unforeseen, exceptional and dramatic adverse circumstances. All operations where there is a loss of principal are graded F and a specific provision is applied. Generally, loans internally graded D- or below are placed on the Watch List. However, if a loan was originally approved with a risk profile of D- or weaker, it will only be placed on the Watch List as a result of a material credit event causing a deterioration of its LG classification below the one at approval. In addition to the deal-by-deal analysis of each loan, the EIB, using an external credit risk software package, also develops a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. Loan renegotiation and forbearance - The EIB considers loans that are unsecured or have weak security to be for-born if in response to adverse changes in the financial position of a borrower the EIB renegotiates the original terms of the contractual arrangements with this borrower affecting directly the future cash flows of the financial instrument, which may result in a loss to the Bank. In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loan would have been included in the Watch List before renegotiation. Once renegotiated, EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, it will be considered as impaired. The corresponding impairment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for an impairment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require an impairment. Once the Loan Grading of a loan has improved sufficiently, it will be removed from the Watch List. Exposures subject to changes in contractual terms which do not affect future cash flows, such as collateral or other security arrangements or the waiver of contractual rights under covenants, are not considered as for-born and hence those events are not considered as sufficient to indicate impairment on their own. In 2012, 11 loans have undergone renegotiations. The disbursed exposures to these loans amounted to EUR 1 152 million as of 31 December 2012. Of these, one loan with a disbursed exposure of EUR 88 million has been successfully restructured. Of the renegotiated loans, seven with a total exposures of EUR 632 million were considered as impaired as at 31 December 2012 and impairments have been recognised for a total amount of EUR 213 million. During the year, the Bank also wrote off EUR 34.6 million on one renegotiated operation against an impairment previously recognised on this operation. Two loans with a disbursed exposure of EUR 432 million were under restructuring without impairment. S.2.3.2. Loans secured by Guarantees of the European Union budget or the Member States Loans outside the European Union (apart from those under the Facilities(1)) are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain loans of the Bank, including some which are secured by third-party guarantees with respect to the commercial risk, are covered by the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. In accordance with the terms of the Guarantees, the European Union and the Member States secure up to 65%, 70%, 75% and 100% of pool of signed(2) operations in each portfolio. This results in an effectively full coverage of the Group’s exposure. For this reason, the Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Group’s lending activities). (1) Loans granted under Article 16 (previously Article 18) of the Bank’s statute and loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans, granted under the Facilities, are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. (2) Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of “the aggregate amount of credits disbursed”. The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures. 192

The carrying value of the disbursed part of loans signed under this category amounts to EUR 22 259 million as at 31 December 2012 (2011: EUR 20 775 million) and the undisbursed part amount to EUR 12 972 million as at 31 December 2012 (2011: EUR 12 408 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union budget or Member States.

S.2.3.3. Analysis of lending credit risk exposure

In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with demonstrated creditworthiness over the longer term and/or sound guarantees. In order to efficiently measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower, the guarantee and, where appropriate, the guarantor.

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2).

2012 (in EUR million)		Guarantor				Not guaranteed [1]	Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State			
Borrower	Corporate	39 514	29 105	6 957	19 650	56 297	**151 523**	**22 249**
	Bank	20 095	30 309	34 552	14 847	22 444	**122 247**	**19 643**
	Public	3 793	538	12 230	26 250	45 957	**88 768**	**16 156**
	State	0	0	0	0	34 480	**34 480**	**10 896**
Total disbursed [2] [3] [4]		**63 402**	**59 952**	**53 739**	**60 747**	**159 178**	**397 018**	
Signed not disbursed [2] [3] [4]		**8 976**	**7 115**	**8 044**	**9 354**	**35 455**		**68 944**

2011 (in EUR million)		Guarantor				Not guaranteed [1]	Total disbursed	Signed not disbursed
		Corporate	Bank	Public	State			
Borrower	Corporate	34 759	29 358	7 267	18 714	51 050	**141 148**	**26 943**
	Bank	17 681	32 214	39 103	11 458	22 457	**122 913**	**19 248**
	Public	3 932	426	12 016	23 474	38 046	**77 894**	**16 780**
	State	0	0	0	0	30 123	**30 123**	**10 428**
Total disbursed [2] [3] [4]		**56 372**	**61 998**	**58 386**	**53 646**	**141 676**	**372 078**	
Signed not disbursed [2] [3] [4]		**9 882**	**8 700**	**6 744**	**9 686**	**38 387**		**73 399**

[1] These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

[2] These amounts include loans granted under Facilities.

[3] These amounts do not include Loan substitutes (2012: EUR 12 738 million; 2011: EUR 12 047 million).

[4] These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Regarding the lending activities, the Group's total direct exposure[5] to the banking sector amounts to EUR 141 890 million at the end of December 2012 (2011: EUR 142 161 million), which is equal to 30.5% (2011: 31.9%) of the total of EUR 465 962 million in loans disbursed and undisbursed as at 31 December 2012 (2011: EUR 445 477 million).

Unsecured loans to corporates at the end of December 2012 amounted to EUR 66 096 million[5], (2011: EUR 62 402 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

[5] Including exposure signed but not disbursed yet.

193

EIB Group Consolidated Financial Statements under IFRS

S.2.3.3.1. Credit quality on loans

Loans internally graded A to D+ represent 93.8% of the loan portfolios as at 31 December 2012, compared with 95.0% at 31 December 2011. The share of loans internally graded D- and below (for which allocations to the Special Activities Reserve are being made), was 6.2% (2011: 5.0%) of the risk portfolio, corresponding to EUR 28.7 billion (2011: EUR 22.2 billion).

The evolution of the LG breakdown was influenced by both the share of new Special Activities signatures (SFF/LGTT/RSFF) as part of the overall new business volume in 2012, and a significant number of counterparty ratings downgrades, often sovereign induced. Such downgrades of borrowers and/or guarantors have led to a negative migration of the Loan Grading of affected loans over the year. In turn, these movements in the internal Loan Grading have resulted in a growth of the internal Watch List of loans which are subject to heightened monitoring (all loans with an internal grading of D- to F, other than SFF/LGTT/RSFF transactions unless downgraded post signature), which increased to EUR 12 418 million (2011: EUR 7 073 million).

To mitigate credit risk, the Group uses, amongst others, the following instruments:

- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

All credit risk mitigation instruments accepted by the Group have been defined in the Credit Risk Policy Guidelines.

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2012 and 31 December 2011 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

2012 (in EUR million)		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
		A0, P	A to B-	C	D+	D- and below	
Borrower	Corporate	19 472	62 363	36 589	31 644	23 704	**173 772**
	Bank	13 076	99 762	15 582	9 536	3 934	**141 890**
	Public	26 550	58 253	14 243	5 055	823	**104 924**
	State	42 935	0	1 900	341	200	**45 376**
Total		**102 033**	**220 378**	**68 314**	**46 576**	**28 661**	**465 962**

2011 (in EUR million)		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
		A0, P	A to B-	C	D+	D- and below	
Borrower	Corporate	19 058	60 350	40 590	29 733	18 359	**168 090**
	Bank	11 373	109 873	14 735	3 671	2 510	**142 162**
	Public	23 419	65 083	3 790	1 032	1 350	**94 674**
	State	38 375	0	1 747	429	0	**40 551**
Total		**92 225**	**235 306**	**60 862**	**34 865**	**22 219**	**445 477**

With the decision in favour of the Internal ratings based approach of Basel II, the Group has introduced an internal rating methodology in 2006. The majority of the Group's counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group's loan portfolio by the higher of the ratings of the borrower or guarantor (where applicable), based on the internal rating, where available. In cases where an internal rating is not available yet, the external rating has been used for this analysis.

194

Credit risk exposure for each internal risk rating

The table shows both the exposures signed (disbursed and undisbursed), as well as the risk-weighted exposures, based on an internal methodology that the Group uses for limit management. The exposures presented in this table are based on the best internal rating between the borrowers and the guarantors by operation.

(in EUR million)	Rating Grade	Moody's equiv. grade	2012		2011	
			Exposures Signed	Weighted Exposures (*)	Exposures Signed	Weighted Exposures (*)
Internal Rating 1	1	Aaa	**15 870**	**1 898**	26 763	2 471
Internal Rating 2	2+	Aa1	**33 045**	**2 864**	27 307	3 124
	2	Aa2	**11 369**	**4 394**	30 361	6 020
	2-	Aa3	**9 978**	**5 293**	44 296	22 157
Internal Rating 3	3+	A1	**46 624**	**21 748**	45 956	16 348
	3	A2	**33 154**	**22 246**	52 830	28 902
	3-	A3	**75 009**	**36 508**	69 540	36 746
Internal Rating 4	4+	Baa1	**63 703**	**36 210**	37 475	27 373
	4	Baa2	**32 156**	**18 663**	24 313	15 424
	4-	Baa3	**57 483**	**15 071**	28 487	12 446
Internal Rating 5	5+	Ba1	**29 523**	**11 951**	29 274	10 340
	5	Ba2	**22 525**	**6 761**	5 287	2 802
	5-	Ba3	**8 827**	**4 916**	3 882	1 690
Internal Rating 6	6+	B1	**3 740**	**2 929**	1 542	1 278
	6	B2	**3 791**	**2 094**	1 594	961
	6-	B3	**1 614**	**463**	823	459
Internal Rating 7	7	Below B3	**17 551**	**964**	15 747	762
Total			**465 962**	**194 973**	**445 477**	**189 303**

(*) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

The Group continually monitors events affecting its borrowers and guarantors, particularly banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner.

The monolines, insuring EUR 3 380 million of the Group's loans (2011: EUR 3 456 million), have suffered material downgrades already in previous years. In view of the non-accelerable nature of their credit enhancement, the Group policies provides for the borrowers to be of acceptable credit standing from the outset.

As an immediate response to the developments in the financial markets that have taken place since September 2008, the Group has acted to reinforce its arrangements for the monitoring and management of risks. To this end, an inter-directorate risk monitoring group has been set up. Its purpose is to promote the exchange of information among departments and to suggest reporting and operational management procedures for use at times of financial crisis with the objective of rapid reaction if required.

Taking into account the above and the Group's contractual protections, which if breached enable the Group to negotiate remedies, there was no need for a collective impairment allowance as at 31 December 2012 and 2011.

195

EIB Group Consolidated Financial Statements under IFRS

The Group did not record impairments in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2012			2011		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	30	0	0	32
Belgium	627	0	183	0	0	902
Bulgaria	356	767	0	242	859	0
Cyprus	844	239	895	659	239	709
Czech Republic	2 786	446	356	2 731	589	404
Denmark	0	0	409	0	0	443
Estonia	551	0	169	165	385	118
Finland	338	0	625	389	0	1 033
France	0	0	1 056	0	0	1 192
Germany	0	0	1 780	0	0	1 829
Greece	8 396	340	7 343	7 796	560	7 058
Hungary	4 759	1 768	1 531	4 172	1 120	1 596
Ireland	0	0	697	0	0	682
Italy	1 342	0	3 240	1 247	0	3 705
Latvia	455	525	289	411	525	218
Lithuania	1 195	0	0	1 039	112	0
Luxembourg	0	0	114	0	0	140
Malta	0	0	338	0	0	292
Netherlands	0	0	0	0	0	30
Poland	7 409	1 482	12 763	6 905	1 002	10 444
Portugal	604	1 050	7 272	526	600	6 882
Romania	1 409	1 995	334	1 012	2 356	325
Slovakia	1 225	350	30	784	650	0
Slovenia	35	500	2 163	39	0	2 152
Spain	990	0	21 960	1 109	0	17 602
Sweden	0	0	139	0	0	580
United Kingdom	0	0	1 372	0	0	1 655
Non EU-countries	1 159	1 434	5 013	897	1 431	3 309
Total	**34 480**	**10 896**	**70 101**	**30 123**	**10 428**	**63 332**

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the Facilities) are in the last resort secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The nominal amount of loans signed under this category as at 31 December 2012 amounts to EUR 40 919 million (2011: EUR 39 044 million). Out of this EUR 40 919 million, EUR 38 391 million (2011: EUR 36 675 million) were guaranteed by the European Union and EUR 2 528 million by the Member States (2011: EUR 2 369 million).

196

S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

(in EUR million)	2012		2011	
	Exposures signed	Weighted exposures (4)	Exposures signed	Weighted exposures (4)
EU (1)	445 864	187 293	427 629	182 279
Thereof:				
- *Germany*	*55 130*	*21 290*	*56 040*	*19 892*
- *Spain*	*73 049*	*20 662*	*69 477*	*20 395*
- *Italy*	*59 138*	*35 235*	*56 489*	*33 078*
- *France*	*44 318*	*21 435*	*43 227*	*21 506*
- *United Kingdom*	*33 502*	*25 948*	*33 259*	*25 072*
Enlargement countries (2)	10 531	2 481	8 990	2 226
Partner countries (3)	9 567	5 199	8 858	4 798
Total	**465 962**	**194 973**	**445 477**	**189 303**

(1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank's Statute, as well as loans in EFTA countries.

(2) Enlargement Countries as per end 2012 include Albania, Bosnia and Herzegovina, Croatia, Serbia, Montenegro, Turkey, and FYROM.

(3) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.

(4) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

(in EUR million)	2012		2011	
	Exposures signed	Weighted exposures (1)	Exposures signed	Weighted exposures (1)
Energy	45 549	32 982	43 043	32 003
Transport	46 272	17 810	45 668	17 919
Telecommunications	8 273	6 042	8 784	6 731
Water and sewerage	16 327	8 875	14 251	7 960
Miscellaneous Infrastructure	3 406	1 611	4 368	1 768
Agriculture, forestry and fisheries	113	26	119	29
Industry	29 256	23 113	29 498	22 982
Services (2)	310 877	103 028	294 223	98 459
Health and education	5 889	1 486	5 523	1 452
Total	**465 962**	**194 973**	**445 477**	**189 303**

(1) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

(2) The category "Services" includes the credit exposure of the banking sector. At the end of 2012, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 141 890 million (EUR 142 161 million at the end of 2011), or EUR 57 154 million in risk-weighted terms (EUR 56 047 million at the end of 2011). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group systematically follows on daily basis publicly available news and, in particular, external rating movements. On top of the traditional loan exposures to the banking sector there is an amount of EUR 59 952 million (2011: EUR 61 998 million) in the form of guarantees received from financial institutions at the end of December 2012, of which EUR 3 380 million (2011: EUR 3 456 million) represents exposure to monoline insurers.

The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

197

EIB Group Consolidated Financial Statements under IFRS

The table below shows the concentration indexes the Group follows as at 31 December 2012 and 31 December 2011:

Largest nominal and risk-weighted Group exposures[1]		31.12.2012	31.12.2011
Nominal exposures (% of Group Loan Portfolio):			
	– Top 3	**4.7%**	**5.4%**
	– Top 5	**7.2%**	**8.4%**
	– Top 10	**12.2%**	**14.0%**
N° of exposures (% of Group Own Funds):			
	– over 10%	**10**	**9**
	– over 15%	**3**	**5**
	– over 20%	**1**	**2**
N° of SSSR exposures over 5% of Group Own Funds[2]		**2**	**2**
Sum of all large risk-weighted exposures (% of Group Own Funds)[3]		**111.0%**	**115.0%**

[1] Including also the net market exposure of treasury operations.

[2] The term "single signature and single risk" (or for brevity, "unsecured" or "SSSR") is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

[3] The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group's own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by Member States.

S.2.3.4. Collateral on loans

In addition to the guarantees received by the Group on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 27 223 million at the end of 2012 (2011: EUR 20 642 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 6 753 million (2011: EUR 6 190 million). None of these collaterals has been sold or re-pledged to third parties.

Fair value of collateral held against disbursed loans is shown below:

(in EUR million)	Gross exposure	Collateral held				Net exposure
		Bonds	Equities	Cash	Total	
1. Against individually impaired	**1 161**	710	0	28	738	**423**[1]
2. Against collectively impaired	**0**	0	0	0	0	**0**
3. Against past due but not impaired	**518**	0	0	0	0	**518**
4. Against neither past due nor impaired	**266 637**	20 880	318	1 524	22 722	**243 915**
5. Against fair value through profit and loss	**150 961**	3 480	0	283	3 763	**147 198**
Total 2012	**419 277**	**25 070**	**318**	**1 835**	**27 223**	**392 054**
Total 2011	**392 853**	**19 531**	**168**	**943**	**20 642**	**372 211**

[1] The carrying value of loans individually impaired amounts to EUR 1 161 million as at 31 December 2012 (2011: EUR 353 million). Impairments on these loans have been accounted for and amount to EUR 341.5 million as of 31 December 2012 (2011: EUR 192.8 million). The Group has also received additional security from the counterparties of these loans in the form of debts acknowledgement which covers the remaining exposure.

198

S.2.3.5 Arrears on loans

Amounts in arrears are identified, monitored and reported according to a set of procedures called the "Guidelines for the Monitoring of late payments".

Loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States:

Loans for projects located inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States are mainly secured by guarantees from public institutions, banks and corporate entities. Unsecured part of these loans amounts to EUR 194 633 million as at 31 December 2012 (2011: EUR 180 063 million).

As at 31 December 2012, the arrears above 30 days on loans granted inside the European Union or outside the European Union not secured by guarantees of the European Union budget or the Member States amount to EUR 41.6 million (2011: 1.3 million).

Loans granted for projects outside the European Union secured by the European Union budget or the Member States

Loans for projects located outside the European Union and carried out on the basis of mandates given by the Council are guaranteed by the European Union, the Member States or on a risk-sharing basis. If an instalment remains unpaid for over 90 days, the primary guarantee is called (if any available). If the due amount is still unpaid within 150 days after the instalment date (and in any case before the next instalment becomes due), the guarantee of the Member States or the European Union is officially invoked. Each unpaid instalment is called individually.

The arrears of payments on these loans can be analysed as follows (in EUR 000):

	31.12.2012	31.12.2011
Instalments overdue 30 to 90 days	4 917	4 714
Instalments overdue more than 90 days	17 684	2 726
Instalments overdue more than 150 days which have been called and paid under the guarantee of a Member State or the EU	147 193	108 665
Total	**169 794**	**116 105**

S.2.3.6. Securitised loans and loan substitutes

Regarding the Group's exposure to securitised loans and loan substitutes, this portfolio comprises Covered Bonds and Asset Backed Securities (ABS). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

As of 31 December 2012, the securitised loans and loan substitutes amount to EUR 19 693 million (2011: EUR 19 914 million). This amount is composed of EUR 12 738 million (2011: EUR 12 047 million) of loan substitutes included in debt securities portfolio (Note B.2) and of EUR 6 955 million (2011: EUR 7 867 million) of securitised loans included in loans and advances to credit institutions and to customers (Note D).

199

EIB Group Consolidated Financial Statements under IFRS

The following table summarises the breakdown of the securitised loans and loan substitutes portfolio by asset class (Mortgages exposure in ABS is primarily residential):

Securitised loans (in EUR million)	Asset class	31.12.2012	31.12.2011
Asset Backed Securities	Diversified Payment Rights	695	674
Asset Backed Securities	Mortgage Backed Securities	1 715	2 229
Asset Backed Securities	Small and Medium Entities	2 343	2 617
Covered Bonds	Mortgage Backed Securities	11 619	12 326
Covered Bonds	Public Sector	2 375	2 059
Covered Bonds	Small and Medium Entities	219	0
Structured Public Sector Bonds	Public Sector	7	9
Government Bonds	Sovereign bonds	720	0
Total		**19 693**	**19 914**

While for Covered Bonds, the majority of covered assets are based on residential mortgages, most of the ABS structures are based on SME.

Aside from six Diversified Payments Rights (DPR) transactions with Turkish promoters and two Turkish Covered Bonds (amounting to EUR 124 million (2011: EUR 723 million)), all the promoters of the Bank's Loan Substitutes portfolio are domiciled in the European Union, with the majority being located in Spain (68%), in Italy (15%) and in Portugal (5%).

EUR 1 650 million (8%) of the outstanding securitised loans have one external AAA rating, EUR 4 860 million (25%) have at least one AA rating, EUR 10 673 million (54%) at least one single A rating, EUR 1 950 million (10%) a BBB rating and EUR 560 million (3%) a BB rating.

During 2012, 50 issuance programmes with a total volume of EUR 15 770 million experienced external rating downgrades. Despite these downgrades, the Group's securitised loan and loan substitute portfolio continues to perform as scheduled.

Embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall, no securitised loan or loan substitute transaction is on the Bank's Watch List.

S.2.4. Credit risk on treasury transactions

S.2.4.1. Credit risk measurement on treasury transactions

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) an investment portfolio composed of EU sovereign bonds. In September 2006, the Management Committee decided to gradually phase out the investment portfolio (see Note A.4.8.2.).

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions. The weighted exposure for each counterpart must not exceed the authorised limits.

200

The tables below provide an illustration of the credit exposure of the Group on various treasury portfolios as at 31 December 2012 and 31 December 2011:

Credit Risk Exposures as at 31 December 2012 (based on book values in EUR million)					
	< A or NR	A	AA	AAA	Total
A1 Portfolio max maturity 3 months	8 827	26 061	22 098	2 326	**59 312**
Deposits	*150*	*5 904*	*2 538*	*566*	***9 158***
Tripartite reverse repos	*3 695*	*19 702*	*15 615*	*1 710*	***40 722***
Discount paper, bonds	*4 982*	*455*	*3 945*	*50*	***9 432***
A2 Portfolio max maturity 18 months	210	469	589	256	**1 524**
Total monetary treasury assets	**9 037**	**26 530**	**22 687**	**2 582**	**60 836**
B1 Portfolio	133	21	266	210	**630**
B3 Portfolio	0	28	175	366	**569**
B4 Portfolio	127	0	492	277	**896**
BH Portfolio (futures)	0	0	0	0	**0**
EIF - AFS	357	66	179	151	**753**
Total operational bond portfolios	**617**	**115**	**1 112**	**1 004**	**2 848**
Group investment portfolio	587	159	202	271	**1 219**
Loan substitutes	1 935	5 707	4 065	1 031	**12 738**
Total treasury funds	**12 176**	**32 511**	**28 066**	**4 888**	**77 641**
Of which EU sovereign exposures	6 037	186	2 444	909	**9 576**

Credit Risk Exposures as at 31 December 2011 (based on book values in EUR million)					
	< A or NR	A	AA	AAA	Total
A1 Portfolio max maturity 3 months	7 562	24 528	12 013	1 941	**46 044**
Deposits	*112*	*7 177*	*6 697*	*0*	***13 986***
Tripartite reverse repos	*7 195*	*14 405*	*1 873*	*1 941*	***25 414***
Discount paper, bonds	*255*	*2 946*	*3 443*	*0*	***6 644***
A2 Portfolio max maturity 18 months	231	781	951	272	**2 235**
Total monetary treasury assets	**7 793**	**25 309**	**12 964**	**2 213**	**48 279**
B1 Portfolio	104	151	121	318	**694**
B3 Portfolio	35	75	71	458	**639**
B4 Portfolio	1	293	0	755	**1 049**
BH Portfolio (futures)	0	0	1	0	**1**
EIF - AFS	135	247	31	164	**577**
Total operational bond portfolios	**275**	**766**	**224**	**1 695**	**2 960**
Group investment portfolio	270	293	343	509	**1 415**
Loan substitutes	1 660	1 519	1 745	7 123	**12 047**
Total treasury funds	**9 998**	**27 887**	**15 276**	**11 540**	**64 701**
Of which EU sovereign exposures	514	2 936	3 557	1 836	**8 843**

201

EIB Group Consolidated Financial Statements under IFRS The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is rigorously managed through selecting sound counterparties and issuers. Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of internal ratings as well as ratings awarded to counterparties by rating agencies (these limits are reviewed regularly by the Risk Management Directorate). The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative/structured products). S.2.4.2. Collateral on treasury transactions Collateral received Part of treasury transactions are tripartite reverse repurchase agreements with a balance of EUR 40 721 million (2011: EUR 25 414 million). These transactions are governed by Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral. The exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement. As part of the Tripartite Agreements, the Group has received securities that it is allowed to sell or re-pledge. The market value of the securities accepted under these terms as at 31 December 2012 amounts to EUR 42 049 million (2011: EUR 25 551 million). None of these securities has been sold or re-pledged to third parties in 2012 and 2011. During the 2012 and 2011 years, the Group did not take possession of any of the above mentioned collaterals. Collateral deposited As at 31 December 2012, the Group has deposited with the Central Bank of Luxembourg securities with a market value of EUR 3.3 billion (2011: EUR 2.2 billion). S.2.4.3. Securities lending activity The securities lending agreement, signed with Northern Trust Global Investment in 2003, was terminated in November 2012. The Bank engaged in no securities lending as at the year end. The market value of the bonds lent in the securities lending activities was EUR 813 million at the end of 2011. S.2.4.4 Transferred assets that are not derecognised at the balance sheet date No assets of the Group were transferred but not derecognised at the balance sheet date. S.2.5. Credit risk on derivatives S.2.5.1. Credit risk policies for derivatives The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with all its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds. The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty unable to honour its contractual obligations. In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments. Contractual framework: All the Group’s derivative transactions are concluded in the contractual framework of Master Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Counterparty selection: The minimum rating at the outset is set at A1, but certain counterparties rated A2/A3 have also been authorised. The EIB has the right of early termination if the rating drops below a certain level. Collateralisation: • Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds for unsecured exposure) are collateralised by cash and bonds. • Very complex and illiquid transactions could require collateralisation over and above the current market value. • Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release. The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters. 202

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December amounts to EUR 35 205 million (2011: EUR 31 372 million) with the following composition:

Swap collateral (in EUR million)				
Moody's or equivalent rating	Bonds		Cash	Total 2012
	Government	Agency, supranational, Pfandbriefe		
Aaa	1 913	1 358	0	**3 271**
Aa1 to Aa3	8 370	185	0	**8 555**
A1 to A3	11	0	0	**11**
Baa1 to Baa3	12 145	0	0	**12 145**
Below Baa3	843	0	0	**843**
Non-Rated	0	0	10 380	**10 380**
Total 2012	**23 282**	**1 543**	**10 380**	**35 205**

Swap collateral (in EUR million)				
Moody's or equivalent rating	Bonds		Cash	Total 2011
	Government	Agency, supranational, Pfandbriefe		
Aaa	2 385	0	0	**2 385**
Aa1 to Aa3	2 224	0	0	**2 224**
A1 to A3	15 117	0	0	**15 117**
Baa1 to Baa3	6	0	0	**6**
Below Baa3	713	0	0	**713**
Non-Rated	0	0	10 927	**10 927**
Total 2011	**20 445**	**0**	**10 927**	**31 372**

S.2.5.2. Credit risk measurement for derivatives

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Net Market Exposure (NME) and Potential Future Exposure (PFE) for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The EIB computes the Net Market Exposure, which is the larger of zero and the market value or "fair value" of the portfolio of transactions within the netting set with a counterparty, less the collaterals. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2012 the Net Market Exposure stood at EUR 3 457 million (EUR 3 670 million as of 31 December 2011).

In addition, the EIB computes the Potential Future Exposure (PFE), which is the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes PFE at 90% confidence level using stressed market parameters to arrive at conservative estimations of the Potential Future Exposure. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2012 the total Potential Future Exposure (PFE) stood at EUR 16 494 million (EUR 15 565 million as of 31 December 2011).

Limits:

The limit system for banks covers two types of exposure: Net Market Exposure and Potential Future Exposure.

203

EIB Group Consolidated Financial Statements under IFRS

The Net Market Exposure is measured by the NPV of the swap portfolio minus the amount of collaterals received. It is limited by the Threshold applicable to the bank as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the Bank receives collaterals posted by the counterparty.

The Potential Future Exposure limit determines the maximum Potential Future Exposure, measured as explained above and reduced by overcollateralization, accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A1 or above:

Grouped ratings	Percentage of nominal		Net Market Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's or equivalent rating	2012	2011	2012	2011	2012	2011
Aaa	1.1%	1.2%	42	156	219	301
Aa1 to Aa3	24.6%	36.8%	1 173	1 245	4 476	9 919
A1	46.5%	35.9%	1 894	1 414	8 701	4 460
A2 to A3	22.3%	25.6%	348	841	2 863	822
Below A3	5.5%	0.5%	0	14	236	63
Total	**100.0%**	**100.0%**	**3 457**	**3 670**	**16 495**	**15 565**

The table below shows the concentration on main derivative counterparts as at 31 December 2012 and 2011:

	2012	2011
Nominal Exposure (% of Group derivative portfolio):		
– Top 3	23.4%	26.4%
– Top 10	56.9%	61.1%
– Top 25	91.6%	92.4%
Net Market Exposure:		
– Top 3	56.9%	34.3%
– Top 10	84.4%	71.5%
– Top 25	98.2%	97.5%
Potential Future Exposure:		
– Top 3	31.4%	26.8%
– Top 10	63.2%	59.7%
– Top 25	92.4%	92.1%

The following table shows the maturities of currency swaps (excluding short term currency swaps), sub-divided according to their notional amount and fair value:

Currency swaps at 31 December 2012 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2012
Notional amount	24 149	92 179	27 323	17 715	**161 366**
Fair value (i.e. net discounted value)(*)	982	5 089	3 036	3 198	**12 305**

Currency swaps at 31 December 2011 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2011
Notional amount	18 084	93 371	37 030	18 071	**166 556**
Fair value (i.e. net discounted value)(*)	717	4 120	4 615	3 433	**12 885**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 8.3 million as at 31 December 2012 (2011: EUR 282.5 million)

204

The following table shows the maturities of interest rate swaps sub-divided according to their notional amount and fair value:

Interest rate swaps at 31 December 2012 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2012
Notional amount	44 560	187 029	78 536	122 692	**432 817**
Fair value (i.e. net discounted value)(*)	317	8 916	5 634	4 110	**18 977**

Interest rate swaps at 31 December 2011 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2011
Notional amount	36 656	179 678	74 866	110 012	**401 212**
Fair value (i.e. net discounted value)(*)	321	6 951	5 257	3 937	**16 466**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -648 million as at 31 December 2012 (2011: EUR -664 million)

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter.

The Notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2012	2011	2012	2011	2012	2011
Number of transactions	**330**	337	**3**	4	**346**	339
Notional amount (in EUR million)	**8 821**	11 302	**243**	615	**21 332**	21 285
Net discounted value (in EUR million)	**1 015**	1 114	**4**	27	**142**	381

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

As at 31 December 2012, no futures contracts are outstanding (2011: notional amount of EUR 386 million with a fair value of EUR - 1million).

205

EIB Group Consolidated Financial Statements under IFRS S.2.5.3. Credit risk on guarantees and securitisations (GS) Credit risk arising from the Group’s guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statutes and the Credit Risk Policy Guidelines. The Statutes limit own-risk guarantees to approximately EUR 9.0 billion. The EUR 3.6 billion exposure at risk at the end of 2012 (2011: 3.7 billion) was well below the statutory limit of EUR 9.0 billion. The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. The exposure on guarantees granted by the Group in respect of venture capital operations amounts to EUR ‘000 40 866 as at 31 December 2012 (2011: EUR ‘000 60 524). S.3. Liquidity risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Bank’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. 206

The Bank further assures sound management of liquidity risk by maintaining a sufficient level of short term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid—in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the Balance Sheet figures. Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario. Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions. Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket. Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps. 207

EIB Group Consolidated Financial Statements under IFRS

Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2012)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	12 997	86	0	0	0	**13 083**	**14 391**
Commercial paper	7 960	5 020	0	0	0	**12 980**	**12 962**
Debts evidenced by certificates – first call date scenario	19 708	44 934	243 107	201 815	0	**509 564**	**457 224**
Others (issued guarantees, share subscription commitments etc.)	0	424	0	0	4 988	**5 412**	
Outflows for committed but un-disbursed loans, investment funds and loan substitutes	10 813	0	0	0	71 104	**81 917**	
Total	**51 478**	**50 464**	**243 107**	**201 815**	**76 092**	**622 956**	**484 577**

Maturity profile of non-derivative financial liabilities (in EUR million as at 31.12.2011)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	13 614	100	0	0	0	**13 714**	**14 756**
Commercial paper	8 717	10 674	0	0	0	**19 391**	**19 316**
Debts evidenced by certificates – first call date scenario	15 528	40 134	233 979	189 968	0	**479 609**	**410 544**
Others (issued guarantees, share subscription commitments etc.)	0	386	0	0	4 616	**5 002**	
Outflows for committed but un-disbursed loans, investment funds and loan substitutes	9 026	0	0	0	76 781	**85 807**	
Total	**46 885**	**51 294**	**233 979**	**189 968**	**81 397**	**603 523**	**444 616**

Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2012)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	1 027	3 573	10 834	3 597	**19 031**
Gross settling interest rate derivatives – inflows	10 163	21 488	101 243	48 247	**181 141**
Gross settling interest rate derivatives – outflows	-8 907	-18 581	-92 857	-43 623	**-163 968**
Foreign exchange derivatives – inflows	26 690	2 863	174	0	**29 727**
Foreign exchange derivatives – outflows	-26 724	-2 988	-176	0	**-29 888**
Total	**2 249**	**6 355**	**19 218**	**8 221**	**36 043**

Maturity profile of derivative financial liabilities (in EUR million as at 31.12.2011)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	428	3 597	9 876	5 140	**19 041**
Gross settling interest rate derivatives – inflows	13 555	13 070	104 623	57 988	**189 236**
Gross settling interest rate derivatives – outflows	-12 228	-10 660	-96 259	-51 063	**-170 210**
Foreign exchange derivatives – inflows	12 408	7 390	155	0	**19 953**
Foreign exchange derivatives – outflows	-12 037	-6 958	-161	0	**-19 156**
Total	**2 126**	**6 439**	**18 234**	**12 065**	**38 864**

208

S.4. Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. S.4.1. Market risk management Market risk for the Bank: As is the case with the “four-eyes principle” applied in lending activities via the Bank’s credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall provide an opinion with respect to all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations. Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the “Financial Risk and ALM Policy Guidelines” (FRPG). The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Market risk for the Fund: The Fund’s market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues. S.4.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. Interest rate risk management of the Group: In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position via a dedicated portfolio. The majority of the financial risk indicators and controls in use at the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. S.4.2.1. Value-at-Risk for the own funds of the Group (economic perspective) Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank’s growth. This overall objective is achieved by investing Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 — 5.5 years. Apart from the duration target for own funds, the Bank’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management Directorate quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2012, the VaR of the Group’s own funds amounted to EUR 171 million (2011: EUR 318 million). The evolution of the VaR of own funds since 2011 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Group’s positions. 209

EIB Group Consolidated Financial Statements under IFRS

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2012, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 6.02 billion (2011: EUR 5.37 billion).

Among the financial instruments in the Group's portfolio, some deals (borrowings and associated swaps) may be redeemed before they get to maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes. Uncertainty arises from the maturity of such positions indexed to Libor/Euribor as they may be called before their final maturity.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2012 and 31 December 2011, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2012 (in EUR million)	Pay currency					Total
	CZK	EUR	JPY	PLN	USD	
EUR pay notional	0	-2 707	-292	-25	-4 984	-8 008
Average maturity date		02.02.2037	08.10.2031	05.05.2026	22.10.2035	24.01.2036
Average expected maturity		16.05.2029	10.07.2028	17.05.2013	18.02.2026	11.04.2027

31.12.2011 (in EUR million)	Pay currency					Total
	CZK	EUR	JPY	PLN	USD	
EUR pay notional	-29	-3 064	-85	-22	-5 484	-8 684
Average maturity date	17.06.2013	25.11.2032	04.04.2031	05.05.2026	10.06.2035	28.05.2034
Average expected maturity	15.03.2012	02.06.2023	29.03.2028	01.01.2018	08.01.2026	21.01.2025

By risk factor involved:

31.12.2012 (in EUR million)	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR pay notional	-3 953	-3 866	-189	-8 008
Average maturity date	25.11.2033	05.05.2038	07.09.2034	24.01.2036
Average expected maturity	19.07.2027	14.11.2026	18.12.2029	11.04.2027

31.12.2011 (in EUR million)	Risk factor			Total
	FX level	IR curve level	IR curve shape	
EUR pay notional	-4 073	-3 730	-881	-8 684
Average maturity date	16.01.2034	14.06.2036	04.06.2027	28.05.2034
Average expected maturity	05.09.2028	24.02.2022	11.08.2020	21.01.2025

210

S.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the amount of net interest income that would change during the next 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2012, the earnings would increase by EUR 151.6 million (2011: EUR 115.4 million) if interest rates increased by 100 basis points and decrease by EUR 129.3 million (2011: EUR 126.2 million) if interest rates decreased by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Accounting earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon repricings of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

S.4.3. Foreign exchange risk (in EUR million)

The FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group's is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A FX hedging program was set up in 2004 in order to systematically protect the known future loan margins in USD and in GBP on a 3-year horizon.

S.4.3.1. Foreign exchange position

Net position	2012	2011
Euro (EUR)	**7**	**-4**
Pound Sterling (GBP)	-12	-13
US Dollar (USD)	-7	5
Other currencies	12	12
Subtotal except Euro	**-7**	**4**
Total foreign exchange position	**0**	**0**

211

EIB Group Consolidated Financial Statements under IFRS

S.4.3.2. Foreign exchange risk management

In compliance with its statutes, the Bank actively hedges its FX risk exposures.

The main objective of the Bank's FX risk management policy is to minimise the impact of a variation of FX rates on the income statement by keeping FX positions within the limits approved by the Management Committee.

Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to Note S.4.2.1.

S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2012, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; infrastructure funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2012 and 31 December 2011) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	Change in equity price 2012 %	Effect on Own Funds 2012 in EUR '000	Change in equity price 2011 %	Effect on Own Funds 2011 in EUR '000
Venture Capital Operations [(1)]	-10	-183 298	-10	-192 780
EBRD shares	-10	-40 050	-10	-39 272
Investment funds	-10	-50 095	-10	-40 516

(1) The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

S.5. Operational risk

The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group's operational departments.

The Bank employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Bank's senior management and to the Management Committee.

212

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities:

31 December 2012	Note	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	0	0	0	157	0	0	0	**157**
Treasury bills and debt securities portfolios	B.2	1 465	0	23 389	0	2 907	0	0	**27 761**
Loans and advances to credit institutions and customers	C/D	0	127 031	0	343 277	0	0	0	**470 308**
Shares and other variable-yield securities	B.3	0	0	0	0	3 129	0	0	**3 129**
Derivative assets held for risk management	R	55 886	0	0	0	0	0	0	**55 886**
Property, furniture and equipment	E.1	0	0	0	0	0	0	294	**294**
Investment property	E.2	0	0	0	0	0	0	3	**3**
Intangible assets	E.1	0	0	0	0	0	0	10	**10**
Other assets	G	0	0	0	9 992	0	0	212	**10 204**
Prepayments		0	0	0	0	0	0	62	**62**
		57 351	**127 031**	**23 389**	**353 426**	**6 036**	**0**	**581**	**567 814**
Amounts owed to credit institutions and customers	H	0	0	0	0	0	14 391	0	**14 391**
Debts evidenced by certificates	I	0	422 040	0	0	0	48 146	0	**470 186**
Derivative liabilities held for risk management	R	24 745	0	0	0	0	0	0	**24 745**
Other liabilities	G	0	0	0	0	0	0	979	**979**
Deferred income	F	0	0	0	0	0	0	136	**136**
Provisions	J	0	0	0	0	0	0	1 782	**1 782**
		24 745	**422 040**	**0**	**0**	**0**	**62 537**	**2 897**	**512 219**

213

EIB Group Consolidated Financial Statements under IFRS

31 December 2011	Note	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	0	0	0	427	0	0	0	**427**
Treasury bills and debt securities portfolios	B.2	1 687	0	20 106	0	3 507	0	0	**25 300**
Loans and advances to credit institutions and customers	C/D	0	104 652	0	328 622	0	0	0	**433 274**
Shares and other variable-yield securities	B.3	0	0	0	0	2 616	0	0	**2 616**
Derivative assets held for risk management	R	49 538	0	0	0	0	0	0	**49 538**
Property, furniture and equipment	E.1	0	0	0	0	0	0	306	**306**
Investment property	E.2	0	0	0	0	0	0	3	**3**
Intangible assets	E.1	0	0	0	0	0	0	10	**10**
Other assets	G	0	0	0	0	0	0	124	**124**
Prepayments		0	0	0	0	0	0	48	**48**
		51 225	**104 652**	**20 106**	**329 049**	**6 123**	**0**	**491**	**511 646**
Amounts owed to credit institutions and customers	H	0	0	0	0	0	14 756	0	**14 756**
Debts evidenced by certificates	I	0	385 025	0	0	0	44 835	0	**429 860**
Derivative liabilities held for risk management	R	19 419	0	0	0	0	0	0	**19 419**
Other liabilities	G	0	0	0	0	0	0	809	**809**
Deferred income	F	0	0	0	0	0	0	166	**166**
Provisions	J	0	0	0	0	0	0	1 632	**1 632**
		19 419	**385 025**	**0**	**0**	**0**	**59 591**	**2 607**	**466 642**

214

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value for non-financial assets and non-financial liabilities.

31 December 2012	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	0	0	0	157	0	0	0	**157**
Treasury bills and debt securities portfolios	1 465	0	22 229	0	2 907	0	0	**26 601**
Loans and advances to credit institutions and customers	0	127 031	0	346 779	0	0	0	**473 810**
Shares and other variable-yield securities	0	0	0	0	3 129	0	0	**3 129**
Derivative assets held for risk management	55 886	0	0	0	0	0	0	**55 886**
Property, furniture and equipment	0	0	0	0	0	0	294	**294**
Investment property	0	0	0	0	0	0	3	**3**
Intangible assets	0	0	0	0	0	0	10	**10**
Other assets	0	0	0	9 992	0	0	212	**10 204**
Prepayments	0	0	0	0	0	0	62	**62**
	57 351	**127 031**	**22 229**	**356 928**	**6 036**	**0**	**581**	**570 156**
Amounts owed to credit institutions and customers	0	0	0	0	0	14 391	0	**14 391**
Debts evidenced by certificates	0	422 040	0	0	0	47 597	0	**469 637**
Derivative liabilities held for risk management	24 745	0	0	0	0	0	0	**24 745**
Other liabilities	0	0	0	0	0	0	979	**979**
Deferred income	0	0	0	0	0	0	136	**136**
Provisions	0	0	0	0	0	0	1 782	**1 782**
	24 745	**422 040**	**0**	**0**	**0**	**61 988**	**2 897**	**511 670**

215

EIB Group Consolidated Financial Statements under IFRS

31 December 2011	Trading	Designated at fair value through P/L	Held-to-maturity	Loans and receivables	Available-for-sale	Financial liabilities measured at amortised cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	0	0	0	427	0	0	0	**427**
Treasury bills and debt securities portfolios	1 687	0	18 407	0	3 507	0	0	**23 601**
Loans and advances to credit institutions and customers	0	104 652	0	324 397	0	0	0	**429 049**
Shares and other variable-yield securities	0	0	0	0	2 616	0	0	**2 616**
Derivative assets held for risk management	49 538	0	0	0	0	0	0	**49 538**
Property, furniture and equipment	0	0	0	0	0	0	306	**306**
Investment property	0	0	0	0	0	0	3	**3**
Intangible assets	0	0	0	0	0	0	10	**10**
Other assets	0	0	0	0	0	0	124	**124**
Prepayments	0	0	0	0	0	0	48	**48**
	51 225	**104 652**	**18 407**	**324 824**	**6 123**	**0**	**491**	**505 722**
Amounts owed to credit institutions and customers	0	0	0	0	0	14 756	0	**14 756**
Debts evidenced by certificates	0	385 025	0	0	0	45 708	0	**430 733**
Derivative liabilities held for risk management	19 419	0	0	0	0	0	0	**19 419**
Other liabilities	0	0	0	0	0	0	817	**817**
Deferred income	0	0	0	0	0	0	166	**166**
Provisions	0	0	0	0	0	0	1 632	**1 632**
	19 419	**385 025**	**0**	**0**	**0**	**60 464**	**2 615**	**467 523**

216

Note U – Segment reporting (in EUR million)

The segment information disclosed in this note has been prepared in accordance with the "management approach" applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions.

The EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The Management Committee as the Group's chief operating decision maker reviews internal management reports on the performance of the Bank's long term finance activity on at least a quarterly basis.

The second EIB Group operating segment, the financial support of SME's carried out by the European Investment Fund through venture capital investments and the provision of guarantees does not meet any of the quantitative thresholds for determining a reportable segment in 2012 or 2011.

Information about reportable segment	Long term lending finance activity	
	2012	2011
External revenues:		
Net interest income	2 717	2 720
Net income from shares	30	24
Net fee and commission income	233	213
Result on financial operations	-1 981	1 495
Other operating expenses	0	-50
Other operating income	10	9
Total segment revenue	**1 009**	**4 411**
Other material non-cash items:		
Impairment losses on loans and shares	-178	-159
	-178	**-159**
Reportable segment profit	**264**	**3 752**
Reportable segment assets	**566 485**	**510 474**
Reportable segment liabilities	**511 528**	**466 057**

Reconciliation of reportable segment revenues, profit and loss and assets and liabilities	2012	2011
Revenues:		
Total revenues for reportable segment	1 009	4 411
Other revenues	84	99
Consolidated revenue	**1 093**	**4 510**
Profit or loss:		
Total profit for reportable segment	264	3 752
Other profit or loss	15	-9
Consolidated profit	**279**	**3 743**
Assets:		
Total assets for reportable segment	566 485	510 474
Other assets	1 329	1 172
Consolidated total assets	**567 814**	**511 646**
Liabilities:		
Total liabilities for reportable segment	511 528	466 057
Other liabilities	691	585
Consolidated total liabilities	**512 219**	**466 642**

217

EIB Group Consolidated Financial Statements under IFRS

Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR '000)

The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at 31 December 2012 and 2011, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR'000):

		31.12.2012		31.12.2011
Commitments				
- EBRD capital uncalled (Note B.3)		712 630		442 500
- Undisbursed loans (Note D.1)				
• credit institutions	19 786 999		20 022 455	
• customers	62 129 484		65 784 468	
		81 916 483		**85 806 923**
- Undisbursed venture capital operations (Note B.3)		**2 087 888**		**1 955 898**
- Undisbursed investment funds		**539 385**		**547 148**
Contingent liabilities and guarantees				
- In respect of loans granted by third parties		**3 633 454**		**3 683 408**
- In respect of venture capital operations		**40 866**		**60 524**
Assets held on behalf of third parties (*)				
- NER300	2 270 706		2 078 869	
- Investment Facility - Cotonou	2 132 527		1 825 259	
- Guarantee Fund	2 021 325		1 756 205	
- JESSICA (Contribution and Holding Funds)	1 758 775		1 549 100	
- FP7 Guarantee Fund	1 432 835		1 149 231	
- RSFF	1 070 588		789 554	
- Special Section	781 550		943 954	
- JEREMIE	708 656		827 908	
- EU-Africa Infrastructure Trust Fund	503 242		294 630	
- GF Greece	300 000		0	
- ENPI	168 489		161 228	
- LGTT	163 275		154 831	
- RSI	131 481		0	
- SMEG 2007	124 104		107 605	
- ECHA	121 614		148 616	
- GIF 2007	102 621		97 726	
- AECID	100 155		100 002	
- SME Guarantee Facility	59 604		59 954	
- NIF Trust Fund	55 301		55 019	
- GAGF	50 067		31 400	
- PBI	50 000		0	
- HIPC	39 878		59 722	
- FEMIP Trust Fund	29 868		30 395	
- MAP guarantee	24 940		33 139	

218

		31.12.2012		31.12.2011
- MAP Equity	20 591		32 777	
- G43 Trust Fund	15 895		16 202	
- EPMF	10 508		9 155	
- EPTA Trust Fund	9 086		7 348	
- European Technology Facility	5 224		8 165	
- GEEREF	4 120		1 569	
- JASPERS	3 221		1 637	
- Bundesministerium für Wirtschaft und Technologie	2 528		2 635	
- GEEREF Technical Support Facility	1 923		2 484	
- TTP	1 605		1 687	
- EPPA	706		1 468	
- LfA-EIF Facility	519		166	
- EPEC	415		0	
- MDD	6		0	
- GGF	5		5	
		14 277 953		12 339 645

Nominal value of interest-rate swap and deferred rate-setting contracts (Notes Q, S)	**432 817 455**	**401 211 736**
Nominal value of currency swap contracts receivable (Notes Q, S)	**190 231 826**	**185 661 830**
Nominal value of currency swap contracts payable (Notes Q, S)	**183 578 841**	**174 707 592**
Forward rate agreements (Note Q)	**4 946 600**	**6 606 400**
Value of put option granted to EIF minority shareholders (Note A.4.22)	**424 376**	**385 841**
Currency forwards (Notes Q, S)	**363 762**	**321 547**
Swaps launched but not yet settled	**16 475**	**60 394**
Special deposits for service of borrowings (*)	**16 311**	**29 685**
Securities lending (Note B.2)	**0**	**778 872**
Future contracts (Notes Q, S)	**0**	**386 190**

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

V.1. Investment Facility – Cotonou

The Investment Facility, which is managed by the EIB, has been established within the framework of the Cotonou Agreement on cooperation and development of the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility.

V.2. Guarantee Fund

The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission ('EC') entrusted financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994. The EIB prepares separate financial statements for the Guarantee Fund.

V.3. JESSICA (Contribution and Holding Funds)

JESSICA (The Joint European Support for Sustainable Investment in City Area) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank.

Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming

219

EIB Group Consolidated Financial Statements under IFRS part of an integrated plan for sustainable urban development. These investments are delivered to projects via Urban Development Funds or if required Holding Funds (JESSICA Holding Funds). JESSICA Holding Funds are used in the context of the JESSICA initiative. As Manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. V.4. FP7 Guarantee Fund The 7th Framework Programme (‘FP7’) is designed to support research, technological development and demonstration projects all over Europe. The rules and principles for the management of the FP7 are laid out in the Agreement between the EC on behalf of the European Atomic Energy Community and the EIB. The EC entrusted financial management of the FP7 Guarantee Fund to the EIB under an agreement signed between the two parties in December 2007. The EIB prepares separate financial statements for FP7 Guarantee Fund. V.5. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and Turkey mandates. V.6. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. V.7. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established within the framework of the Co-operation Agreement, entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims at fostering investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate financial statements for the RSFF. V.8. EU-Africa Infrastructure Trust Fund (the ‘Trust Fund’) The Trust Fund has been created within the framework of the Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager, also open to Member States of the European Union which subsequently accede to this agreement as Donors. On 9 February 2006, the EC and the EIB Group signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the Trust Fund. V.9. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through the ENPI. The EIB prepares separate financial statements for ENPI. V.10. Loan Guarantee Instrument for Ten-T Projects (‘LGTT’) The LGTT has been established within the framework of the Co-operation Agreement, entered into force on 11 January 2008 between the EC on behalf of the European Union and the EIB. The LGTT aims at facilitating a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. V.11. ECHA On 1 April 2011 the EIB entered into an asset management agreement with the European Chemicals Agency (ECHA). Under this agreement the EIB manages the investment portfolio of ECHA in accordance with the pre-agreed Asset Management Guidelines. V.12. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. V.13. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to 220 acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. V.14. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. V.15. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. V.16. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnection between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and at supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. V.17. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. V.18. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. V.19. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. V.20. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2011, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. V.21. European Progress Microfinance Facility (‘EPMF’) The EPMF aims to increase access to finance for individuals who have difficulties entering the labour market and to promote the start-up and growth of microenterprises with a particular view to providing jobs for the unemployed or the disadvantaged. V.22. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. V.23. EPTA Trust Fund EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for EPTA Trust Fund. V.24. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.25. GEEREF (Fund and Technical Support Facility) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable 221

EIB Group Consolidated Financial Statements under IFRS energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. V.26. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. V.27. JASPERS JASPERS (The Joint Assistance to Support Projects in European Regions) is a major joint policy initiative of the EIB, EC (Regional Policy Directorate-General - DG Regio) and the European Bank for Reconstruction and Development. It provides advice to the 12 Central and Eastern EU Member States and Croatia during project preparation to help improve the quality of the major projects to be submitted for grant financing under the Structural and Cohesion Funds. V.28. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. V.29. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.30. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. V.31. AEICD This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities for micro and small/medium enterprises as well as engaging in the wider development of the private sector in the region. V.32. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. V.33. EPEC The European PPP Expertise Centre (‘EPEC’) is a joint initiative of the EIB, the EC and European Union Member States and Candidate Countries. EPEC’s mission is to strengthen the ability of the public sector to engage in Public Private Partnership (PPP) transactions. The EIB prepares separate financial statements for EPEC. V.34. Project Bond Initiative (‘PBI’) A Cooperation Agreement between the EC and the EIB in respect of the Project Bond Instrument: Pilot Phase was signed in November 2012. The PBI is designed to stimulate capital market financing for infrastructure delivered under ‘project finance’ structures, including Public Private Partnerships (PPPs). The initiative will seek to enhance the credit rating of bonds issued by project companies to a rating level that is attractive for investors and to lower the project’s overall financing costs. V.35. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The EIB prepares separate financial statements for NER300. V.36. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2012 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. 222

Statement of Special Section [1]

as at 31 December 2012 and 2011 (in EUR'000)

Amounts disbursed and to be disbursed	31.12.2012	31.12.2011
Turkey		
From resources of Member States		
Disbursed loans outstanding	6 492	7 811
Total [2]	**6 492**	**7 811**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	95 312	106 260
Risk capital operations		
- amounts to be disbursed	58 828	64 926
- amounts disbursed	123 912	151 260
	182 740	**216 186**
Total [3]	**278 052**	**322 446**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
• Yaoundé Conventions		
Loans disbursed	4 555	5 797
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total [4]	**4 974**	**6 216**
• Lomé Conventions		
Operations from risk capital resources:		
- amounts to be disbursed	16 117	16 218
- amounts disbursed	475 915	591 263
	492 032	**607 481**
Total [5]	**492 032**	**607 481**
Total	**781 550**	**943 954**

Funds received and to be received	31.12.2012	31.12.2011
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	219 224	257 520
- Yaoundé Conventions	4 974	6 216
- Lomé Conventions	475 915	591 263
	700 113	854 999
Under mandate from Member States	6 492	7 811
Total funds under trust management	**706 605**	**862 810**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	58 828	64 926
On operations from risk capital resources under the Lomé Conventions	16 117	16 218
Total funds to be disbursed	**74 945**	**81 144**
Total	**781 550**	**943 954**

223

EIB Group Consolidated Financial Statements under IFRS

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December: 2012: EUR '000 417 129 (2011: EUR '000 472 103)

b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December: 2012: EUR '000 85 017 (2011: EUR '000 90 991)

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405 899
add:	exchange adjustments		20 412
less:	cancellations	215	
	repayments	419 604	
			-419 819
			6 492

Note (3): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840 457 (*)
less:	exchange adjustments	48 508	
	cancellations	119 859	
	repayments	394 038	
			-562 405
			278 052

(*) Change in initial amount relates to ENPI (Note V.9) which is no longer reported as part of Special Section.

224

Note (4): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union: Loans on special conditions 139 483 Contributions to the formation of risk capital 2 503 Initial amount: 141 986 add: capitalised interests 1 178 exchange adjustments 9 831 11 009 less: cancellations 3 310 repayments 144 711 —148 021 4 974 Note (5): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3 116 097 Equity participations 121 002 Initial amount: 3 237 099 add: capitalised interests 9 548 less: cancellations 684 845 repayments 2 011 777 exchange adjustments 57 993 —2 754 615 492 032 Loans from other resources: Initial amount: 16 500 add: exchange adjustments 58 less: cancellations 8 414 repayments 8 144 —16 558 0 492 032 225

EIB Group Consolidated Financial Statements under IFRS Note W — Capital and Reserves W.1. Share capital and share premium The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group’s capital. The subscribed capital of the Bank amounts to EUR 242 392 989 000 (31 December 2011: EUR 232 392 989 000) and the uncalled capital to EUR 220 773 340 000 as of 31 December 2012. As a result of the decision by the Member States, the subscribed and called capital of the Group increased by EUR 10 billion on 31 December 2012. The Member States are due to pay in their respective shares of this EUR 10 billion capital increase over no more than three instalments, with 91.6% of the capital increase due no later than 31 March 2013 and the remainder in two equal instalments no later than 31 March 2014 and 31 March 2015 respectively. The amount of EUR ‘000 9 992 427 shown in the balance sheet under the caption Subscribed capital called but not paid represents the amount receivable from the Member States in respect of their share of the capital increase New Member States or Member States that increase their share in the Bank’s subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank’s capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank’s capital, which is normally based on the national GDP figures officially published by Eurostat. Voting powers in the Bank’s Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank’s statute, applied jointly or exclusively depending on the specific voting procedure. Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State is not foreseen by the legal provisions currently in force. W.2. Capital management Even though the Group is not subject to formal supervision, it has generally voluntarily submitted to major EU banking regulations and adopted market “best practice”. In particular, this applies to the banking regulation (“Basel II”), issued in 2004 by the Basel Committee on Banking Supervision, approved by the EU and the Member States in 2006, and applied in Internal Rating Based EU financial institutions since 1 January 2008 (2006/48/EC as of 14 June 2006). The implementation of the “Advanced Internal Ratings Based Approach (Advanced IRB)” for credit risk and Advanced Measurement Approach (‘AMA’) for operational risk has been done under the technical assistance of the Commission de Surveillance du Secteur Financier (‘CSSF’). In addition to the monitoring of Basel II minimum capital requirements, stress tests assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group. As at 31 December 2012, the Group’s capital adequacy ratio stood at 21.8% (21.7% at the end of 2011), compared to the Basel II minimum capital adequacy level of 8%. The stability of the ratio is explained by the positive impact of the increase of the consolidated Basel II own funds (adjusted for unrealised results accounted for under the fair value option after the application of Basel II prudential filters) which offset the negative impact resulting from the increase of risk-weighted assets. As at 31 December 2012 and based on the statutory financial statements, the Bank’s capital adequacy ratio stood at 23.1% (24.9% at the end of 2011). 226

Note X — Conversion rates The following conversion rates were used for establishing the balance sheets at 31 December 2012 and 2011: 31.12.2012 31.12.2011 Non-euro currencies of EU member states Bulgarian leva (BGN) 1.9558 1.9558 Czech koruna (CZK) 25.151 25.787 Danish kroner (DKK) 7.4610 7.4342 Pound sterling (GBP) 0.8161 0.8353 Hungarian forint (HUF) 292.30 314.58 Polish zloty (PLN) 4.0740 4.4580 Romanian lei (RON) 4.4445 4.3233 Swedish kronor (SEK) 8.5820 8.9120 Non-EU currencies Australian dollar (AUD) 1.2712 1.2723 Canadian dollar (CAD) 1.3137 1.3215 Swiss franc (CHF) 1.2072 1.2156 Egyptian pound (EGP) 8.4007 7.8058 Hong Kong dollar (HKD) 10.226 10.051 Iceland Krona (ISK) 236.35 257.30 Japanese yen (JPY) 113.61 100.20 Kenyan shilling (KES) 113.68 109.53 Moroccan dirham (MAD) 11.112 11.107 Mexican peso (MXN) 17.185 18.051 Norwegian krone (NOK) 7.3483 7.7540 New Zealand dollar (NZD) 1.6045 1.6737 Russian ruble (RUB) 40.330 41.765 Serbia dinars (RSD) 112.300 106.920 Tunisia dinars (TND) 2.0472 1.9364 Turkish lira (TRY) 2.3551 2.4432 Taiwan dollars (TWD) 38.399 39.203 Ukraine Hryvnia (UAH) 10.631 10.351 United States dollar (USD) 1.3194 1.2939 Franc CFA (XOF) 655.96 655.96 South African rand (ZAR) 11.173 10.483 227

EIB Group Consolidated Financial Statements under IFRS

Note Y – Related party transactions – Key Management Personnel

The Group has identified members of the Board of Directors, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table:

(in EUR '000)	2012	2011
Short-term benefits(1)	7 248	8 332
Post employment benefits(2)	613	545
Termination benefits	504	504
	8 365	**9 381**

(1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2) Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2012 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2012	31.12.2011
Pension plans and health insurance (Note J)	-34 692	-31 964
Other liabilities (Note G)	-9 443	-7 012
Other assets (Note G)	0	6

Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2012.

228

Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2012 and the consolidated statements of income and comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2012, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 14 March 2013 KPMG Luxembourg S.à r.l. Cabinet de révision agréé [ILLEGIBLE] E. Dollé KPMG Luxembourg S.à r.l. 9, Allée Scheffer L-2520 Luxembourg Société à responsabilité limitée R.C.S. Luxembourg B 149133 Capital € 12 502 229

EIB Group Consolidated Financial Statements under IFRS Statement by the Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the International Financial Reporting Standards as adopted by the EU (IFRS) The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, • noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2012 is unqualified, • convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller; • the Directors General of Risk Management and Transaction Monitoring and Restructuring. • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the consolidated financial statements for the financial year ended 31 December 2012 as drawn up by the Board of Directors at its meeting on 14 March 2013, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statements of income and comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement, and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2012 in respect of its assets and liabilities, and of its consolidated financial performance and its consolidated cash flows for the year then ended, in accordance with IFRS. Luxembourg, 14 March 2013 The Audit Committee [ILLEGIBLE] [ILLEGIBLE] [ILLEGIBLE] J. RODRIGUES DE JESUS D. NOUY M. MATEJ [ILLEGIBLE] [ILLEGIBLE] [ILLEGIBLE] M. ÜÜRIKE B. JAKOBSEN J.N. SCHAUS 230